Exhibit 10.1

EXECUTION VERSION

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 21, 2006

among

SABINE PASS LNG, L.P.,

as the Borrower

SOCIÉTÉ GÉNÉRALE,

as the Agent

HSBC BANK USA, NATIONAL ASSOCIATION,

as the Collateral Agent

MIZUHO CORPORATE BANK, LTD, LLOYDS TSB BANK PLC and ING CAPITAL LLC,

as Co-Documentation Agents

BAYERISCHE LANDESBANK, THE BANK OF NOVA SCOTIA, LANDESBANK BADEN-WÜRTTEMBERG, THE GOVERNOR & COMPANY OF THE BANK OF IRELAND, NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH and LANDESBANK HESSEN-THÜRINGEN,

as Senior Managing Agents

and

LENDERS PARTY TO THIS AGREEMENT

FROM TIME TO TIME

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

- i -	AMENDED AND RESTATED CREDIT AGREEMENT

6.03	Conditions Precedent to all Loans	53
6.04	Final Funding Date	57

ARTICLE VII REPRESENTATIONS AND WARRANTIES		58
7.01	Existence	58
7.02	Financial Condition	58
7.03	Action	58
7.04	No Breach	59
7.05	Government Approvals; Government Rules	59
7.06	Proceedings	60
7.07	Environmental Matters	60
7.08	Taxes	61
7.09	Tax Status	62
7.10	ERISA; ERISA Event	62
7.11	Nature of Business	62
7.12	Security Documents	62
7.13	Subsidiaries	62
7.14	Status	62
7.15	Material Project Documents; Licenses	63
7.16	Margin Stock	64
7.17	Disclosure	64
7.18	Insurance	64
7.19	Indebtedness; Investments	65
7.20	No Material Adverse Effect	65
7.21	Absence of Default	65
7.22	Ownership	65
7.23	Property	65
7.24	No Force Majeure	65
7.25	Ranking	65
7.26	Labor Matters	65
7.27	Operating Arrangements	65

ARTICLE VIII COVENANTS		66
8.01	Reporting Requirements	66
8.02	Maintenance of Existence, Etc.	67
8.03	Compliance with Government Rules, Etc.	68
8.04	Environmental Compliance	68
8.05	Insurance; Events of Loss	69
8.06	Proceedings	70
8.07	Taxes	71
8.08	Books and Records; Inspection Rights	71
8.09	Use of Proceeds	71
8.10	Maintenance of Lien	71
8.11	Prohibition of Fundamental Changes	72
8.12	Restricted Payments	72
8.13	Liens	73
8.14	Investments	74

- ii -	AMENDED AND RESTATED CREDIT AGREEMENT

8.15	Hedging Arrangements	74
8.16	Indebtedness	74
8.17	Nature of Business	75
8.18	Project Construction; Maintenance of Properties	76
8.19	Construction Reports	76
8.20	EPC and Construction Contracts	78
8.21	Project Documents, Etc.	80
8.22	Operating Budgets	82
8.23	Operating Statements and Reports	82
8.24	Transactions with Affiliates	83
8.25	Other Documents and Information	83
8.26	Debt Service Coverage Ratio	84
8.27	Cooperation	84
8.28	Auditors	84
8.29	Accounts	84
8.30	Guarantees	84
8.31	Events of Abandonment	84
8.32	GAAP	84
8.33	Terminal Use Agreements	84
8.34	Updated Surveys and Title Policies	85
8.35	Certificate of Occupancy	85
8.36	Lien Waivers	85

ARTICLE IX EVENTS OF DEFAULT		86
9.01	Events of Default; Remedies	86

ARTICLE X THE AGENT		89
10.01	Appointment, Powers and Immunities	89
10.02	Reliance by Agent	89
10.03	Defaults	90
10.04	Rights as a Lender	90
10.05	Indemnification	90
10.06	Non-Reliance on Agent, Collateral Agent and Other Lenders	91
10.07	Failure to Act	91
10.08	Resignation or Removal of Agent	91
10.09	Consents under Transaction Documents	92
10.10	Appointment of Collateral Agent	92

ARTICLE XI MISCELLANEOUS		92
11.01	Waiver	92
11.02	Notices	93
11.03	Expenses; Etc.	93
11.04	Amendments, Etc.	94
11.05	Successors and Assigns	95
11.06	Assignments and Participations	95
11.07	Marshalling; Recapture	97
11.08	Treatment of Certain Information; Confidentiality	98

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11.09	Limitation of Liability	99
11.10	Survival	99
11.11	Captions	100
11.12	Counterparts; Integration; Effectiveness	100
11.13	Reinstatement	100
11.14	Severability	100
11.15	Remedies	100
11.16	NO THIRD PARTY BENEFICIARIES	101
11.17	SPECIAL EXCULPATION	101
11.18	GOVERNING LAW; SUBMISSION TO JURISDICTION	101
11.19	WAIVER OF JURY TRIAL	102

- iv -	AMENDED AND RESTATED CREDIT AGREEMENT

APPENDICES, SCHEDULES AND EXHIBITS

APPENDIX A	–	Lender Commitments
APPENDIX B	–	Amortization Schedule
APPENDIX C	–	Wire Transfer Details of Agent
APPENDIX D	–	Project Documents with Affiliates
APPENDIX E	–	Lease Agreements
APPENDIX F	–	Phase 1 Construction Budget and Schedule and Phase 2 Construction Budget and Schedule

SCHEDULE 1.01	–	Phase 2 Project Costs incurred by Cheniere LNG, Inc.
SCHEDULE 6.01(i)	–	UCC Filing Jurisdictions
SCHEDULE 7.05(a)	–	Government Approvals – Effective Date
SCHEDULE 7.05(b)	–	Government Approvals – Post Effective Date
SCHEDULE 7.07	–	Environmental Matters
SCHEDULE 8.05	–	Insurance Requirements
SCHEDULE 8.15(a)	–	Permitted Swap Agreements

EXHIBIT A	–	Form of Notice of Borrowing
EXHIBIT B-1	–	Form of Borrowing Certificate
EXHIBIT B-2	–	Form of Final Borrowing Certificate
EXHIBIT C-1	–	Form of Initial Phase 2 Loan Independent Engineer’s Certificate
EXHIBIT C-2	–	Form of Independent Engineer’s Certificate (Each Borrowing)
EXHIBIT C-3	–	Form of Final Funding Independent Engineer’s Certificate
EXHIBIT C-4	–	Form of Completion Independent Engineer’s Certificate
EXHIBIT D	–	Form of Pending Disbursements Clause
EXHIBIT E	–	Form of Pledge Agreement
EXHIBIT F	–	Terms of Subordination
EXHIBIT G-1	–	Form of Phase 1 Construction Report
EXHIBIT G-2	–	Form of Phase 2 Construction Report
EXHIBIT H-1	–	Form of Matter Assignment and Acceptance Agreement
EXHIBIT H-2	–	Form of Assignment and Acceptance
EXHIBIT I	–	Form of Confidentiality Agreement
EXHIBIT J	–	Form of Security Agreement
EXHIBIT K	–	Form of Collateral Agency Agreement
EXHIBIT L	–	Form of Consent and Agreement
EXHIBIT M	–	Phase 1 Change Order (Section 8.20(a)(i)(D))
EXHIBIT N	–	Intentionally Omitted
EXHIBIT O	–	Form of Opinion of Counsel to the Phase 2 Construction Contractors
EXHIBIT P	–	Form of Opinion of Special Regulatory Counsel to the Borrower

- v -	AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 21, 2006, is made among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders that is a signatory to this Agreement identified as a “Lender” on the signature pages to this Agreement or that, pursuant to Section 11.06(b) of this Agreement, shall become a “Lender” under this Agreement (individually, a “Lender” and, collectively, the “Lenders”), Société Générale, as administrative agent for the Lenders (in such capacity, together with all successors and assigns in such capacity, the “Agent”), and HSBC Bank USA, National Association, as collateral agent for the Lenders (in such capacity, together with all successors and assigns in such capacity, the “Collateral Agent”).

The Borrower, the Agent, the Collateral Agent and the Lenders referred to therein are parties to a credit agreement dated as of February 25, 2005 (as amended, supplemented, amended and restated or otherwise modified and in effect immediately prior to the satisfaction (or waiver) of the conditions precedent set forth in Section 6.01, the “Original Credit Agreement”).

Pursuant to the Original Credit Agreement, the Borrower appointed (a) HSBC Securities (USA), Inc. and Société Générale to act as Lead Arrangers (each, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (b) HSBC Securities (USA) Inc. as Syndication Agent, and the Lenders have appointed (i) Société Générale as Agent and (ii) HSBC Bank USA, National Association, as Collateral Agent.

The Lenders party to the Original Credit Agreement made available to the Borrower a facility in an aggregate principal amount of $822,000,000 for the purpose of financing certain costs of developing, constructing and operating a LNG receiving terminal in Cameron Parish, Louisiana featuring a regasification design capacity of 2.6 billion cubic feet per day, two docks, three storage tanks with an aggregate capacity of 480,000 cubic meters and all other facilities and activities incidental thereto.

The construction of such facilities is ongoing. The Closing Date under the Original Credit Agreement occurred on February 25, 2005 and the Funding Date under the Original Credit Agreement occurred on January 25, 2006. The Lenders party to the Original Credit Agreement have to date made loans in an aggregate principal amount of $149,000,000 to the Borrower and have an aggregate unused commitment of $673,000,000 remaining outstanding thereunder.

The Borrower intends to expand the facilities described above to an increased design capacity aggregating, together with the original facilities, 4.0 billion cubic feet per day, with two additional storage tanks providing an aggregate capacity of 320,000 cubic meters and all other facilities and activities incidental thereto.

In connection therewith the Borrower has requested that the Lenders make loans available to it for the purpose of financing certain costs of developing, constructing and operating the original facilities and the expansion facilities described above in an aggregate principal amount, together with those amounts outstanding under the Original Credit Agreement, of up to $1,500,000,000.

AMENDED AND RESTATED CREDIT AGREEMENT

The Lenders are prepared to make such loans and the Lenders and the Borrower wish to amend certain terms of the Original Credit Agreement and the loans outstanding thereunder and, for convenience of reference, to amend and restate in their entirety, in this Agreement, the continuing terms (as amended hereby) of the Original Credit Agreement, it being understood by the Borrower and the Lenders that the loans outstanding under the Original Credit Agreement will not be terminated but will be continued on the terms set forth herein and the Original Credit Agreement will not be terminated but will be replaced and superseded in its entirety by the provisions of this Agreement.

ARTICLE I

DEFINITIONS AND INTERPRETIVE MATTERS

1.01 Certain Defined Terms. In addition to the terms defined in the preamble above, and unless otherwise specified in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to such terms below. Capitalized terms and other terms used in this Agreement shall be interpreted in accordance with Sections 1.02 and 1.03, as applicable.

“Acceptable Bank” shall mean any bank or trust company which is organized under the laws of, or is a foreign bank that is licensed to do business in, the United States or any state thereof which has capital, surplus and undivided profits of at least $500,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P and “A3” or better by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness).

“Additional Project Document” shall mean any Material Project Document or Other Project Document entered into by the Borrower, or by an agent on behalf of the Borrower, subsequent to the Effective Date.

“Administrative Fee” shall have the meaning assigned to such term in Section 2.04(b).

“Advance Date” shall have the meaning assigned to such term in Section 4.06.

“Affected Property” shall mean the Property of the Borrower lost, destroyed, damaged or otherwise taken as a result of any Event of Loss.

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Agent, the Collateral Agent or any Lender.

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“Agency Fee Letter” shall mean that certain letter agreement dated February 25, 2005, entered into between the Borrower and the Agent with respect to, among other matters, certain fees payable by the Borrower.

“Agent” shall have the meaning assigned to such term in the preamble.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Anchor Tenant” shall mean Total LNG USA, Inc., Chevron U.S.A. Inc. and any replacement for Total LNG USA, Inc. or Chevron U.S.A. Inc. as permitted pursuant to the terms hereof.

“Ancillary Documents” shall mean, with respect to each Additional Project Document: (a) each security agreement or instrument, if any, necessary to grant to the Collateral Agent a perfected Lien in such Additional Project Document with the priority contemplated by the Security Documents (b) an opinion of counsel to each Person party to such Additional Project Document with respect to the due authorization, execution and delivery of such document and its validity and enforceability against such Person and such other matters as the Agent may reasonably request, (c) a Consent and Agreement from each Person party to such Additional Project Document and any other Person guaranteeing or otherwise supporting such Project Party’s obligations, (d) evidence of the authorization of the Borrower to execute, deliver and perform such Additional Project Document and (e) evidence that all Government Approvals then necessary for the execution, delivery and performance of such Additional Project Document have been duly obtained, were validly issued and are in full force and effect, in the case of Ancillary Documents with respect to a Material Project Document, all in form and substance reasonably satisfactory to the Majority Lenders and, in the case of Ancillary Documents with respect to an Other Project Document, all in form and substance reasonably satisfactory to the Agent.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Loan on Appendix A or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office for its Loans; provided, that any Lender may from time to time change its “Applicable Lending Office” for each Loan by delivering notice of such change to the Agent and the Borrower.

“Applicable Margin” shall mean:

(a) for the period from (and including) the Effective Date until the day immediately prior to the Availability End Date, 1.125% per annum;

(b) for the period from (and including) the Availability End Date to the date immediately prior to the third anniversary thereof, 0.875% per annum; and

(c) for the period from and including the third anniversary of the Availability End Date until the Final Maturity Date, 1.125% per annum.

- 3 -	AMENDED AND RESTATED CREDIT AGREEMENT

“Approved Transferee” shall mean any Person who is not (and is not an Affiliate of a Person who is) (a) currently engaged in material litigation with the Borrower or any Pledgor, (b) in default under any material indebtedness owing to any Pledgor or the Borrower or (c) identified by the Office of Foreign Assets Control of the U.S. Department of the Treasury as subject to sanctions imposed by the U.S. Government on the basis that such Person, its Affiliates or the government of its or any of its Affiliates’ home jurisdiction has engaged in or supports terrorism or other international criminal activity; provided, that no Approved Transferee individually or in aggregate with all other Approved Transferees shall own more than 50% of the Borrower.

“Assumption Agreement” shall mean the agreement for the assumption and adoption by the Pledgors, the Operator, the Borrower and other Affiliates of the Borrower of certain obligations under the Settlement Agreement.

“Authorized Officer” shall mean: (a) with respect to any Person that is a corporation or partnership, the chairman, president, vice president or treasurer of such Person, (b) with respect to any Person that is a partnership, the chairman, president, vice president or treasurer of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the manager, the managing member or the chairman, president, vice-president or treasurer of such Person.

“Availability End Date” shall mean the earlier to occur of (a) date which is one calendar month following the Term Conversion Date and (b) April 1, 2009.

“Bankruptcy” shall mean, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree), (b) an involuntary case or other proceeding shall be commenced against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days, (c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree

- 4 -	AMENDED AND RESTATED CREDIT AGREEMENT

shall remain undischarged, unvacated or unstayed for 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive), (d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due, (e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors, (f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing or (g) an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

“Bankruptcy Code” shall mean the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Base Case Forecast” shall mean the financial projections dated the Effective Date relating to the Development from the Original Closing Date until the Final Maturity Date prepared by the Borrower in form and substance reasonably acceptable to the Lenders, together with a certificate of the Borrower executed by an Authorized Officer of the Borrower to the effect that (a) such projections were made in good faith and (b) the assumptions on the basis of which such projections were made were (when made) reasonable and consistent with the Phase 1 Construction Budget and Schedule, the Phase 2 Construction Budget and Schedule and the Transaction Documents (other than the Non-Material Project Documents).

“Bechtel Construction Consent” shall mean the Consent and Agreement between Bechtel Corporation, the Borrower and the Collateral Agent with respect to the Bechtel Construction Contract provided pursuant to Section 6.02(a).

“Bechtel Construction Contract” shall mean the agreement for engineering, construction, procurement and management of construction services for Phase 2 by and between the Borrower and Bechtel Corporation dated on or about July 21, 2006.

“Bechtel Construction Payment Subaccount” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Bechtel / Sabine Account Agreement” shall mean an agreement between the Borrower, Bechtel Corporation and the Collateral Agent with respect to the Bechtel Construction Payment Subaccount and the ability of Bechtel to make withdrawals of funds therefrom, in form and substance satisfactory to the Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower’s Knowledge” shall mean the earlier of actual knowledge or receipt of notice by an Authorized Officer of the Borrower or an Authorized Officer of an Affiliate of the Borrower with respect to a matter relating to a part of the Borrower’s business for which such Authorized Officer is responsible for the management or day-to-day operations.

- 5 -	AMENDED AND RESTATED CREDIT AGREEMENT

“Borrowing Certificate” shall mean a borrowing certificate and related attachments and certifications, substantially in the form of Exhibit B-1 to this Agreement, executed by an Authorized Officer of the Borrower requesting a Loan and otherwise duly completed.

“Business Day” shall mean any day on which commercial banks are not authorized or required to be closed in New York, New York, and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capacity Reservation Fees” shall have the meaning assigned to such term in the Omnibus Agreements.

“Capital Expenditures” shall mean, for any period, capital expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) computed in accordance with GAAP (other than Project Costs or expenditures paid out of casualty insurance proceeds).

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).

“Cash Flow Available for Debt Service” shall mean, for any applicable period, the amount of all Project Revenues received during such period but excluding (a) net amounts received under Permitted Swap Agreements, Net Available Amounts, proceeds of Permitted Indebtedness, contributions to capital and other extraordinary revenue items and (b) dispositions outside the ordinary course of business minus the amount of all Operation and Maintenance Expenses (exclusive, in each case, of all non-cash items).

“Change in Law” shall mean, with respect to any Lender (or its Applicable Lending Office), the occurrence after the date of the execution and delivery of this Agreement of the following events: (a) the adoption of any applicable Government Rule, (b) any change in any applicable Government Rule (including Regulation D) or in the interpretation or administration of any Government Rule (including Regulation D) by any Government Authority charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of Lenders including such Lender of or under any Government Rule or in the interpretation or administration of any Government Rule (including Regulation D) (whether or not having the force of law and whether or not failure to comply with would be unlawful, but with respect to which similarly situated banks generally comply) by any Government Authority charged with its interpretation or administration.

- 6 -	AMENDED AND RESTATED CREDIT AGREEMENT

“Cheniere LNG Marketing, Inc. Terminal Use Agreement” means the LNG Terminal Use Agreement between Cheniere LNG Marketing, Inc. and Sabine Pass LNG, L.P. dated March 31, 2006.

“Chevron Consent” shall mean the Consent and Agreement among Chevron U.S.A. Inc., the Borrower and the Collateral Agent with respect to the Chevron TUA.

“Chevron TUA” shall mean the Terminal Use Agreement dated as of November 8, 2004 between Chevron U.S.A. Inc. and the Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean: (a) the “Collateral” as defined in the Security Agreement and the Pledge Agreements and (b) all other collateral of whatsoever nature purported to be subject to the Lien of any Security Document.

“Collateral Accounts” shall mean the Phase 1 Construction Account, the Phase 2 Construction Account (including the Phase 1 Construction Payment Subaccount, the Phase 1 Punchlist Retention Subaccount, the Bechtel Construction Payment Subaccount, the Phase 2 Construction Payment Subaccount and the Phase 2 Punchlist Retention Subaccount), the Debt Service Reserve Account, the Debt Service Accrual Account, the Insurance Proceeds Account, the Operating Account, the Income Tax Reserve Account, the Distribution Account and the Revenue Account, as each such term is defined in the Collateral Agency Agreement.

“Collateral Agency Agreement” shall mean the Amended and Restated Collateral Agency Agreement among the Collateral Agent, the Securities Intermediary, the Agent and the Borrower substantially in the form of Exhibit K to this Agreement.

“Collateral Agency Fee” shall have the meaning assigned to such term in Section 2.04(b).

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Agent Fee Letter” shall mean that certain letter agreement dated on or about July 21, 2006, entered into between the Borrower and the Collateral Agent with respect to, among other matters, certain fees payable to the Collateral Agent.

“Commitment” shall mean, at any time for any Lender, the amount set forth next to such Lender’s name on Appendix A to this Agreement under the headings “Commitment of Phase 1 Allocation” and “Commitment of Phase 2 Allocation”, as applicable (as the same may be adjusted from time to time pursuant to Section 2.03 or as a consequence of an assignment in accordance with Section 11.06(b)). On the Effective Date, the aggregate unused amount of the Commitments of the Lenders shall not exceed $1,351,000,000.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.04(a).

- 7 -	AMENDED AND RESTATED CREDIT AGREEMENT

“Confirmation” shall mean the confirmation of the Operator, Manager, Borrower, Sabine Pass LNG – LP, LLC, the Collateral Agent and the Agent dated July 21, 2006.

“Consent and Agreement” shall mean (a) each TUA Consent, (b) the Phase 1 EPC Consent, (c) the Phase 2 Construction Consents, (d) each other Consent and Agreement among a Material Project Party (other than each counterparty to a Lease Agreement), the Borrower and the Collateral Agent substantially in the form attached to this Agreement as Exhibit L (as applicable) (or such other form as is reasonably acceptable to the Agent and the Borrower) and (e) the Estoppel Certificates.

“Construction Account” shall have the meaning given such term in the Collateral Agency Agreement.

“Construction Report” shall mean a Phase 1 Construction Report or a Phase 2 Construction Report, as the case may be.

“Contest” shall mean, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (a) adequate reserves have been established with respect to such Subject Claim in accordance with GAAP, (b) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company, (c) neither the Agent nor any Lender could reasonably be expected to be exposed to any risk of criminal liability or civil liability as a result of such contest and (d) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to have a Material Adverse Effect. The term “Contest” used as a verb shall have a correlative meaning.

“Contingency” shall mean the Dollar amount identified as “Contingency” in the Phase 1 Construction Budget and Schedule or Phase 2 Construction Budget and Schedule, as applicable, to be used to fund payment of Project Costs reasonably and necessarily incurred by the Borrower that are not line items, or are in excess of the line item amounts (except as contingency line items), in the Phase 1 Construction Budget and Schedule or Phase 2 Construction Budget and Schedule, as applicable.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

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“Debt Service” shall mean, for any period, the sum, computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of scheduled payments of principal of Permitted Indebtedness for such period (other than prepayments of Loans payable during such period pursuant to Section 3.04 and, for the avoidance of doubt, any payments of Subordinated Indebtedness) plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period plus (c) all commitment fees payable in accordance with Section 2.04(a), all fees payable in accordance with the Fee Letters during such period and all other commitment fees, agency fees, trustee fees or other fees, costs or expenses payable in connection with the Indebtedness referred to in clause (a) above during such period plus (d) all amounts, if any, due and payable to the applicable Lenders in respect of settlement or termination payments under Permitted Swap Agreements.

“Debt Service Accrual Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Debt Service Coverage Ratio” shall mean, as at each Quarterly Date, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount of Debt Service with respect to the Permitted Indebtedness referred to in Section 8.16(a) and (b) payable for the preceding 12-month period; provided, that (a) for each calendar quarter prior to the first anniversary of the Term Conversion Date, the Debt Service Coverage Ratio shall be calculated using the quarterly financial statements available as of such calculation date and (b) the Debt Service Coverage Ratio shall not be calculated for the first calendar quarter following the Term Conversion Date.

“Debt Service Reserve Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Default” shall mean an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

“Designee Lender” shall have the meaning assigned to such term in Section 11.06(c).

“Development” shall mean the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the sale of Services or other products or by-products of the Project. “Develop” and “Developed” shall have the correlative meanings.

“Distribution Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Dollars” and “$” shall mean lawful money of the United States.

“Easement Properties” shall mean the licenses, tenements, hereditaments, easements and rights of way, as further described in the Mortgage.

“Effective Date” shall have the meaning assigned to such term in Section 6.01.

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“Emergency Capex” shall mean any Capital Expenditures that (a) are required as a result of an emergency that poses a material threat to the health, safety or the environment and (b) do not exceed in aggregate $5,000,000 for any given year.

“Environmental Claim” shall mean any claim or demand (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term “Environmental Claim” shall include any claim by any person or Government Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Law” shall mean all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time relating to the regulation or protection of the environment, health and safety, natural resources or to emissions, discharges, Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, Use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Contribution Amount” shall mean $236,715,027.17.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any

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Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” shall mean an escrow account established pursuant to Section 18.4 of the Phase 1 EPC Contract.

“Estoppel Certificate” shall mean each certificate of a counterparty to a Lease Agreement (other than the counterparty to the Lease Agreement referred to in paragraph 3 of Appendix E) delivered pursuant to Section 13.4 of such Lease Agreement.

“Event of Default” shall have the meaning assigned to such term in Section 9.01.

“Event of Loss” shall mean any loss of, destruction of or physical damage to any Property of the Borrower and shall include an Event of Taking.

“Event of Taking” shall mean any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Project.

“Excluded Taxes” shall mean, with respect to the Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply (other than as a result of a Change in Law after the date hereof) with Section 5.04(e) or Section 5.05(b), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for

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such day shall be the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, the Agency Fee Letter and each other fee letter between the Borrower, each of the Lead Arrangers and the Collateral Agent.

“FERC” shall mean the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

“Final Borrowing Certificate” shall mean the Final Borrowing Certificate and related attachments and certifications substantially in the form of Exhibit B-2 to this Agreement, executed by an Authorized Officer of the Borrower requesting a final Loan pursuant to Section 6.04 and otherwise duly completed.

“Final Funding Date” shall mean the date on which all of the conditions set forth in Section 6.04 shall have been satisfied (or waived by the Lenders).

“Final Maturity Date” shall mean July 1, 2015; provided, that if such date is not a Business Day, the Final Maturity Date shall be the next preceding Business Day.

“Financing Documents” shall mean (a) this Agreement, (b) the Fee Letters, (c) each of the Security Documents, (d) the Permitted Swap Agreements and (e) each Consent and Agreement.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Gas” shall mean any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a basis consistent with those principles set forth in Section 1.02(a).

“Government Approval” shall mean (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority, in each case relating to the Development except to the extent routine or ministerial in nature or not otherwise material to the Development or the Borrower’s compliance with any Government Rule or obtaining or maintaining any Government Approval.

“Government Authority” shall mean any federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

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“Government Rule” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, including all common law, whether now or hereafter in effect.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Substantial Completion Date” shall have the meaning assigned to such term in the Phase 1 EPC Contract (a) without giving effect to any Phase 1 Change Order that affects such date, except any such Phase 1 Change Order which has been approved by the Agent and the Majority Lenders or (b) after giving effect to an agreement in principle between the Borrower and the Phase 1 EPC Contractor to extend the Guaranteed Substantial Completion Date as a result of a force majeure event (as defined in the Phase 1 EPC Contract), but only until such time as a Phase 1 Change Order with respect to such agreed extension has been approved or rejected by the Majority Lenders pursuant to Section 8.20; provided, that such Phase 1 Change Order is presented to the Lenders for approval within three months of the Borrower’s receipt from the Phase 1 EPC Contractor of a written request for such extension.

“Hazardous Material” shall mean: (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs), (b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability or standards of conduct are imposed under any Environmental Law.

“Hedging Agreement” shall mean any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, interest rate option (other than this Agreement), interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements.

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“Impairment” shall mean, with respect to any Transaction Document (other than a Non-Material Project Document) or Government Approval, (a) the rescission, early termination, cancellation, repeal or invalidity thereof, (b) the suspension or injunction thereof or (c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation (other than, in the case of a Transaction Document (other than a Non-Material Project Document), any such amendment, modification or supplementation effected in accordance with Section 8.21 and, in the case of a Government Approval, any such amendment, modification or supplementation effected in accordance with Section 8.03(b)) of such Transaction Document or Government Approval in whole or in part. The verb “Impair” shall have a correlative meaning.

“Income Tax Reserve Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Indebtedness” shall mean, for any Person, without duplication, (a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations of such Person in respect of any Hedging Agreement and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnification Agreement” shall mean an indemnification agreement substantially in the form of Exhibit A to the Assumption Agreement.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03.

“Independent Engineer” shall mean Stone & Webster Management Consultants, Inc. or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Agent may engage on behalf of the Lenders to act as Independent Engineer for the purposes of this Agreement.

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“Initial Phase 2 Funding Date” shall mean the first date on which all of the conditions set forth in Sections 6.01, Section 6.02 and Section 6.03 shall have been satisfied (or waived by the Lenders) and a Phase 2 Loan made.

“Insurance Advisor” shall mean Aon Risk Services Inc. or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Agent may engage on behalf of the Lenders to act as Insurance Advisor for the purposes of this Agreement.

“Insurance Proceeds Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Interest Expense” shall mean, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of Permitted Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) (other than, for the avoidance of doubt, any payments of Subordinated Indebtedness) plus (b) the net amounts payable (or minus the net amounts receivable) under Permitted Swap Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, (a) prior to the Final Funding Date, with respect to any Loan, each period commencing on the date such Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first calendar month thereafter and (b) following the Final Funding Date, with respect to any Loan, each period commencing on the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the sixth calendar month thereafter, or if any such day is not a Business Day, the next preceding Business Day.

Notwithstanding the foregoing paragraph: (a) no Interest Period may commence before and end after the Final Maturity Date, any Principal Payment Date or any Semi-Annual Date, (b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day) and (c) notwithstanding clause (a) above, no Interest Period shall have a duration of less than one month and, if the Interest Period would otherwise be a shorter period, such Loan shall not be available under this Agreement.

“Interest Rate Protection Agreement” shall mean, for any Person, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

“International LNG Terminal Standards” shall mean to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over the Borrower, (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) and (iii) any

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other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business) and (c) the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person.

“J&S Cheniere Terminal Use Agreement” shall mean the terminal use or similar agreement to be entered into pursuant to the Option Agreement dated December 23, 2003 between Cheniere LNG Inc. and J&S Cheniere S.A.

“Lead Arrangers” shall have the meaning assigned to such term in the preamble.

“Lease Agreement” shall mean the agreements between the Borrower and any landowner listed on Appendix E granting a lease or an option to lease real property situated in Cameron Parish, Louisiana in connection with the Project.

“Lender” and “Lenders” shall have the meanings assigned to such terms in the preamble.

“LIBO Rate” shall mean, with respect to any Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two Business Days (or, in the case of the initial Loan hereunder, 1 Business Day) prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, security interest or encumbrance of any kind in respect of such Property of such Person. For purposes of this Agreement and the other Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“LNG” shall mean Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Vessel” shall mean an ocean-going vessel suitable for transporting LNG.

“Loan” or “Loans” shall mean the loans provided for by Section 2.01.

“Loss Proceeds” shall mean insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and business interruption insurance and other payments for interruption of operations) with respect to any Event of Loss.

“Majority Lenders” shall mean, subject to the last paragraph of Section 11.04, Lenders holding over 50% of the aggregate outstanding Commitments or, if the Commitments have terminated, Lenders holding over 50% of the aggregate unpaid principal amount of the Loans.

“Management Services Agreement” shall mean the agreement dated February 25, 2005 between the Borrower and the Manager for the management and administration of the Borrower.

“Manager” shall mean Sabine Pass LNG – GP, Inc., a Delaware corporation.

“Margin Stock” shall mean margin stock within the meaning of Regulation U and Regulation X.

“Master Assignment and Acceptance Agreement” shall mean a master assignment and acceptance agreement among the assignors and assignees listed on the signature pages thereto (being the lenders party to the Original Credit Agreement and the Lenders party hereto), the Collateral Agent, the Agent and the Borrower, substantially in the form of Exhibit H-1.

“Material Adverse Effect” shall mean any act, event or condition which has a material adverse effect on one or more of the following: (a) the business or financial condition of the Borrower or the ability of the Borrower to perform its payment obligations under any Financing Document, (b) the ability of any Project Party to comply with its material obligations under any Material Project Document to which it is a party or (c) the enforceability of any Financing Document or Material Project Document or the rights or remedies of the Lenders thereunder.

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“Material Project Documents” shall mean (a) each TUA signed with an Anchor Tenant (together with each guarantee thereof), (b) the Phase 1 EPC Contract, (c) each Phase 2 Construction Contract, (d) the O&M Agreement, (e) each Omnibus Agreement, (f) the Lease Agreements, (g) the Partnership Agreement, (h) the Management Services Agreement, (i) the Indemnification Agreement, (j) the Tank Contractor Guarantee and (k) any replacement of (or guarantee or credit support related to) any of the foregoing.

“Material Project Parties” shall mean each Pledgor, the Operator, each other party to a Material Project Document (other than the Borrower) and each Person party to a credit support instrument provided in connection with any Material Project Document.

“Mechanics’ Liens” shall mean carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, construction or other like statutory Liens.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the multiple indebtedness mortgage, assignment of leases and rents, and security agreement dated February 23, 2005 granted by the Borrower for the benefit of the Collateral Agent as amended by the “First Amendment to Multiple Indebtedness Mortgage, Assignment of Leases and Rents, and Security Agreement”, dated January 19, 2006.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negotiation Period” shall have the meaning assigned to such term in Section 5.01(b)(i).

“Net Available Amount” shall mean the aggregate amount of Loss Proceeds received by the Borrower in respect of an Event of Loss net of reasonable expenses incurred by the Borrower in connection with the collection of such Loss Proceeds.

“Net Worth” shall mean, as to any Person, as of any date of determination, the sum of (a) the consolidated common and preferred stockholders’ equity of such Person and its consolidated Subsidiaries, plus (b) the cumulative amount by which the stockholders’ equity of such Person shall have been reduced by reason of non-cash write downs of long-term assets from December 31, 2005, plus (c) those items included as “preferred interests of consolidated subsidiaries” (or analogous line item) as listed on the consolidated balance sheet of such Person as of the date of the annual financial statement issued prior to the date of determination used for this definition and regardless of any change after December 31, 2005 in accounting treatment thereof, plus (d) those items included as “minority interests of consolidated subsidiaries” (or analogous line item) as listed on the consolidated balance sheet of such Person as of the date of the annual financial statement issued prior to the date of determination used for this definition and regardless of any change after December 31, 2005 in accounting treatment thereof, and minus (e) accumulated other comprehensive income (loss) (or analogous line item).

“NGA” shall mean the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq.

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“Non-Material Project Documents” shall mean each contract or agreement other than Material Project Documents and Other Project Documents to which the Borrower is a party, including contracts or agreements for legal, accounting, engineering, environmental consulting or other professional services in connection with the Development (other than to the extent such are Material Project Documents, Other Project Documents or contracts or agreements in substitution of any Material Project Document or Other Project Documents) in accordance with the Phase 1 Construction Budget and Schedule or the Phase 2 Construction Budget and Schedule, as applicable, or the then current Operating Budget, as the case may be.

“Nonrecourse Persons” shall have the meaning assigned to that term in Section 11.09.

“Notice of Borrowing” shall mean the notice of borrowing referred to in Section 4.05.

“O&M Agreement” shall mean the agreement dated February 25, 2005 between the Borrower and the Operator for the operation and maintenance of the Project.

“Omnibus Agreement” shall mean (a) the Omnibus Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Borrower and (b) the Omnibus Agreement dated as of November 8, 2004 between the Borrower and Chevron U.S.A. Inc.

“Operating Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Operating Budget” shall mean a budget, prepared and certified by the Borrower, in accordance with Section 8.22, of Operation and Maintenance Expenses expected to be incurred by the Borrower during the relevant fiscal year to which such budget applies.

“Operation and Maintenance Expenses” shall mean, for any period, the sum, computed without duplication, of the following: (a) general and administrative expenses including expense reimbursement payable to the Manager pursuant to Section 6.7 of the Partnership Agreement and for ordinary course fees and costs of the Manager pursuant to the Management Services Agreement plus (b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement plus (c) insurance costs payable during such period plus (d) applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period plus (e) franchise taxes payable by the Borrower during such period plus (f) property taxes payable by the Borrower during such period plus (g) any other direct taxes (if any) payable by the Borrower during such period plus (h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (j) any fees and expenses of the Secured Parties during such period not included in Debt Service plus (k) all other cash expenses payable by the Borrower in the ordinary course of business. Operation and Maintenance Expenses shall exclude, to the extent included above: (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period,

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(iii) depreciation for such period, (iv) any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any Restoration during such period. Notwithstanding the foregoing, for the purpose of calculating the Debt Service Coverage Ratio, Operation and Maintenance Expenses shall not include the actual cash expenditures for items (c), (e), (f) and (g) above, but shall instead include the appropriate accrual for such items.

“Operator” shall mean Cheniere LNG O&M Services, L.P., a Delaware limited partnership, or any replacement thereof in accordance with the terms of this Agreement.

“Original Closing Date” shall mean February 25, 2005, the date on which all conditions precedent to the execution of the Original Credit Agreement were satisfied (or waived by the Lenders).

“Original Credit Agreement” shall have the meaning assigned to such term in the preamble.

“Original Funding Date” shall mean January 25, 2006, the date on which all of the conditions set forth in Section 6.02 of the Original Credit Agreement were satisfied (or waived by the Lenders).

“Other Project Documents” shall mean: (a) the J&S Cheniere Terminal Use Agreement, (b) the Assumption Agreement, (c) each other contract or agreement entered into by the Borrower related to the Development (other than the Material Project Documents) which has, or as a result of any amendment to a Non-Material Document would have, a term of more than five years (with respect to any contract that involves payments to or by the Borrower in excess of $5,000,000) or involves payments to or by the Borrower of amounts in excess of $50,000,000 (including any related guarantee or credit support agreement or instrument), (d) the Cheniere LNG Marketing, Inc. Terminal Use Agreement and (e) each contract entered into by the Borrower with an Affiliate of the Borrower pursuant Section 8.24(d).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document.

“Participant” shall have the meaning assigned to such term in Section 11.06(c).

“Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of Sabine Pass, LNG L.P., effective as of February 25, 2005.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L.107-56, signed into law October 26, 2001.

“Payor” shall have the meaning assigned to such term in Section 4.06.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor trustee.

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“Permitted Capital Expenditures” shall mean Capital Expenditures that (a) are Emergency Capex, (b) are incurred prior to the Final Maturity Date and are less than $7,500,000 in any given fiscal year or $25,000,000 in the aggregate or (c) are otherwise used for the Project and, with respect to clause (c), (i) are funded entirely by equity or Permitted Indebtedness, (ii) are funded entirely from the Distribution Account as set forth in Section 4.07(b) of the Collateral Agency Agreement or (iii) are funded by insurance proceeds each as expressly permitted herein and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant.

“Permitted Indebtedness” shall mean the Indebtedness permitted under Section 8.16.

“Permitted Investments” shall mean (a) marketable direct obligations of the United States of America, (b) marketable obligations directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposits with the Collateral Agent, and time deposits, certificates of deposit and banker’s acceptances issued by an Acceptable Bank, (d) commercial paper or tax-exempt obligations given the highest rating by S&P and Moody’s, (e) obligations of the Collateral Agent meeting the requirements of clause (c) above or any other bank meeting the requirements of clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b); provided, that such repurchase obligations shall be fully secured by obligations of the type described in said clauses (a) and (b) above, and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, the Collateral Agent or such other bank, (f) a money market fund or a qualified investment fund (including any such fund for which the Collateral Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P and Moody’s and (g) eurodollar certificates of deposit issued by the Collateral Agent meeting the requirements of clause (c) above or any other bank meeting the requirements of clause (c) above. In no event shall any cash be invested in any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures more than 90 days after the date of investment, unless the Collateral Agent or a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase hereunder. With respect to any rating requirement set forth above, if the relevant issuer is rated by either S&P or Moody’s, but not both, then only the rating of such rating agency shall be utilized for the purpose of this definition.

“Permitted Liens” shall mean the Liens permitted under Section 8.13.

“Permitted Swap Agreement” shall mean any Interest Rate Protection Agreement between the Borrower and any Lender that is an Acceptable Bank entered into in accordance with the terms of Section 8.15; provided, that such Interest Rate Protection Agreement shall not rank greater than pari passu with this Agreement.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

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“Phase 1” shall mean the LNG receiving terminal in Cameron Parish, Louisiana, featuring a regasification design capacity of approximately 2.6 billion cubic feet per day, two docks and three storage tanks with an aggregate capacity of approximately 480,000 cubic meters and all other facilities and activities incidental to the foregoing, to be constructed and owned by the Borrower but excluding the Pipeline or any other pipeline outside the Site.

“Phase 1 Allocation” shall mean the total amount of the Commitment available for Phase 1 Loans, which amount shall be $961,900,000.

“Phase 1 Change Order” shall have the meaning assigned to the term “Change Order” in the Phase 1 EPC Contract.

“Phase 1 Commercial Start Date” shall have the meaning assigned to the term “Commercial Start Date” in the Total TUA.

“Phase 1 Construction Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Phase 1 Construction Budget and Schedule” shall mean (a) a budget as set forth in Appendix F setting forth, on a monthly basis, the timing and amount of all projected payments of Phase 1 Project Costs from the Original Closing Date through the projected date of Phase 1 Final Completion and (b) a schedule setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Development of Phase 1 through the projected date of Phase 1 Final Completion, which budget and schedule (i)(A) shall be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Effective Date, (B) shall be consistent with the requirements of the Transaction Documents with respect to Phase 1 (other than the Non-Material Project Documents) and (C) shall be in form and substance acceptable to the Lenders and (ii) may be modified from time to time in conformance with the Phase 1 EPC Contract and the other Transaction Documents with respect to Phase 1 (other than the Non-Material Project Documents) that are permitted hereunder.

“Phase 1 Construction Report” shall mean a “Construction Report”, substantially in the form of Exhibit G-1 to this Agreement, certified by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 8.19.

“Phase 2 Construction Report” shall mean a “Construction Report”, substantially in the form Exhibit G-2 to this Agreement, certified by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 8.19.

“Phase 1 EPC Consent” shall mean the Acknowledgement and Consent Agreement between the Phase 1 EPC Contractor, the Borrower and the Collateral Agent dated as of February 25, 2005.

“Phase 1 EPC Contract” shall mean the lump sum turnkey agreement for the engineering, procurement and construction of Phase 1 by and between the Borrower and the Phase 1 EPC Contractor dated as of December 18, 2004.

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“Phase 1 EPC Contractor” shall mean Bechtel Corporation, in its capacity as contractor under the Phase 1 EPC Contract.

“Phase 1 Event of Abandonment” shall mean (a) a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer the construction, completion or operation of Phase 1 for any reason, (b) Suspension or abandonment for more than 120 days of the Development of Phase 1 or (c) the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the construction, completion or operation of Phase 1 for any reason; provided, however, that any suspension or delays in construction, completion or operation of Phase 1 caused by a force majeure event shall not constitute an “Event of Abandonment” so long as the Borrower is diligently attempting to restart the construction, operation or completion of Phase 1.

“Phase 1 Final Completion” shall have the meaning assigned to the term “Final Completion” in the Phase 1 EPC Contract.

“Phase 1 Loan” shall mean the portion of any Loan made with respect to Phase 1 (or as otherwise permitted herein) from the Phase 1 Allocation, (which, together with any Phase 2 Loan made on the same date, shall be a “Loan”).

“Phase 1 Project Costs” shall mean all costs, fees, taxes and expenses incurred by the Borrower to complete Phase 1 as contemplated by (and consistent with) the Transaction Documents with respect to Phase 1 (including the Phase 1 Construction Budget and Schedule) and Government Approvals.

“Phase 1 Substantial Completion” shall have the meaning assigned to the term “Substantial Completion” in the Phase 1 EPC Contract.

“Phase 1 Substantial Completion Date” shall mean the date on which Phase 1 Substantial Completion has occurred in accordance with the Phase 1 EPC Contract; provided, that the Independent Engineer shall have confirmed that the conditions thereto have been satisfied.

“Phase 2” shall mean the expansion of the LNG receiving terminal in Cameron Parish, Louisiana, featuring an increased design capacity aggregating, together with Phase 1, 4.0 billion cubic feet per day, two additional storage tanks with an aggregate capacity of approximately 320,000 cubic meters and all other facilities and activities incidental to the foregoing, to be constructed and owned by the Borrower but excluding the Pipeline or any other pipeline outside the Site.

“Phase 2 Allocation” shall mean the total amount of the Commitment available for Phase 2 Loans, which amount shall be $538,100,000.

“Phase 2 Change Order” shall have the meaning assigned to the term “Change Order” in any Phase 2 Construction Contract or any substantially equivalent concept to a change order howsoever defined in any Phase 2 Construction Contract.

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“Phase 2 Completion” shall have the meaning given to the term “Final Acceptance” in the Bechtel Construction Contract.

“Phase 2 Construction Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Phase 2 Construction Budget and Schedule” shall mean (a) a budget as set forth in Appendix F setting forth, on a monthly basis, the timing and amount of all projected payments of Phase 2 Project Costs from the Effective Date through the projected date of Phase 2 Completion and (b) a schedule setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Development of Phase 2 through the projected date of Phase 2 Completion, which budget and schedule (i)(A) shall be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Effective Date, (B) shall be consistent with the requirements of the Transaction Documents with respect to Phase 2 (other than the Non-Material Project Documents) and (C) shall be in form and substance acceptable to the Lenders and (ii) may be modified from time to time in conformance with the Phase 2 Construction Contracts and the other Transaction Documents with respect to Phase 2 that are permitted hereunder.

“Phase 2 Construction Consents” shall mean the Bechtel Construction Consent, the Tank Construction Consent and the Soil Contract Consent.

“Phase 2 Construction Contractor” shall mean each of the Phase 2 EPCM Contractor, the Tank Contractor and the Soil Contractor.

“Phase 2 Construction Contracts” shall mean, collectively, the Bechtel Construction Contract, the Tank Construction Contract and the Soil Contract.

“Phase 2 EPCM Contractor” shall mean Bechtel Corporation, in its capacity as contractor under the Bechtel Construction Contract.

“Phase 2 Event of Abandonment” shall mean: (a) a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer the construction or completion of Phase 2 for any reason, (b) following the Term Conversion Date, the cessation or abandonment of activities related to the construction or completion (prior to Phase 2 Completion) or maintenance of Phase 2 for more than 120 consecutive days or (c) the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the construction, completion or maintenance of Phase 2 for any reason; provided, however, that any suspension or delays in construction, completion or maintenance of Phase 2 caused by a force majeure event shall not constitute an “Event of Abandonment” so long as the Borrower is diligently attempting to restart the construction, completion or maintenance of Phase 2.

“Phase 2 Loan” shall mean the portion of any Loan made with respect to Phase 2 (or as otherwise permitted herein) from the Phase 2 Allocation (which, together with any Phase 1 Loan made on the same date, shall be a “Loan”).

“Phase 2 Project Costs” shall mean all costs, fees, taxes and expenses incurred by (i) the Borrower to complete Phase 2 as contemplated by (and consistent with) the Transaction

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Documents with respect to Phase 2 (including the Phase 2 Construction Budget and Schedule) and Government Approvals, and (ii) Cheniere LNG, Inc. or an Affiliate thereof, as set forth on Schedule 1.01.

“Pipeline” shall mean the 16-mile long, 42-inch diameter pipeline from the Project to Johnson Bayou, Louisiana authorized by FERC pursuant to Section 7(c) of the NGA or any extension or replacement thereof or any other pipeline on the Site requiring authorization from FERC pursuant to Section 7(c) of the NGA.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreements executed by any Person holding any direct equity interest in the Borrower.

“Pledgor” shall mean, at any time, any Person holding any direct equity interest in the Borrower who has entered into a Pledge Agreement.

“Post-Default Rate” shall mean 2% above the interest rate otherwise applicable to a Loan in accordance with this Agreement.

“Principal Payment Dates” shall mean (a) the earlier of (i) the date which is the six month anniversary of the Term Conversion Date and (ii) October 1, 2009, and each six month anniversary thereafter, or, if any such date is not a Business Day, the next preceding Business Day and (b) the Final Maturity Date.

“Project” shall mean, collectively, Phase 1 and Phase 2.

“Project Costs” shall mean collectively, the Phase 1 Project Costs and the Phase 2 Project Costs.

“Project Documents” shall mean each Material Project Document, Other Project Document and Non-Material Project Document.

“Project Party” shall mean each Person from time to time party to a Project Document.

“Project Revenues” shall mean, for any period, all cash revenues (without duplication) received by the Borrower during such period from: (a) the sale of Services and other services during such period, (b) all interest earned with respect to such period on Permitted Investments held in the Collateral Accounts, (c) amounts received by the Borrower from Project Parties or other Persons constituting the refund of deposits during such period, (d) the proceeds of any delay in start-up or business interruption insurance and other payments received for interruption of operations or damage to the Project during such period (other than Loss Proceeds)

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and (e) all other income or revenue, however earned or received, by the Borrower during such period including any tax refunds or liquidated damages.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” shall mean, at a particular time, any of the practices, methods, standards and procedures that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards.

“Quarterly Date” shall mean the last day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement; provided, that if any such day is not a Business Day, then such Quarterly Date shall be the immediately preceding Business Day.

“Ready for Cool Down” shall have the meaning assigned to such term in the Phase 1 EPC Contract.

“Ready for Performance Testing” shall have the meaning assigned to such term in the Phase 1 EPC Contract.

“Regulation D”, “Regulation U” and “Regulation X” shall mean, respectively, Regulation D, Regulation U and Regulation X of the Board.

“Release” shall mean, with respect to any Hazardous Material, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Required Debt Service Reserve Amount” shall mean as of any date on and after the Term Conversion Date, an amount projected by the Agent equal to the amount necessary to pay the forecasted Debt Service in respect of Secured Obligations from the immediately preceding (or if the date of calculation is a Principal Payment Date, such) Principal Payment Date (or the Term Conversion Date, if there has not yet been a Principal Payment Date) through (and including) the next Principal Payment Date (assuming that no Default will occur during such period taking into account, with respect to interest, the amount of Interest Expense that would accrue on the aggregate principal amount of the Loans for the next six months.

“Required Payment” shall have the meaning assigned to such term in Section 4.06.

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“Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

“Restricted Payment” shall mean (a) all distributions by the Borrower (in cash, Property of the Borrower or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any partnership interest in the Borrower (other than any distribution to the Pledgors of any Capacity Reservation Fee received by the Borrower pursuant to an Omnibus Agreement after the Original Funding Date) and (b) all payments (in cash, Property of the Borrower or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to a Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof (including any Subordinated Indebtedness incurred to fund the Equity Contribution Amount). For the avoidance of doubt, payments to the Manager pursuant to Section 6.7 of the Partnership Agreement and for fees and costs pursuant to the Management Services Agreement, payments to the Operator pursuant to the O&M Agreement and income tax distributions paid in accordance with Sections 4.02(c) and 4.06 of the Collateral Agency Agreement are not Restricted Payments. Notwithstanding the foregoing, any payment made by the Borrower pursuant to the Settlement Agreement shall constitute a Restricted Payment, except to the extent that the funds utilized to effect any such payment shall have been provided by Cheniere Energy, Inc.

“Restricted Payment Date” shall have the meaning assigned to such term in Section 8.12.

“Revenue Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Second Amendment to Lease” shall mean the Second Amendment to Lease dated July 18, 2006 by and between Crain Lands, L.L.C. as lessor and the Borrower as lessee.

“Second Amendment to Mortgage” shall mean the amendment to the Mortgage dated July 21, 2006.

“Secured Obligations” shall mean, as at any date, the sum, computed without duplication, of the following: (a) the aggregate outstanding principal amount of the Loans plus all accrued interest on such amount plus (b) all other amounts from time to time payable by the Borrower under the Financing Documents plus accrued interest on such amounts plus (c) all amounts payable by the Borrower to any Lender in connection with any Permitted Swap Agreement plus (d) any and all obligations of the Borrower to the Agent, the Collateral Agent or any other Secured Party for the performance of its agreements, covenants or undertakings under or in respect of any Financing Document.

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“Secured Parties” shall mean the Agent, the Collateral Agent and each of the Lenders (as a “Lender” hereunder and, if applicable, as a provider of any Permitted Swap Agreement).

“Securities Intermediary” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Security Agreement” shall mean the Security Agreement dated as of February 25, 2005 between the Borrower and the Collateral Agent.

“Security Documents” shall mean (a) the Security Agreement, (b) the Collateral Agency Agreement, (c) each Pledge Agreement, (d) the Mortgage and (e) any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Secured Obligations between any Person and the Collateral Agent on behalf of the Secured Parties and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Semi-Annual Dates” shall mean (a) prior to the Term Conversion Date, the date which is six months following the Original Closing Date and the earlier of each six-month anniversary thereof and the Effective Date, and, following the Effective Date, the date which is six months following the Effective Date and each six-month anniversary thereof and (b) following the Term Conversion Date, each Principal Payment Date; provided, that if any such day is not a Business Day, then such Semi-Annual Date shall be the immediately preceding Business Day.

“Services” shall mean (a) the berthing of LNG Vessels at the Project, (b) the unloading and receipt of LNG from LNG Vessels, (c) storage of inventory of the Anchor Tenants or other customers, (d) the regasification of the LNG held in storage, (e) the transportation and delivery of the regasified LNG to the point of delivery as specified by the Anchor Tenant or other customers, as applicable or (f) other activities directly related to the performance by the Borrower of the foregoing.

“Settlement Agreement” shall mean the Settlement and Purchase Agreement dated as of June 14, 2001 among Cheniere Energy, Inc., Cheniere FLNG, L.P., Crest Energy L.L.C., Crest Investment Company and Freeport LNG Terminal LLC, as modified by the letter agreement dated February 27, 2003.

“Site” shall mean the Easement Properties and any leasehold interests described in the Mortgage.

“Soil Contract” shall mean the Engineer, Procure and Construct LNG soil contract by and between Remedial Construction Services, L.P. and the Borrower dated on or about July 21, 2006.

“Soil Contract Consent” shall mean the Consent and Agreement between Remedial Construction Services, L.P., the Borrower and the Collateral Agent with respect to the Soil Contract provided pursuant to Section 6.02(a).

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“Soil Contractor” shall mean Remedial Construction Services, L.P., in its capacity as soil contractor under the Soil Contract.

“Subject Lender” shall have the meaning assigned to such term in Section 11.06(c).

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower to any Person permitted by clause (e) of Section 8.16 which is subordinated to the Secured Obligations pursuant to an instrument in writing satisfactory in form and substance to the Majority Lenders or containing subordination provisions substantially in the form of Exhibit F.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Basis” shall have the meaning assigned to such term in Section 5.01(i).

“Supermajority Lenders” shall mean Lenders holding over 66 2/3% of the aggregate outstanding Commitments or, if the Commitments have terminated, Lenders holding over 66 2/3% of the aggregate unpaid principal amount of the Loans.

“Survey” shall mean an as-built survey of the Site which survey shall:

(a) be a current “as-built” metes and bounds survey of the Site, including Easement Properties that benefit such Site;

(b) be made in accordance with the “Minimum Standard Detail Requirement for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA, ACSM and NSPS in 1999 with all measurements made in accordance with the “Minimum Angle, Distance and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys”;

(c) be prepared by a surveyor acceptable to the Lenders;

(d) contain “Optional Survey Responsibilities and Specifications” 1, 2, 3, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11(b), 13, 14, 15 and 16 as specified on Table A to the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys”; and

(e) contain a certification from said surveyor in form and substance satisfactory to each of the Lenders and the Title Company.

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“Suspension” means the temporary cessation of activities related to the development, construction, operation and/or maintenance of the Project for 120 consecutive days.

“Tank Construction Consent” shall mean the Consent and Agreement between Zachry Construction Corporation, Diamond LNG LLC, the Borrower and the Collateral Agent with respect to the Tank Construction Contract provided pursuant to Section 6.02(a).

“Tank Construction Contract” shall mean the engineer, procure and construct LNG tank contract by and between Zachry Construction Corporation, Diamond LNG LLC and the Borrower dated on or about July 21, 2006.

“Tank Contractor” means each of Zachry Construction Corporation and Diamond LNG LLC in their capacity as tank contractor under the Tank Construction Contract.

“Tank Contractor Guarantee” shall mean the guarantee dated on or about July 21, 2006 by Mitsubishi Heavy Industries, Ltd. in favor of the Borrower.

“Tank Contractor Guarantee Consent” shall mean the Consent and Agreement between Mitsubishi Heavy Industries, Ltd., the Borrower and the Collateral Agent with respect to the Tank Contractor Guarantee provided pursuant to Section 6.02(a).

“Taxes” shall mean, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority. The term “Tax” shall have a correlative meaning.

“Term Conversion Date” shall mean the later to occur of (a) the Phase 1 Substantial Completion Date and (b) the earlier of (i) the Phase 1 Commercial Start Date under the Total TUA and (ii) such date as may be nominated by the Borrower; provided, that the Borrower shall have previously deposited (to the reasonable satisfaction of the Agent) in the Debt Service Accrual Account an amount equal to the aggregate amount of all principal, interest and fees that will become due and payable from the date of such nomination until the Phase 1 Commercial Start Date.

“Termination Date” shall mean the date on which (a) the Agent, the Collateral Agent and the Lenders shall have received final indefeasible payment in full in cash of all of the Secured Obligations and all other amounts owing to the Agent, the Collateral Agent and the Lenders under the Financing Documents, (b) the Commitments shall have terminated, expired or been reduced to zero (other than upon the occurrence of the Final Funding Date) and (c) each Permitted Swap Agreement that would constitute a Secured Obligation shall have terminated or expired.

“Title Company” shall mean Commonwealth Land Title Insurance Company.

“Title Policy” shall mean the American Land Title Association 1970 (revised 10/17/84) Form extended coverage mortgagee’s policy of title insurance or such other form as is reasonably acceptable to the Agent and the Lenders or a binding marked commitment deleting all

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requirements to issue such policy dated on the Original Closing Date and to be redated the date of recording of the Mortgage, issued by the Title Company, in an amount reasonably acceptable to the Agent insuring the validity of the Mortgage and the priority of the mortgage lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the Mortgage, subject only to those exceptions approved by the Agent, containing such endorsements and affirmative assurances as the Agent shall require and which are obtainable from title companies in the State of Louisiana, and including such reinsurance as the Agent may require, using forms acceptable to the Agent.

“Total Consent” shall mean the Consent and Agreement among Total LNG USA, Inc. the Borrower and the Collateral Agent with respect to the Total TUA.

“Total TUA” shall mean the Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Borrower, as amended by the Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005.

“Transaction Documents” shall mean each Financing Document and each Project Document.

“TUA” or “Terminal Use Agreement” shall mean any agreement between the Borrower and a counterparty for the provision of Services.

“TUA Consents” shall mean the Total Consent and the Chevron Consent.

“United States” and “U.S.” shall mean the United States of America.

“Use” shall mean, with respect to any Hazardous Material and with respect to any Person, the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage or arrangement for disposal or disposal of such Hazardous Material or transportation to or from the Property of such Person of such Hazardous Material.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders under this Agreement shall (unless otherwise disclosed to the Lenders in writing at the time of delivery in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles as in effect from time to time, including applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and applicable statements, bulletins, opinions and interpretations issued by the American Institute of Certified Public Accountants or its successor, and all calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided in this Agreement) be made by application of generally accepted accounting principles referred to

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above; provided, however, that if any financial statements shall be prepared in accordance with generally accepted accounting principles that are not the same as the principles used for the preparation of the financial statements for the preceding applicable period or if any calculations shall be made for the purposes of determining compliance with this Agreement on a basis that is not the same as was used for purposes of determining compliance for the preceding applicable period, then the financial statements for the comparable prior period shall be restated and the calculations re-made as specified above to enable a comparison to be made with such prior period; provided, further, that the restatement and remaking of such calculations shall be made solely for comparison purposes and shall not result in any finding of non-compliance hereunder.

(b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements and (ii) reasonable estimates of the difference between such statements arising as a consequence of any such difference.

(c) To enable the ready and consistent determination of compliance with the terms of this Agreement, the Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

1.03 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement (unless otherwise specified); references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications and substitutions thereof (including by change orders where applicable) (without, however, limiting any prohibition on any such amendments, extensions and other modifications and substitutions by the terms of this Agreement); references to Persons include their respective permitted successors and assigns and, in the case of Government Authorities, Persons succeeding to their respective functions and capacities; references to “real property” shall be deemed to include “immovable property”; references to “personal property” shall be deemed to include “movable property”; and references to “easements” shall be deemed to include “servitudes”.

1.04 Consent Not to be Unreasonably Delayed. In this Agreement, references to any consent to be provided by or required from the Agent, the Collateral Agent or the Lenders or requiring consent of any such party in consultation with the Independent Engineer are to be construed as including the requirement that such consent not be unreasonably withheld or delayed.

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ARTICLE II

COMMITMENTS

2.01 Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (the “Loans”) to the Borrower in Dollars from time to time during the period from and including the Original Funding Date to and including the Availability End Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Commitment of such Lender as in effect from time to time; provided, that in no event shall the aggregate Loans of any Lender exceed the Commitment of such Lender; provided, further, that in no event shall the aggregate principal amount of all Loans at any one time outstanding exceed the aggregate amount of the Commitments as in effect from time to time.

2.02 Borrowings. The Borrower shall give the Agent (which shall promptly notify the Lenders) three Business Days’ prior notice of each borrowing under this Agreement as provided in Section 4.05, (or, in the case of the initial borrowing hereunder, such period of time as the Agent may agree). Not later than 11:00 a.m. (New York City time) on the date specified for each borrowing under this Agreement, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent, in immediately available funds, by wire transfer to the account specified on the attached Appendix C.

The amount with respect to the Loans so received by the Agent for the account of the Borrower shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by remitting the same by 3:00 p.m. (New York City time) to the Collateral Agent, in immediately available funds, for deposit in the Phase 1 Construction Account or the Phase 2 Construction Account, as set forth in the applicable Notice of Borrowing.

Notwithstanding anything to the contrary herein provided, the Borrower shall only be permitted to make borrowings on the twenty-fifth day of the calendar month or, if such day is not a Business Day, the immediately preceding Business Day and there shall be no more than one borrowing of Loans in any calendar month.

2.03 Changes of Commitments.

(a) Optional Changes of Commitment. Subject to Section 2.03(b), the Borrower shall have the right at any time or from time to time (i) to terminate the Commitments and (ii) to reduce the aggregate unused amount of the Commitments; provided, that: (A) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05, (B) the Borrower shall specify whether the Commitment to be reduced or terminated relates to the Phase 1 Allocation or the Phase 2 Allocation, (C) each reduction of Commitments shall be in an aggregate amount at least equal to $1,000,000 (or, if less, the full amount of Commitments outstanding), and if greater, in integral multiples of $500,000 in excess thereof and (D) either (I) in the case of termination or reduction of Commitments relating to the Phase 1 Allocation, the Phase 1 Substantial Completion Date has occurred or, in the case of termination or reduction of Commitments relating to the Phase 2 Allocation, Phase 2 Completion has occurred, or (II) the Borrower and the Agent shall have received written concurrence from the Independent Engineer that the remaining aggregate unused amount of the Commitments of Phase 1 Allocation or

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Phase 2 Allocation, as the case may be, after such termination or reduction, together with the Equity Contribution Amount (and other funds committed in a form satisfactory to the Majority Lenders) is sufficient, in the reasonable judgment of the Independent Engineer, to achieve Phase 1 Substantial Completion on or prior to the Guaranteed Substantial Completion Date or to achieve Phase 2 Completion in accordance with the Phase 2 Construction Budget and Schedule, as applicable or (III) the termination or reduction of Commitments is in connection with a refinancing of the entire Facility.

(b) Mandatory Changes of Commitments. The aggregate amount of the Commitments shall be automatically reduced to zero (i) at the close of business on the Availability End Date or (ii) upon the occurrence of an Event of Default described in Section 9.01(f) as set forth in the last paragraph of Section 9.01.

(c) No Reinstatement. The Commitments, once terminated or reduced, may not be reinstated.

2.04 Fees.

(a) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the daily average unused amount of such Lender’s Commitment at a rate per annum equal to 0.50%, for the period from and including the Original Closing Date to but not including the dates the Commitments are reduced to zero pursuant to Section 2.03. The accrued Commitment Fee shall be payable in arrears on each Semi-Annual Date and on the date the Commitments are reduced to zero pursuant to Section 2.03.

(b) Administrative Fees. The Borrower shall pay to the Agent, for its own account, a non-refundable agency fee (the “Administrative Fee”) and to the Agent for the account of the Collateral Agent, a non-refundable agency fee (the “Collateral Agency Fee”) for each year in the amounts set forth in the Agency Fee Letter and the Collateral Agent Fee Letter, respectively. The Administrative Fee and the Collateral Agency Fee then payable were paid on the Original Closing Date and such fees shall be payable on each annual anniversary of the Original Closing Date until the Termination Date.

(c) Other Fees. The Borrower shall pay to the Agent (for the account of the Person to whom such payment is owed) all fees payable in the amounts and at times separately agreed upon in each other Fee Letter between the Borrower and the respective parties thereto.

2.05 Lending Offices. The Loans made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office.

2.06 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable by the Borrower at any time under this Agreement, or any other Financing Document to each Lender shall be a separate and independent debt and, subject to the Collateral Agency Agreement, each Lender shall be entitled to protect and enforce its rights arising out of

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this Agreement, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.07 Maintenance of Records.

(a) Maintenance of Records by the Agent. The Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) a copy of each assignment and acceptance delivered to it pursuant to Section 11.06(b). Upon reasonable notice to the Agent, the Borrower and each Lender shall have the right to inspect such records from time to time during normal business hours.

(b) Effect of Entries. Absent manifest error, the entries made in the records maintained pursuant to paragraph (a) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of the Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment of Loans. The Borrower hereby agrees to pay to the Agent for the account of each Lender the principal of such Lender’s Loans outstanding on each Principal Payment Date in accordance with the amortization schedule attached as Appendix B to this Agreement. All unpaid principal of each Loan shall be due and payable in full in a single installment on the Final Maturity Date. Any amounts repaid shall not be reborrowed.

3.02 Interest. The Borrower hereby agrees to pay to the Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the rate equal to the LIBO Rate for such Loan for the applicable Interest Periods plus the Applicable Margin.

Notwithstanding the foregoing, the Borrower hereby agrees that upon the occurrence of any Event of Default, all then-outstanding Loans shall bear interest at a rate per annum equal to the Post-Default Rate for the period from and including the date of the occurrence of such Event of Default to but excluding the date such Event of Default is remedied or waived.

Accrued interest on each Loan shall be payable in arrears (a) on each Semi-Annual Date and (b) upon the payment or prepayment of such Loan (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand (or, if no demand is made during any month, on the last day of such month). Promptly after the determination of any interest rate provided for in this

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Agreement or any change in any such rate, the Agent shall give notice of such interest rate to the Lenders to which such interest is payable and to the Borrower.

3.03 Optional Prepayments of Loans. Subject to Section 4.04, the Borrower shall have the right to prepay Loans at any time; provided, that the Borrower shall give the Agent notice of each such prepayment as provided in Section 4.05 and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable. Any prepayment by the Borrower pursuant to this Section 3.03 shall be made simultaneously with, and is conditioned upon, (a) the prepayment under any Permitted Swap Agreement (if then in effect) to the extent the aggregate notional amount under all such Permitted Swap Agreements exceeds the aggregate amount of Loans outstanding after giving effect to the prepayment contemplated by this Section 3.03 and (b) the payment by the Borrower of any costs, expenses or other amounts incurred by any Lender in connection with such prepayment (including amounts payable by the Borrower under any such Permitted Swap Agreement with such Lender as a result of such early termination effected pursuant to clause (a) above and any breakage costs due in accordance with Section 5.03 hereof). Any prepayment by the Borrower in this Section 3.03 shall be applied pro rata to the remaining scheduled principal repayment amounts of the Loans.

3.04 Mandatory Prepayments. In addition to mandatory repayments of principal of Loans as set forth in Section 3.01 above, the Borrower shall make the following mandatory payments (as prepayments to be effected in each case in the manner specified in paragraph (e) below):

(a) Event of Loss. The Borrower shall prepay the Loans in an amount equal to 100% of the Net Available Amount not otherwise applied in accordance with Section 8.05(b) or Section 8.05(c), as applicable.

(b) Asset Sales. The Borrower shall prepay the Loans in an aggregate amount equal to 100% of the net proceeds resulting from the disposition of any of its physical assets (other than dispositions of assets permitted pursuant to the second sentence of Section 8.11(a)) to the extent the Borrower has not either (i) reinvested such proceeds within 60 days to acquire substitute or replacement assets of equal or greater value than the assets disposed or (ii) reduced the Commitments.

(c) Tax Refunds. Following the Term Conversion Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of any tax refunds pertaining to taxes disbursed as part of the Project Costs.

(d) Balance of Phase 2 Construction Account. The Borrower shall prepay the Loans in an amount equal to 100% of the balance standing to the credit of each of the Phase 2 Construction Account, Phase 2 Construction Payment Subaccount, Phase 2 Punchlist Retention Subaccount and Bechtel Construction Payment Subaccount in the event that Phase 2 Completion has not occurred by April 1, 2011.

(e) Application. Prepayments described in this Section 3.04 shall be applied to the Loans in the inverse order of the maturities of such Loans.

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ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01 Payments.

(a) Except to the extent otherwise provided in this Agreement, all payments of principal, interest, fees and other amounts to be made by the Borrower under this Agreement and, except to the extent otherwise provided in any of the other Financing Documents, all payments to be made by the Borrower under any such other Financing Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent by wire transfer to the account specified on the attached Appendix C. No payment shall be made later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) The Borrower shall, at the time of making each payment under this Agreement for account of any Lender, specify to the Agent (which shall so notify the intended recipient or recipients) the Loans or other amounts payable by the Borrower under this Agreement to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02, may determine to be appropriate).

(c) Each payment received by the Agent under this Agreement for account of any Lender shall be paid by the Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(d) If the due date of any payment under this Agreement would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day (except in the case where such payment due date is a Semi-Annual Date or Principal Payment Date, in which case the terms set forth in Section 1.01 for “Semi-Annual Date” or “Principal Payment Date”, as the case may be, are applicable) and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) each borrowing of Loans under Section 2.01 shall be made from the Lenders, each payment of commitment fee under Section 2.04 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the respective Commitments of the Lenders pro rata according to the amounts of their respective Commitments, (b) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; provided, that if immediately prior to giving effect to any such payment in respect of any Loan, the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan in the

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circumstances described in the last paragraph of Section 11.04), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments following such payment and (c) each payment of interest on the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

4.03 Computations. Interest and fees on Loans and on other obligations of the Borrower or the Lenders shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 3.04 and (b) prepayments made pursuant to Section 5.03, each borrowing and partial prepayment of principal of Loans shall be in an amount equal to $2,000,000 or any higher multiple of $100,000 (or, if less, the full amount of such Loans outstanding) (borrowings or prepayments of Loans having different Interest Periods at the same time being deemed separate borrowings and prepayments for purposes of the foregoing, one for each Interest Period).

4.05 Certain Notices. Notices by the Borrower to the Agent of terminations or reductions of the Commitments, of borrowings and optional prepayments of Loans shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. (New York City time) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Termination or reduction of the Commitments	5
Borrowing of Loans	3
Prepayment of Loans	5

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced and submission of such notice shall be subject to the satisfaction of the conditions set forth in Section 2.03. Each such notice of borrowing shall be in the form of Exhibit A and shall be subject to the satisfaction of the conditions set forth in Article VI (each, a “Notice of Borrowing”). Each such notice of optional prepayment shall specify the amount (subject to Section 4.04) of each Loan prepaid and the date of such optional prepayment (which shall be a Business Day). The Agent shall promptly notify the Lenders of the contents of each such notice.

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4.06 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders (any such payment, a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption, (but shall not be required to) make the amount of such payment available to the intended recipient (or recipients) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient (or recipients) of such payment shall, on demand, repay to the Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient (or recipients) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as provided above; provided, that if neither the recipient (or recipients) nor the Payor shall return the Required Payment to the Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient (or recipients) shall each be obligated to pay interest on the Required Payment as follows:

(a) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient (or recipients) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient (or recipients) shall return the Required Payment to the Agent, without limiting the obligation of the Borrower under Section 3.02 to pay interest to such recipient (or recipients) at the Post-Default Rate in respect of the Required Payment), and

(b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 (and, in case the Borrower shall return the Required Payment to the Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment, subject to Section 11.13).

4.07 Sharing of Payments; Etc.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for account of the Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender under this Agreement, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent of such action; provided, that such Lender’s failure to give such notice shall not affect the validity of such action.

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(b) If any Lender shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement held by it or any other Financing Document or through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due on such Loans or other amounts, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, with the effect that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of or interest on the Loans or such other amounts, respectively, owing to each of the Lenders; provided, that if at the time of such payment the outstanding principal amount of the Loans shall not be held by the Lenders, pro rata in accordance with their respective Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan hereunder in the circumstances described in the last paragraph of Section 11.04), then such purchases of participations or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders, pro rata according to the amounts of such Commitments. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s liens, counterclaims or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained in this Agreement shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

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ARTICLE V

YIELD PROTECTION; ETC.

5.01 Alternate Rate of Interest. If prior to the commencement of any Interest Period with respect to a making (for the purposes of this Section 5.01, a “borrowing”) of Loans:

(a) the Agent reasonably determines that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Agent is advised by the Majority Lenders that such Lenders have reasonably determined that the LIBO Rate for that Interest Period will not adequately and fairly reflect the cost to those Lenders of making or maintaining their Loans included in such borrowing for such Interest Period;

then the Agent will give notice of those circumstances to the Borrower and the Lenders by telephone or telecopy as promptly as practicable and:

(i) during the 15-day period next succeeding the date of any such notice (the “Negotiation Period”), the Agent and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternate, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to such Loans or amounts for such Interest Period;

(ii) if at the expiry of the Negotiation Period, the Agent and the Borrower have agreed upon a Substitute Basis and the Agent has received confirmation from its counsel that such Substitute Basis has received all necessary Government Approvals and consents, such Substitute Basis shall be retroactive to, and take effect from, the beginning of such Interest Period;

(iii) if at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Agent shall not have received the above-mentioned confirmation as to requisite governmental approvals or consents, each Lender shall notify the Borrower of the cost to such Lender (as determined by it in good faith) of funding and maintaining the Loan for such Interest Period; and the interest payable to such Lender on such Loan or amount for such Interest Period shall be a rate per annum equal to the Applicable Margin above the cost to such Lender of funding and maintaining such Loan or amount for such Interest Period as so notified by such Lender (or, as to any principal of such Loan or, to the extent permitted by applicable law, other amount payable to such Lender on or in respect of such Loan that is then past due, 2% plus the Applicable Margin above such cost); and

(iv) the procedures specified in clauses (i), (ii) and (iii) above shall apply to each Interest Period for such Loans or amounts succeeding the first Interest Period to which they were applied unless and until the Agent shall determine that the conditions referred to in clause (a) or (b) above no longer exist and so notifies the Borrower, whereupon interest on such Loans or amounts shall again be determined in accordance

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with the provisions of Section 3.02 commencing on the first day of the Interest Period for such Loans or amounts next succeeding the date of such notice.

5.02 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate); and/or

(ii) imposes on any Lender or the London interbank market any other condition materially affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender under any Financing Document, in each case by an amount that such Lender reasonably deems to be material, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for the additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05).

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or (without duplication) on the capital of its holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for that Change in Law (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy), in each case by an amount that such Lender reasonably deems to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or (without duplication) its holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05).

(c) To claim any amount under this Section 5.02, a Lender must deliver to the Borrower a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, under Section 5.02(a) or Section 5.02(b). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within 30 days after its receipt.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.02 shall not constitute a waiver of such Lender’s right to demand that compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.02 for any increased costs or reductions incurred more than 180 days prior to the date on which such Lender notifies the Borrower of the Change in Law giving rise to those increased costs or reductions and of such Lender’s intention to claim compensation for those circumstances; provided, further, that if the Change in Law giving rise to those increased

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costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include that period of retroactive effect.

5.03 Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period for that Loan (including under Section 3.04 or as a result of an Event of Default), (b) the failure to borrow on the date specified in any borrowing notice or failure to repay or prepay any Loan on any scheduled repayment or prepayment date or (c) the assignment of any Loan other than on the last day of its Interest Period as a result of a request by the Borrower pursuant to Section 5.05 or Section 11.06, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for that period at the interest rate that such Lender would bid were it to bid, at the commencement of that period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. To claim any amount under this Section 5.03, the Lender must deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.03 (including calculations, in reasonable detail, showing how such Lender computed such amount or amounts). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within 30 days after its receipt.

5.04 Taxes.

(a) Any and all payments by or on account of any Secured Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower is required to deduct any Indemnified Taxes or Other Taxes from those payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.04) each Person entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make those deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Government Authority in accordance with any applicable Government Rule.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with any applicable Government Rule.

(c) The Borrower shall indemnify the Agent, the Collateral Agent and each Lender, within 30 days after written demand, for the full amount of any Indemnified Taxes or Other Taxes paid by such Person (other than the Borrower) on or with respect to any payment by or on account of any Secured Obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally

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imposed or asserted by the relevant Government Authority. To claim any amount under this Section 5.04(c), the Agent, Collateral Agent or a Lender must deliver to the Borrower a certificate setting forth in reasonable detail as to the amount of such payment or liability. If the Agent, Collateral Agent or a Lender receives a final refund of an Indemnified Tax or Other Tax from the Government Authority to which any Indemnified Tax or Other Tax was paid, and such refund is clearly identifiable and attributable, in such Person’s sole discretion, to any Indemnified Taxes or Other Taxes in respect of this Agreement that the Borrower has either paid on behalf of such Person or for which such Person was indemnified, then such Person shall pay over such refund to the Borrower as soon as reasonably practicable following receipt thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Government Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting that payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under any applicable Government Rule or treaty between the United States and the jurisdiction in which the Borrower is located, with respect to payments of any Secured Obligations will deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable Government Rule, such properly completed and executed documentation prescribed by applicable Government Rule and reasonably requested by the Borrower in writing as will permit those payments to be made without withholding or at a reduced rate.

(f) Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Agent on the Effective Date or not later than ten Business Days following the effectiveness of any assignment pursuant to Section 11.06 by which it becomes a party to this Agreement (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes and (ii) any other governmental forms which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax, which have been reasonably requested in writing by the Borrower. Each Lender which delivers to the Borrower and the Agent a Form W-8ECI, W-8BEN, W-8EXP or W-8IMY pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Agent (A) promptly following written notice from the Borrower two further copies of such form on or before the date that any such form expires or becomes obsolete and such amendments thereto or extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent and (B) without notice from the Borrower promptly after the occurrence of any event relating solely to the status of the Foreign Lender requiring a change in the most recent form so delivered by it, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent

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that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes and in any such event, the Borrower shall withhold Taxes at the rate and in the manner required by the laws of the United States with respect to payments made to such a Lender and shall be required to pay any additional amounts or indemnify such a Lender pursuant to this Section 5.04 with respect to such withheld Taxes.

5.05 Mitigation of Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.02 or if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, then such Lender, if requested by the Borrower, will use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.02 or 5.04, as the case may be, in the future and (ii) in the Lender’s sole discretion would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment unless it shall withdraw its request in a timely manner that the Lender designate a different lending office.

(b) If any Lender requests compensation under Section 5.02, if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, if Section 5.06 becomes applicable to any Lender or if any Lender defaults in its obligation to fund Loans, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions, including required consents, contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that assumes those obligations (which assignee may be another Lender); provided, that (i) such Lender receives payment of an amount equal to the Secured Obligations owing to it from the assignee (to the extent of the outstanding principal, accrued interest and fees included in those Secured Obligations) or the Borrower (in the case of all other amounts so included) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.02 or payments required to be made pursuant to Section 5.04, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Lender of its right under Section 5.02, 5.04 or 5.06, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If a Lender refuses to be replaced pursuant to this Section 5.05 and Section 11.06(b), the Borrower shall not be obligated to pay such Lender any of the compensation referred to in this Section 5.05 or any additional amounts incurred or accrued under this Article V from and after the date in excess of those that would have been incurred for such replacement.

5.06 Illegality. In the event that it becomes unlawful or, by reason of a Change in Law, any Lender is unable to honor its obligation to make or maintain Loans, then such Lender will promptly notify the Borrower of such event (with a copy to the Agent) and such Lender’s obligation to make Loans shall be suspended until such time as such Lender may again

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make and maintain Loans. Each Lender agrees to use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if such designation or assignment (a) would eliminate or avoid such illegality and (b) in the Lender’s sole discretion, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that prior to incurring any such costs or expenses such Lender provides written notice to the Borrower setting forth in reasonable detail a good faith estimate of such costs and expenses.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions Precedent to Effective Date. This amendment and restatement shall become effective on the date on which this Agreement is executed and delivered by the Borrower, the Agent, the Collateral Agent and the Lenders party hereto and the Agent shall have notified the Borrower that it has received each of the agreements and other documents set forth below and that each of the conditions set forth below have been satisfied, each of which shall be (x) in form and substance satisfactory to the Lenders in their sole discretion and (y) if applicable, in full force and effect (unless, in each case, waived by each Lender) (the “Effective Date”):

(a) Financing Documents. Each Financing Document (other than the Permitted Swap Agreements, the Phase 2 Construction Consents and the Tank Contractor Guarantee Consent), the Confirmation and the Second Amendment to Mortgage, duly executed and delivered by the parties thereto.

(b) Project Documents. (i) An original or certified copy of each Material Project Document (including each Phase 2 Construction Contract and the Tank Contractor Guarantee), each Other Project Document and each Phase 1 Change Order issued pursuant to the Phase 1 EPC Contract, each duly executed and delivered by the intended parties thereto, unless such Material Project Document, Other Project Document or Phase 1 Change Order was previously delivered to the Agent pursuant to the Original Credit Agreement, and (ii) a certificate of an Authorized Officer of the Borrower certifying that (A) all conditions precedent to the obligations of each Project Party under each Material Project Document shall have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of Development and no default shall exist thereunder and (B) there has been no amendment, supplement, modification or variation of such Material Project Document or Other Project Document previously delivered to the Agent pursuant to the Original Credit Agreement, other than as notified to the Agent and each of such Material Project Documents and Other Project Documents so previously delivered to the Agent remains in full force and effect.

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(c) Corporate Documents. The following documents, each certified as indicated below:

(i) in the case of each of the Borrower, each Pledgor and the Operator, a copy of such Person’s articles of incorporation, certificate of limited partnership or certificate of formation (as the case may be), together with any amendments thereto, certified by the Secretary of State of the Person’s state of organization as of a recent date;

(ii) in the case of each of the Borrower, each Pledgor and each other Material Project Party (other than Mitsubishi Heavy Industries, Ltd. and each counterparty (other than the Borrower) to a Lease Agreement or Phase 2 Construction Contract), a copy of a certificate as to the good standing of and payment of franchise taxes by such Person from the Secretary of State of such Person’s jurisdiction of organization dated as of a recent date; and

(iii) a certificate of the Borrower, each Pledgor, the Manager and the Operator executed by an Authorized Officer of such Person certifying:

(A) that (I) in the case of the Borrower and the Operator, attached to such certificate is a true and complete copy of the limited partnership agreement of such Person, as in effect on the date of such certificate and (II) in the case of each Pledgor and the Manager, attached to such Person’s certificate is a true and complete copy of the by-laws, operating agreement or other organizational documents of such Person, as in effect on the date of such certificate,

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of such Person, authorizing the execution, delivery and performance of such of the Transaction Documents to which such Person is or is intended to be a party (including, in the case of each Pledgor, authorizing such Pledgor’s commitment to fund, directly or indirectly, the Equity Contribution Amount), and that such resolutions have not been modified, rescinded or amended and are in full force and effect,

(C) that the articles of incorporation, certificate of limited partnership or certificate of formation (as the case may be) of such Person has not been amended since the date of the certification furnished pursuant to paragraph (c)(i) or (c)(ii) of this Section 6.01, and

(D) as to the incumbency and specimen signature of each officer, manager, member or partner (as applicable) of such Person executing the Transaction Documents (other than Non-Material Project Documents and Phase 2 Construction Contracts) to which such Person is or is intended to be a party and each other document to be delivered by such Person from time to time pursuant to the terms thereof (and the

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Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from such Person);

(d) Project Development.

(i) Construction Budgets and Schedules. The Phase 1 Construction Budget and Schedule and Phase 2 Construction Budget and Schedule, each certified as such by an Authorized Officer of the Borrower and in form and substance satisfactory to the Independent Engineer.

(ii) Base Case Forecast. The Base Case Forecast certified as such by an Authorized Officer of the Borrower.

(iii) Report of Independent Engineer. A due diligence report of the Independent Engineer (1) favorably reviewing (A) the technical and economic feasibility of Phase 2 and the environmental compliance and environmental risks relating to Phase 2, (B) the reasonableness and consistency of the Phase 2 Construction Budget and Schedule, the Phase 2 Construction Contracts and the assumptions related to the costs and operating performance of Phase 2, (C) the reasonableness of the assumptions underlying the Base Case Forecast (taking into account, among other things, the TUAs with Anchor Tenants), (D) the potential implications to Phase 1 of building Phase 2 and (E) such other matters as the Agent may reasonably request, and (2) favorably reviewing the status of the construction of Phase 1.

(e) Financial Statements. Certified copies of (i) the most recent unaudited financial statements of the Borrower, the Pledgors and the Operator and (ii) to the extent available to the Borrower, the most recent audited financial statements of the other Material Project Parties (other than each counterparty (other than the Borrower) to a Lease Agreement or a Phase 2 Construction Contract).

(f) Payment of Fees. Payment by or on behalf of the Borrower of such fees and expenses payable by the Borrower pursuant to Section 2.04 (to the extent such fees are due and payable as of the Effective Date), Section 11.03, the Fee Letters and any other fees and expenses, if any, that the Borrower and the Agent shall have agreed shall be due and payable on the Effective Date.

(g) Preliminary Insurance Report. A preliminary report from the Insurance Advisor (i) confirming that the insurance policies provided as of the Effective Date in respect of Phase 1 pursuant to and in accordance with Section 8.05 are typical for undertakings similar to the Project, are in full force and effect, the premiums due thereon have been paid and that such policies otherwise conform with the requirements specified in the Financing Documents and (ii) setting forth the requirements in respect of Phase 2.

(h) Filings, Registrations and Recordings; Fees and Taxes.

(i) Filings, Registrations and Recordings. UCC-1 and UCC-3 financing statements under the Uniform Commercial Code with respect to the

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Borrower and each Pledgor, authorized by such party, in the relevant jurisdictions listed on the attached Schedule 6.01(i) and any other jurisdiction in which financing statements are necessary or, in the opinion of the Agent, desirable to perfect the Liens created under the Security Documents and copies of Uniform Commercial Code search reports and tax lien, judgment and litigation search reports with respect to the Borrower and each Pledgor, and all other instruments to be recorded or filed or delivered in connection with the Security Documents (including with respect to the letters of credit or any other credit support instruments issued in support of the Project Documents as of the Original Closing Date (if any), acknowledgments required to perfect such Liens and possession (if required for perfection) of such instruments).

(ii) Fees and Taxes. Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents and Project Documents have been paid in full by or on behalf of the Borrower.

(i) Collateral Accounts. Evidence of the establishment of the Collateral Accounts.

(j) “Know Your Customer” and Anti-Money Laundering Rules and Regulations. Documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, shall have been received by the Agent and shall include evidence consisting of the following information (i) the Borrower’s full legal name, (ii) the Borrower’s address and mailing address, (iii) the Borrower’s W-9 forms including its tax identification number, (iv) the Borrower’s certificate of formation, (v) a list of directors of the Borrower or list of such persons controlling the Borrower, (vi) a list of the partners of the Borrower and (vii) an executed resolution or other such documentation stating who is authorized to open an account for the Borrower, in each case in form and substance reasonably satisfactory to the Agent, and such other information as may reasonably be requested by the Agent.

(k) [Intentionally Omitted]

(l) Government Approvals. Evidence that all material Government Approvals set forth on Schedule 7.05(a) have been duly obtained, were validly issued and are in full force and effect.

(m) Opinions of Counsel. Opinions of counsel, each in form and substance satisfactory to the Lenders:

(i) An opinion of Andrews Kurth LLP, special New York and Texas counsel to the Borrower, the Pledgors, the Manager and the Operator.

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(ii) An opinion of Ottinger Hebert, L.L.C., special Louisiana counsel to the Borrower.

(iii) Copies of the opinions of (i) Vinson & Elkins, special New York counsel to Total LNG USA, Inc. and its guarantor pertaining to the Total TUA and (ii) in-house counsel to Total LNG, USA, Inc. and Total S.A., that were delivered pursuant to the Original Credit Agreement;

(iv) A copy of the Secretary’s certificate from each of Chevron U.S.A. Inc. and its guarantor pertaining to the Chevron TUA, that were delivered pursuant to the Original Credit Agreement;

(v) A copy of the opinions of (i) Thelen, Reid and Priest, New York counsel to the Phase 1 EPC Contractor, (ii) Bracewell & Patterson LLP, Texas counsel to the Phase 1 EPC Contractor and (iii) in-house counsel to the Phase 1 EPC Contractor pertaining to the Phase 1 EPC Contract, that were delivered pursuant to the Original Credit Agreement; and

(vi) A copy of the opinions of special regulatory counsels to the Borrower that were delivered pursuant to the Original Credit Agreement.

(n) Appointment of Process Agent; Independent Accounting Firm. Delivery of evidence that (i) each of the Borrower, the Pledgors and the Operator has appointed an agent in the State of New York to receive service of process under the Financing Documents and (ii) the Borrower has appointed UHY/Mann, Frankfort, Stein and Lipp CPAs LLC as its independent accounting firm and has authorized such firm to communicate directly with the Agent.

(o) Equity Contribution. A certificate of the Borrower signed by an Authorized Officer of the Borrower certifying (i) that amounts of equity contributions and subordinated indebtedness have been contributed or lent to the Borrower by the pledgors in an amount at least equal to the Equity Contribution Amount and the dates on which such contributions or loans were made and (ii) that such equity contributions and subordinated indebtedness were used to pay project costs.

(p) Insurance Policies. Certificates of insurance evidencing the existence of all insurance policies required to be maintained by the Borrower in respect of Phase 1 pursuant to Section 8.05, such certificates to be in such form and contain such information as specified in Section 8.05. In addition, the Borrower shall have delivered a certificate of the Borrower signed by an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to its knowledge, all insurance required to be obtained by a Material Project Party (other than the Phase 2 Construction Contractors) pursuant to a Material Project Document (other than the Phase 2 Construction Contracts) (i) has been obtained and in each case is in full force and effect, (ii) that such insurance materially complies with the requirements of Section 8.05, Schedule 8.05 and the Other Finance Documents and (iii) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

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(q) Master Assignment and Acceptance Agreement. (i) the Master Assignment and Acceptance Agreement, duly executed by each of the parties thereto and (ii) the assignment and assumption of the loans under the Original Credit Agreement contemplated in the Master Assignment and Acceptance Agreement shall have been consummated.

6.02 Conditions Precedent to Initial Phase 2 Funding Date. The occurrence of the Initial Phase 2 Funding Date and the obligations of the Lenders to make the initial disbursement for Phase 2 Project Costs under this Agreement is subject to the satisfaction of the conditions precedent set forth below and in Section 6.03 in form and substance satisfactory to the Lenders, unless in each case, waived by each Lender:

(a) Financing Documents. Each Phase 2 Construction Consent and the Tank Contractor Guarantee Consent duly executed and delivered by the parties thereto.

(b) Project Documents. (i) An original or certified copy of each Phase 2 Construction Contract and each Material Project Document or Other Project Document not previously delivered pursuant to Section 6.01 or pursuant to the Original Credit Agreement, each duly executed and delivered by the intended parties thereto and (ii) a certificate of an Authorized Officer of the Borrower certifying that all conditions precedent to the obligations of each Phase 2 Construction Contractor under each Phase 2 Construction Contract shall have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of Development and no default or event of force majeure shall exist thereunder.

(c) Corporate Documents. The following documents, each certified as indicated below:

(i) in the case of each Phase 2 Construction Contractor, a copy of a certificate as to the good standing of and payment of franchise taxes by such Person from the Secretary of State of such Person’s jurisdiction of organization dated as of a recent date; and

(ii) if more than 180 days have passed since the Effective Date, each of the documents listed in Section 6.01(c), each certified as of a recent date.

(d) Financial Statements. To the extent available to the Borrower, certified copies of the most recent audited financial statements of the Phase 2 Construction Contractors.

(e) Final Insurance Report. A final report from the Insurance Advisor confirming that the insurance policies provided as of the Initial Phase 2 Funding Date in respect of Phase 2 pursuant to and in accordance with Section 8.05 are typical for undertakings similar to the Project, are in full force and effect, the premiums then due and payable thereon have been paid and that such policies otherwise conform with the requirements specified in the Financing Documents.

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(f) Government Approvals. Evidence that all material Government Approvals in respect of Phase 2 set forth in Schedule 7.05(b) required for the current stage of Development have been duly obtained, were validly issued and are in full force and effect.

(g) Opinions of Counsel. Opinions of counsel, each in form and substance satisfactory to the Lenders:

(i) An opinion of Andrews Kurth LLP, special New York and Texas counsel to the Borrower, or such other counsel as the Lenders shall approve, with respect to the due authorization, execution and delivery by the Borrower of, and enforceability of the Borrower’s obligations under, each Phase 2 Construction Contract, each Phase 2 Construction Consent and the Tank Contractor Guarantee Consent;

(ii) Opinions of counsels to the Phase 2 Construction Contractors, substantially in the form attached in Exhibit O;

(iii) Opinions of special regulatory counsel to the Borrower with respect to environmental and Louisiana regulatory matters substantially in the form attached in Exhibit P, and with respect to the Borrower’s receipt of authorization from FERC pursuant to Section 3(a) of the NGA, to site, construct and operate the additional Phase 2 facilities at its LNG receiving terminal in Cameron Parish, Louisiana, and that such authorization is final and non-appealable and remains in full force and effect; and

(iv) Bringdown opinions of counsel referred to in Sections 6.01(m)(i), (ii) and (vi), each in substantially the same form as the opinions delivered by such counsel pursuant to said sections on the Effective Date.

(h) Insurance Policies. Certificates of insurance evidencing the existence of all insurance policies required to be maintained by the Borrower in respect of Phase 2 pursuant to Section 8.05, such certificates to be in such form and contain such information as specified in Section 8.05. In addition, the Borrower shall have delivered a certificate of the Borrower signed by an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to its knowledge, all insurance required to be obtained by a Phase 2 Construction Contractor pursuant to a Phase 2 Construction Contract (i) has been obtained and in each case is in full force and effect, (ii) that such insurance materially complies with the requirements of Section 8.05, Schedule 8.05 and the Other Finance Documents and (iii) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(i) Independent Engineer’s Certificate. A certificate of the Independent Engineer to the effect that (A) the construction of Phase 2 in no material way adversely affects the construction of Phase 1 or the ability of Phase 1 to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date, (B) the total amount of the Phase 2 Loans then requested does not exceed the Phase 2 Allocation and (C) no act,

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event or condition has occurred since the date of the report delivered pursuant to Section 6.01(d)(iii) that would have a material effect on its findings and conclusions set forth therein or could reasonably be expected to have a Material Adverse Effect, which certificate shall be substantially in the form of Exhibit C-1

(j) ERISA. A certificate of an Authorized Officer of each Pledgor certifying that in respect of such Pledgor or any ERISA Affiliate, no ERISA Event has occurred and that the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements of such Pledgor reflecting such amounts, exceed 10% of the Net Worth of the Pledgor.

(k) FERC Approval. The Borrower shall have received authorization from FERC pursuant to Section 3(a) of the NGA to site, construct and operate the additional Phase 2 facilities at its LNG receiving terminal in Cameron Parish, Louisiana and the Agent shall have received certification from the Borrower, as verified by the Independent Engineer, that all conditions therein required to be completed for the stage of Development as of the Effective Date shall have been satisfied.

(l) Fees and Taxes. Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents and Project Documents have been paid in full by or on behalf of the Borrower (to the extent such evidence was not provided pursuant to Section 6.01(h)(ii)).

(m) Bechtel / Sabine Account Agreement. The Bechtel / Sabine Account Agreement, duly executed and delivered by the parties thereto.

6.03 Conditions Precedent to all Loans. The obligation of the Lenders to make any Loan (including the extension of credit on the Initial Phase 2 Funding Date and the final extension of credit on the Final Funding Date) is subject to the satisfaction on the date of such extension of credit of the conditions precedent set forth below in form and substance satisfactory to the Lenders, unless in each case, waived by each Lender:

(a) Borrower’s Certificate. The Agent shall have received a certificate of the Borrower signed by an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower contained in Article VII is (A) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of such extension of credit (both immediately prior to such extension of credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (B) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such extension of credit (both immediately prior to such extension of credit and

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also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (iii) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (iv) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

(b) Notice of Borrowing. The Agent shall have received from the Borrower, with a copy for each Lender, a Notice of Borrowing conforming to the requirements of Section 2.02 and Section 4.05 and specifying the amount of the requested Loan.

(c) Absence of Default; Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing. There has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.

(d) Borrowing Certificate. The Agent and the Independent Engineer shall have received, at least five Business Days prior to the date of the Notice of Borrowing (or, in the case of the initial borrowing hereunder, such other period of time as the Agent may agree), a Borrowing Certificate dated as of the date of the proposed Loan which shall be substantially in the form attached as Exhibit B-1.

(e) Payment of Project Costs. (i) The amount of each Phase 1 Loan requested by the Borrower on the date of the Borrowing Certificate shall not, when taken together with each other Phase 1 Loan, exceed the Phase 1 Allocation, (ii) the amount of each Phase 2 Loan requested by the Borrower on the date of the Borrowing Certificate shall not, when taken together with each other Phase 2 Loan, exceed the Phase 2 Allocation and (iii) the amount of each Phase 1 Loan requested and Phase 2 Loan requested, as applicable, shall not exceed the sum (without duplication) of (A) the Phase 1 Project Costs and Phase 2 Project Costs, as applicable, due and to be paid on or prior to the date of such certificate or reasonably expected to be due or incurred within the next 30 days succeeding the date of such certificate (without duplication of any other Borrowing Certificate), (B) the Required Debt Service Reserve Amount, if then applicable, (C) any Operation and Maintenance Expense to be paid on or prior to the date of such certificate or reasonably expected to be due or incurred within the next 30 days succeeding the date of such certificate (without duplication of any other Borrowing Certificate) and (D) Debt Service due within the next 30 days; provided, that (x) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs and (y) the loan proceeds to be disbursed shall be reduced in accordance with the proviso to paragraph (i) below.

(f) Title Policy Endorsement. A continuation report of and an endorsement to the Title Policy to the date of such extension of credit in the form reasonably approved by the Agent conforming to the pending disbursement requirements set forth in Exhibit D

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and setting forth no additional exceptions (including Survey exceptions) except those approved by the Agent.

(g) Construction Report. The Agent shall have received the Construction Reports contemplated in Section 8.19, substantially in the form of, in the case of a Phase 1 Loan, Exhibit G-1, and in the case of a Phase 2 Loan other than the initial Phase 2 Loan, Exhibit G-2, which are due on or before the date of the Notice of Borrowing.

(h) Independent Engineer’s Certificate. The Agent shall have received a certificate of the Independent Engineer dated as of the date of the Notice of Borrowing, satisfactory to the Agent, certifying (1) to the extent that Phase 1 Loans are requested (i) that the progress of construction of Phase 1 is in accordance with the Phase 1 Construction Budget and Schedule, (ii) as to the current utilization of previous borrowings for Phase 1 Project Costs, (iii) that Phase 1 is reasonably expected to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date and (iv) as to the existence of sufficient funds needed to achieve Phase 1 Final Completion, and (2) to the extent that Phase 2 Loans are requested, that (i) the ongoing construction of Phase 2 in no material way adversely affects the construction of Phase 1 or the ability of Phase 1 to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date, (ii) the total amount of Phase 2 Loans requested does not, when taken together with all other Phase 2 Loans, exceed the Phase 2 Allocation and (iii) as to the current utilization of previous borrowings for Phase 2 Project Costs, which such certificate shall be substantially in the form of Exhibit C-2.

(i) Evidence of Project Costs. The Agent and the Independent Engineer shall have received (i) a copy of all monthly invoices issued under the Phase 1 EPC Contract , each Phase 2 Construction Contract and all invoices in connection with any other Phase 1 Project Costs, Phase 2 Project Costs and Operation and Maintenance Expenses which the Borrower intends to pay with such Loan, (ii) projections of invoices expected to be received within 30 days after the date of the applicable Borrowing Certificate under the Phase 1 EPC Contract, each Phase 2 Construction Contract and any other Phase 1 Project Costs or Phase 2 Project Costs which the Borrower intends to pay with such Loan, in each case not less than five Business Days prior to the date of the Notice of Borrowing, as evidence of the Phase 1 Project Costs or Phase 2 Project Costs related to the applicable Borrowing Certificate; provided, that the Borrower shall (A) submit evidence, satisfactory to the Agent and certified by the Independent Engineer, demonstrating that all amounts borrowed pursuant to the preceding Borrowing Certificate which were expended were, in the case of a Phase 1 Loan, used to pay Phase 1 Project Costs (or Debt Service) or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Phase 1 Construction Account pending resolution of the dispute or, in the case of a Phase 2 Loan, used to pay Phase 2 Project Costs (or Debt Service), or in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute, (B) certify that Loan proceeds borrowed pursuant to the preceding Borrowing Certificate and not yet expended as previously projected shall be expended during the next 30 days or, in respect of any disputed amounts, in the case of a Phase 1 Loan, deposited to the Escrow Account or retained in the Phase 1 Construction

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Account or, in the case of a Phase 2 Loan, retained in the Phase 2 Construction Account, in each case pending resolution of the dispute, as certified by the Independent Engineer or (C) reduce the amount of the Loans requested pursuant to the current Notice of Borrowing in an amount equal to the Loan proceeds not previously expended or, in respect of any disputed amounts, in the case of a Phase 1 Loan, deposited to the Escrow Account or retained in the Phase 1 Construction Account or, in the case of a Phase 2 Loan, retained in the Phase 2 Construction Account, in each case pending resolution of the dispute and not contemplated to be spent pursuant to clause (B) above; provided, that in no event shall the borrowing be reduced below $2,000,000.

(j) No Suspension. Confirmation from the Borrower that no Suspension of Phase 1 has occurred that is continuing as of the date of such borrowing.

(k) Phase 1 Substantial Completion Schedule. To the extent that Phase 1 Loans are requested, the Agent shall have received certification by the Borrower that Phase 1 is reasonably expected to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date and that sufficient funds exist in order to achieve Phase 1 Substantial Completion.

(l) Lien Waivers. The Agent shall have received (i) the applicable interim lien waivers executed by the Phase 1 EPC Contractor and each Phase 2 Construction Contractor, as contemplated by the respective Phase 1 EPC Contract and each Phase 2 Construction Contract, in respect of the current monthly invoice and in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) and (ii) evidence that the Phase 1 EPC Contractor and each of the Phase 2 Construction Contractors has received the applicable interim lien waivers in respect of the current invoices and in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) from all of their principal subcontractors and principal sub-subcontractors, as contemplated by the respective Phase 1 EPC Contract and each Phase 2 Construction Contract, which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

(m) Payment of Fees. Payment by or on behalf of the Borrower of such fees and expenses which are payable by the Borrower on the date of such borrowing pursuant to Section 2.04, Section 11.03 and the Fee Letters and any other fees and expenses, if any, that the Borrower and the Agent have agreed shall be due and payable on such date (including the fees and expenses of legal counsel in accordance with Section 11.03).

(n) Effective Date. The Effective Date shall have occurred.

(o) Real Property Documents; Title Insurance; Survey.

(i) the Title Policy, endorsed to redate the Title Policy to the date of recording of the Second Amendment to Mortgage, reflect the increased aggregate principal amount of loans to be made by the Lenders pursuant to this Agreement,

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of up to $1,500,000,000 and setting forth no additional exceptions (including Survey exceptions) except those approved by the Agent;

(ii) the Survey reflecting the portion of the Site added by the Second Amendment to Mortgage;

(iii) Proof of payment to the Title Company of (A) all expenses and premiums of the Title Company in connection with the issuance or endorsement of the Title Policy and (B) an amount equal to any recording and stamp taxes payable in connection with recording the Mortgage or any amendment thereto in the appropriate parish clerk of court office(s); and

(iv) the Second Amendment to Lease.

6.04 Final Funding Date. The occurrence of the Final Funding Date and the obligation of the Lenders to make the final extension of credit under the Commitment is subject to the satisfaction on such date of the conditions precedent set forth below in form and substance satisfactory to the Lenders unless, in each case, waived by each Lender:

(a) Final Borrowing Certificate. The Agent and the Independent Engineer shall have received at least five Business Days prior to the date of the Notice of Borrowing, a Final Borrowing Certificate dated as of the date of the proposed borrowing, which shall be substantially in the form of the attached Exhibit B-2.

(b) Final Independent Engineers Certificate. The Agent shall have received a certificate of the Independent Engineer dated as of the date of the final Notice of Borrowing, satisfactory to the Agent, certifying, inter alia, (i) as to the current utilization of previous borrowings, (ii) that Phase 1 has achieved Phase 1 Substantial Completion, (iii) that the amount of the proposed final Phase 1 Loan to be deposited to the Phase 1 Construction Payment Subaccount and the Phase 1 Punchlist Retention Subaccount is sufficient to achieve Phase 1 Final Completion and (iv) that the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the final Notice of Borrowing untrue or misleading, which certificate shall be substantially in the form of Exhibit C-3.

(c) Term Conversion Date. The Term Conversion Date shall have occurred.

(d) Amount of Loan. The amount of the Loan requested shall be equal to the remaining undrawn amount of the Phase 2 Allocation plus the remaining undrawn amount of the Phase 1 Allocation (after the making of the Phase 1 Loan in the amount required to be transferred to the Phase 1 Punchlist Retention Subaccount and the Phase 1 Construction Payment Subaccount in accordance with Sections 4.01(c)(ii) and 4.01(c)(iii), respectively, of the Collateral Agency Agreement has been so made and transferred), which amount shall be held in the Phase 2 Construction Account. Following the occurrence of the Final Funding Date, any withdrawal from the Phase 2 Construction Account shall be subject to the satisfaction on the date of such withdrawal of the conditions precedent set forth in Sections 6.03(c), 6.03(e)(iii), 6.03(g), 6.03(h)(iii), 6.03(i), 6.03(j) with respect to Suspension of Phase 2 and 6.03(l) (and any reference

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therein to the date of the Notice of Borrowing shall be deemed to be a reference to the date of the Executed Withdrawal/Transfer Certificate as defined in the Collateral Agency Agreement and any reference therein to the making of a Loan shall be deemed to be a reference to a withdrawal or transfer from the Phase 2 Construction Account) in form and substance satisfactory to the Lenders unless, in each case, waived by each Lender.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

7.01 Existence. The Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign partnership in the State of Louisiana and in all other places where necessary in light of the business it conducts and intends to conduct and the Property it owns and intends to conduct and own and in light of the transactions contemplated by the Transaction Documents, except for where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.

7.02 Financial Condition. The financial statements of the Borrower, Pledgors and Operator furnished to the Agent (a) pursuant to Section 6.01(e) and (b) pursuant to Section 8.01 (as applicable), fairly present in all material respects the financial condition of such Person as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments). As of such date of such financial statements, neither the Borrower, the Pledgors nor the Operator has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are required by GAAP to be disclosed in the foregoing financial statements, except as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Transaction Documents. There has been no material adverse change in the financial condition, operations or business of the Borrower, the Pledgors or the Operator from that set forth in such financial statements as of the date thereof.

7.03 Action. The Borrower has full limited partnership power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which the Borrower is a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is a party have been duly authorized by all necessary limited partnership action on the part of the Borrower. Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws. To the Borrower’s Knowledge, (a) each Pledgor and each Material Project Party has the full power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which such Person is a party, (b) the execution, delivery and performance by each

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Pledgor and each Material Project Party of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or partnership action on the part of such Person and (c) each of the Transaction Documents to which any such Person is a party has been duly executed, and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and similar laws.

7.04 No Breach. The execution, delivery and performance by the Borrower and, to the Borrower’s Knowledge, each Pledgor and each Material Project Party, of each of the Transaction Documents to which it is or is intended to be a party do not and will not: (a) require any consent or approval of any Person that has not been obtained and remains in full force and effect (other than Government Approvals that are not required to be obtained and to be in full force and effect for the then relevant stage of the Development), (b) violate any provision of any Government Rule or Government Approval applicable to any such Person or the Project, (c) violate, result in a breach of or constitute a default under any Transaction Document to which any such Person is a party or by which it or its Property may be bound or affected or (d) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower, other than as to Non-Material Project Documents where failing to obtain such consent or approval, or such violation, or creation of lien could not reasonably be expected to result in a Material Adverse Effect.

7.05 Government Approvals; Government Rules.

(a) All material Government Approvals for the Development (including sale of Services) that have been obtained by the Borrower or for the benefit of the Project by third parties as of the date hereof are set forth on Schedule 7.05(a). Except as otherwise noted on Schedule 7.05(a), all Government Approvals set forth on Schedule 7.05(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal and all applicable appeal periods have expired (except Government Approvals which do not have limits on appeal periods under Government Rules or appeals which could not reasonably be expected to have a Material Adverse Effect), are held in the name of the Borrower or such third party as indicated on such Schedule 7.05(a) and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect or (ii) the Borrower or such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect. No Material Adverse Effect could reasonably be expected to result from any such Government Approvals being held by or in the name of Persons other than the Borrower.

(b) All material Government Approvals not obtained as of as of the date hereof but necessary for the Development (including the sale of Services) to be obtained by the Borrower or for the benefit of the Project by third parties after the Effective Date are set forth on Schedule 7.05(b). No Material Adverse Effect could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower.

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(c) All material Government Approvals required to be held by the Borrower or the third party indicated on Schedule 7.05(b) for the current stage of Development (as identified by the dates on Schedule 7.05(b) for which such Government Approvals are reasonably projected to be required), have been duly obtained and validly issued, are in full force and effect, are not the subject of any pending or threatened appeal (except appeals which could not reasonably be expected to have a Material Adverse Effect), are held in the name of the Borrower or such third party and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect or (ii) the Borrower or such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower reasonably believes that any material Government Approvals which have not been obtained by the Borrower or the relevant third party as of the date of the making of this representation, but which shall be required to be obtained in the future by the Borrower or such third party for the Development, shall be obtained in due course on or prior to the commencement of the appropriate stage of Development for which such Government Approval would be required and shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect or which the Borrower or the relevant third party (as the case may be) does not expect to satisfy on or prior to the commencement of the appropriate stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect. No Material Adverse Effect could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower. The Project, if constructed in accordance with the Phase 1 Construction Budget and Schedule or Phase 2 Construction Budget and Schedule, as applicable, and otherwise Developed as contemplated by the Material Project Documents, will conform to and comply with all covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules, except to the extent that a failure to so conform or comply could not reasonably be expected to have a Material Adverse Effect.

(e) The Borrower is in compliance in all material respects with, all Government Rules and Government Approvals applicable to the Borrower.

7.06 Proceedings. There is (a) no action, suit or proceeding at law or in equity or by or before any Government Authority or arbitral tribunal now pending or, to the Borrower’s Knowledge, threatened against the Borrower or the Project or with respect to any Material Project Document or Government Approval related to the Project and (b) no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, which in the case of clause (a) could reasonably be expected to have a Material Adverse Effect.

7.07 Environmental Matters. Except as otherwise specified on Schedule 7.07 to this Agreement:

(a) The Project has (i) at all times complied and is in compliance with all Environmental Laws and all Government Approvals required under any Environmental

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Laws and (ii) obtained and maintained in full force and effect all Government Approvals required for the Project under Environmental Laws, except for any non-compliance or failure to obtain or maintain in full force and effect that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There are no pending, or to the Borrower’s Knowledge, threatened, actions that have a reasonable likelihood of success and are material by any Government Authority or any other Person to revoke, terminate, cancel, withdraw, limit, amend or appeal any Government Approvals required for the Project under Environmental Laws.

(b) There are no facts, circumstances, conditions or occurrences regarding the Project that could reasonably be expected (i) to form the basis of a material Environmental Claim or give rise to a material liability or material investigatory, corrective or remedial obligation under any Environmental Law, with respect to the Project, or against the Project or the Borrower, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) to cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would materially hinder or restrict the Borrower or any other Person from operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).

(c) There are (i) no past Environmental Claims, (ii) no pending Environmental Claims or (iii) to the Borrower’s Knowledge, no threatened Environmental Claims, in each case arising with respect to the Project against the Project or the Borrower, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) Hazardous Materials have not at any time been Released at, on, under or from the Project other than in compliance at all times with all applicable Environmental Laws or so as not to give rise to a material Environmental Claim or a material liability or material investigatory, corrective or remedial obligation under any Environmental Law.

(e) There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by, or which are in the possession or control of the Borrower in relation to the Project which have not been provided to the Agent and the Lenders.

7.08 Taxes. The Borrower has timely filed or caused to be filed all tax returns that are required to be filed, and has paid all taxes shown to be due and payable on such returns or on any assessments made against the Borrower or any of its Property and all other Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due or which are being Contested and other than Taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes.

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7.09 Tax Status. The Borrower is a limited partnership that is treated as a partnership for federal, state and local income tax purposes. All persons holding an interest in the Borrower treated as equity for tax purposes are U.S. persons within the meaning of Code section 7701(a)(30).

7.10 ERISA; ERISA Event.

(a) The Borrower does not employ any employees and does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan or Multiemployer Plan.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed 10% of the Net Worth of any Pledgor.

7.11 Nature of Business. The Borrower has not engaged in any business other than the Development as contemplated by the Transaction Documents.

7.12 Security Documents. The Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices (or adequate provision therefor has been made in a manner acceptable to the Lenders), and all other necessary and appropriate action has been taken, so that each such Security Document creates a perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been obtained from each of the parties to the Material Project Documents and the Other Project Documents.

7.13 Subsidiaries. The Borrower has no Subsidiaries.

7.14 Status.

(a) The Borrower is not (i) an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment advisor” within the meaning of the Investment Company Act of 1940.

(b) None of the Borrower, the Agent, the Collateral Agent or the Lenders, solely by virtue of the execution, delivery and performance of, or its consummation of the transactions contemplated by Financing Documents shall be or become: (i) a “natural-gas

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company” as such terms are defined in the NGA or subject to regulation pursuant to the NGA, (ii) subject to regulation under the law of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (iii) subject to regulation under the law of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term.

7.15 Material Project Documents; Licenses.

(a) The Project Documents in effect as of the date of the making of this representation and the Additional Project Documents (together with each Ancillary Document related thereto) entered into in accordance with this Agreement, constitute and include all material contracts and agreements relating to the Development and, other than the Financing Documents, the Borrower is not and will not be a party to any contract or agreement that is not a Project Document that it is permitted to enter into pursuant to the terms hereof. There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents, the Other Project Documents and the Financing Documents. The Agent has received a certified copy of each Material Project Document and Other Project Document as in effect on the date of its delivery to the Agent and each amendment, modification or supplement to each such Project Document. None of the Project Documents has been amended, modified, supplemented, transferred or assigned, except as permitted by this Agreement or has been materially Impaired except, with respect to Non-Material Project Documents or Other Project Documents, such amendments, modifications or supplements (and, with respect to Non-Material Project Documents, such transfers or assignments) which could not reasonably be expected to have a Material Adverse Effect, and all of the Project Documents (other than those that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation or that have been cancelled or terminated as permitted under this Agreement) are in full force and effect except, with respect to Non-Material Project Documents or Other Project Documents, such cancellations or terminations or failures to be in full force and effect which could not reasonably be expected to have a Material Adverse Effect. All conditions precedent to the obligations of the Borrower under the Material Project Documents have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of Development. The Borrower has not given or received a notice of default under any Project Document except, with respect to Non-Material Project Documents or Other Project Documents, those which could not reasonably be expected to have a Material Adverse Effect and, to the Borrower’s Knowledge, no Project Party is in default of any material covenant or material obligation set forth in any Project Document and no condition has occurred that would become such a default with the giving of notice or lapse of time except, with respect to Non-Material Project Documents or Other Project Documents, those conditions which could not reasonably be expected to have a Material Adverse Effect.

(b) All material permits, licenses, trademarks, patents or agreements with respect to the usage of technology that are necessary for the current stage of the Development have been obtained, are final and are in full force and effect, and the use thereof by the Borrower does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse

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Effect. The Borrower reasonably believes that all such permits, licenses, trademarks, patents or agreements necessary for all future stages of the Development will be timely obtained in the ordinary course and will not be subject to terms or conditions which could reasonably be expected to result in a Material Adverse Effect.

(c) Except as listed on Appendix D or as otherwise permitted pursuant to Section 8.24, the Borrower has not entered into any agreements with any Pledgor or any of its Affiliates other than transactions entered into in the ordinary course of business, on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Pledgor.

7.16 Margin Stock. No part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose.

7.17 Disclosure. The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither this Agreement nor any Financing Document nor any reports, financial statements, certificates or other written information furnished to the Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under, this Agreement and the other Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Agent or the Lenders hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact pertaining to the Borrower or the Project or omits to state a material fact pertaining to the Borrower or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Phase 1 Construction Budget and Schedule, the Phase 2 Construction Budget and Schedule and the Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Phase 1 Construction Budget and Schedule, the Phase 2 Construction Budget and Schedule or any such other items listed in this sentence. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided to the Borrower, the Agent or the Lenders by the Independent Engineer or the Insurance Advisor (except to the extent such information or material originated with the Borrower).

7.18 Insurance. All insurance required to be obtained by the Borrower has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05, and all premiums then due and payable on all such insurance have been paid, and to the Borrower’s Knowledge, all insurance required to be obtained as of the date this representation is made by a Material Project Party pursuant to a Material Project Document has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05.

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7.19 Indebtedness; Investments. The Borrower (a) does not have any Investments except Permitted Investments and (b) has not incurred any Indebtedness other than Permitted Indebtedness.

7.20 No Material Adverse Effect. To the Borrower’s Knowledge, there are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

7.21 Absence of Default. No Default or Event of Default has occurred and is continuing.

7.22 Ownership. As of the date hereof, the Borrower is an indirect wholly-owned Subsidiary of Cheniere Energy, Inc.

7.23 Property. All material real and personal property rights necessary for the current stage of Development have been obtained by the Borrower and are in good standing.

7.24 No Force Majeure. No event of force majeure or other event or condition exists which (a) permits any Material Project Party to cancel or terminate its performance under any Material Project Documents to which it is a party in accordance with the terms thereof or (b) permits any Material Project Party to suspend its performance under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension could reasonably be expected to have a Material Adverse Effect or (c) could excuse any such party from liability for nonperformance under any Material Project Document to which it is a party, which excuse from liability could reasonably be expected to have a Material Adverse Effect.

7.25 Ranking. The Financing Documents (other than the Consents and Agreements) and the Secured Obligations evidenced thereby are and will at all times be secured obligations of the Borrower, and rank and will at all times rank senior in right of payment and otherwise at least pari passu with all other Indebtedness of the Borrower (other than Indebtedness permitted by Section 8.16(c)), whether now existing or hereafter outstanding.

7.26 Labor Matters. No labor problems or disturbances in connection with the Borrower or the Project exist or, to the Borrower’s Knowledge, are threatened which could reasonably be expected to have a Material Adverse Effect.

7.27 Operating Arrangements. The management, administration and operating-related responsibilities delegated to the Manager and the Operator pursuant to the Management Services Agreement and the O&M Agreement, collectively, constitute all of the management, administration and operating-related obligations, respectively, of the Borrower pursuant to the Transaction Documents and the Manager and Operator are capable of fulfilling and are bound to fulfill such obligations pursuant to the terms of the Management Services Agreement and the O&M Agreement.

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ARTICLE VIII

COVENANTS

The Borrower covenants and agrees with the Lenders and the Agent that until the Termination Date:

8.01 Reporting Requirements. The Borrower shall deliver to the Agent (in sufficient numbers for the Agent and each of the Lenders):

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, (i) unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective fiscal year to the end of such period, (ii) the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year and (iii) commencing with the second quarterly fiscal period of the Borrower following the Term Conversion Date, a compliance certificate executed by the treasurer or the chief financial officer of the Borrower setting forth the calculation of the Debt Service Coverage Ratio for such period;

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, audited statements of income, partners’ equity and cash flows of the Borrower for such year and the related balance sheets as at the end of such year, setting forth in each case, in comparative form the corresponding figures for the preceding fiscal year, and accompanied by (i) an opinion of UHY/Mann, Frankfort, Stein and Lipp CPAs LLC or such other independent certified public accountants of recognized national standing as are reasonably acceptable to the Agent, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments) and shall state (for each fiscal year other than 2004) whether any knowledge of any Default or Event of Default was obtained during the course of their examination of such financial statements and (ii) commencing with the first fiscal year of the Borrower following the Term Conversion Date, a compliance certificate executed by the treasurer or the chief financial officer of the Borrower setting forth the calculation of the Debt Service Coverage Ratio for such period;

(c) as soon as practicable and in any event, unless otherwise specified, within ten Business Days after the Borrower obtains actual knowledge of any of the following, give written notice to the Agent of: (i) the occurrence of any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto, (ii) the occurrence of any casualty, loss or damage, or condemnation or eminent domain taking, with respect to the Project in excess of $15,000,000 in value or any series of such events or circumstances during any 12-month period in excess of $15,000,000 in value in the aggregate, (iii) any litigation or similar proceeding affecting the Project or the Borrower in which the amount involved is in excess of $15,000,000, (iv) any dispute,

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litigation, investigation or proceeding which may exist at any time between any Government Authority and the Borrower to the extent such dispute, litigation, investigation or proceeding involves the Project and could reasonably be expected to result in a Material Adverse Effect, (v) any written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project with copies of any material document relating thereto that are in the possession of the Borrower, (vi) notice of the occurrence of any force majeure event (together with a description of its expected duration) or (vii) any event or circumstance that could reasonably be expected to result in a material liability of the Borrower under ERISA or under the Internal Revenue Code with respect to any pension plan;

(d) promptly upon (i) delivery to another Material Project Party pursuant to a Material Project Document, copies of all material notices or other material documents delivered to such Material Project Party by the Borrower and (ii) such documents becoming available, copies of all material notices or other material documents received by the Borrower pursuant to any Material Project Document (including any notice or other document relating to a failure by the Borrower to perform any of its covenants or obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document) other than notices or other documents delivered in the ordinary course of administration of such Agreements;

(e) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of the Borrower executed by an Authorized Officer of the Borrower stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect to such Default);

(f) promptly after receipt thereof, a copy of each material statement or report received by the Borrower from the Operator pursuant to the O&M Agreement; and

(g) promptly after the occurrence of an ERISA Event, written notice of the occurrence of such ERISA Event.

8.02 Maintenance of Existence, Etc.

(a) The Borrower shall preserve and maintain its legal existence as a Delaware limited partnership and all of its licenses, rights, privileges and franchises necessary for the Development.

(b) The Borrower shall at all times maintain its status as a partnership for U.S. federal, state and local income tax purposes. All of the owners of interests in the Borrower that are treated as equity for U.S. federal income tax purposes will be United States persons within the meaning of Code section 7701(a)(30).

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8.03 Compliance with Government Rules, Etc.

(a) The Borrower shall comply in all material respects with all applicable Government Rules and shall from time to time obtain and renew, and shall comply in all material respects with, Government Approvals as are or in the future shall be necessary for the Development under applicable Government Rules.

(b) Except as provided in paragraph (c) below, the Borrower shall not petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Government Approval in any material respect unless (i) the Borrower shall have furnished to the Agent a copy (certified by an Authorized Officer of the Borrower) of the proposed amendment, supplement or modification and a description of the actions that the Borrower proposes to take and (ii) such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall promptly upon receipt or publication furnish a copy (certified by an Authorized Officer of the Borrower) of each such amendment, supplement or modification to any such Government Approval to the Agent.

(c) If any Impairment of any Government Approval of the Borrower or related to the Project which could reasonably be expected to have a Material Adverse Effect shall occur, then the Borrower shall either (i) within 60 days obtain a replacement Government Approval on terms and conditions that are in all material respects the same as those of such Impaired Government Approval or (ii) within 60 days, take such lawful action as shall be necessary so that (A) such Impairment does not become final and non-appealable or otherwise irrevocable, (B) the effectiveness of such Impairment is postponed or (C) such Impairment is revoked, amended or modified so as to eliminate the reasonable possibility of such Material Adverse Effect.

(d) The Borrower shall issue such notices of transfer and shall take such other actions as the Agent, acting for the benefit of itself and the Lenders, reasonably requests, without undue expense or delay, to secure for the Agent and the Lenders the benefit of each Government Approval related to the Project set forth on Schedule 7.05(a) and, when obtained, Schedule 7.05(b) upon the exercise of remedies under the Security Documents.

(e) The Borrower shall at all times obtain and maintain in full force and effect all permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the construction, operation and maintenance of the Project, except where failure to maintain such permits, licenses, trademarks, patents, agreements or Government Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.04 Environmental Compliance.

(a) The Borrower shall (i) comply in all material respects with all Environmental Laws, including, without limitation, any Government Approvals required under any Environmental Laws and the environmental compliance and reporting requirements in connection with the FERC authorization referred to in Section 6.02(j) and (ii) conduct and complete any investigation, study, sampling and testing, and undertake any corrective, cleanup,

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removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials Released at, on, in, under or from the Project, to the extent required by and in accordance with the requirements of all applicable Environmental Laws.

(b) The Borrower shall deliver to the Agent (with sufficient copies for each Lender) (i) notice of (A) any pending or threatened material Environmental Claim with respect to the Project and (B) information that could reasonably be expected to lead to a material Environmental Claim, in either case promptly upon obtaining knowledge thereof, describing the same in reasonable detail, together with such notice, or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto and, thereafter, from time to time, such detailed reports with respect thereto as the Agent or any Lender may reasonably request and (ii) promptly upon their becoming available, copies of written communications with any Government Authority relating to any such material Environmental Claim and any such other matter as is reported to the Agent or the Lenders pursuant to this Section 8.04(b).

(c) The Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable Government Rules and Government Approvals or so as to give rise to a material Environmental Claim or a material liability or obligation under any Environmental Law.

8.05 Insurance; Events of Loss.

(a) Insurance Maintained by the Borrower, the EPC Contractor, the Anchor Tenants and the Operator. The Borrower shall (i) procure at its own expense and maintain in full force and effect and (ii) cause the Phase 1 EPC Contractor, each Phase 2 Construction Contractor, each Anchor Tenant (to the extent applicable), the Operator and each other Material Project Party to procure at such Person’s own expense and maintain in full force and effect, the insurance set forth on Schedule 8.05 to this Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document.

(b) Restoration Prior to Phase 2 Completion. Subject to Section 4.09 of the Collateral Agency Agreement, amounts to be made available to the Borrower from the Insurance Proceeds Account for Restoration following any Event of Loss that occurs prior to Phase 2 Completion shall be remitted to or as directed by the Borrower by the Collateral Agent to be used for Restoration in the event that the Net Available Amount for each Event of Loss is equal to or greater than $5,000,000 if the Independent Engineer shall have delivered to the Agent a certificate to the effect that the sum of (i) the Net Available Amount deposited in the Insurance Proceeds Account plus (ii) the amount of Loss Proceeds already paid to the Phase 1 EPC Contractor plus (iii) other amounts deposited in the Insurance Proceeds Account by any Pledgor or other Persons is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Agent in consultation with the Independent Engineer, including amounts available to be drawn under this Agreement), in the reasonable opinion of the Independent Engineer, to complete such Restoration and to achieve Phase 1 Substantial Completion in accordance with the Phase 1 Construction Budget and Schedule and the Borrower’s obligations under the TUAs then in effect, provided, that if the Independent Engineer is unable to provide such a certificate, such Net Available Amounts may be used for Restoration

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upon receipt of written consent of the Majority Lenders (such consent to be given or withheld at the sole discretion of the Majority Lenders). Amounts made available to the Borrower under this Section 8.05(b) shall only be utilized for Restoration and, if not so utilized within 30 days of receipt thereof, shall be used to prepay the Loans.

(c) Restoration Following Phase 2 Completion.

(i) Subject to Section 4.09 of the Collateral Agency Agreement, amounts to be made available to the Borrower from the Insurance Proceeds Account for Restoration following any Event of Loss that occurs following Phase 2 Completion shall be remitted to the Borrower by the Collateral Agent, in the event that the Net Available Amount is less than $25,000,000 to be used for Restoration or (A) in the event that the failure by the Borrower to Restore the Affected Property could not reasonably be expected to result in a Material Adverse Effect and the Borrower and the Agent have received a certificate of the Independent Engineer certifying the same, for any purpose, at the discretion of the Borrower or otherwise or (B) to prepay the Loans.

(ii) Amounts to be made available to the Borrower from the Insurance Proceeds Account for Restoration following any Event of Loss that occurs following Phase 2 Completion shall be remitted to the Borrower by the Agent to be used for Restoration in the event that the Net Available Amount is equal to or greater than $25,000,000 if the Independent Engineer shall have delivered to the Agent a certificate to the effect that the sum of (A) the Net Available Amount deposited in the Insurance Proceeds Account plus (B) other amounts deposited in the Insurance Proceeds Account by the Borrower, any Pledgor or other Persons is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Agent in consultation with the Independent Engineer, including amounts available to be drawn under this Agreement), in the reasonable opinion of the Independent Engineer to complete such Restoration, provided, that if the Independent Engineer is unable to provide such a certificate, such Net Available Amounts may be used for Restoration upon receipt of written consent of the Majority Lenders (such consent to be given or withheld at the sole discretion of the Majority Lenders). Amounts made available to the Borrower under this clause (ii) shall only be used for Restoration and, if not so utilized within 90 days of receipt thereof, shall be used to prepay the Loans.

8.06 Proceedings. The Borrower shall (a) promptly upon obtaining knowledge of each action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body pending or threatened against the Borrower involving (i) claims against the Borrower or the Project in excess of $10,000,000 individually or (ii) injunctive or declaratory relief and (b) promptly upon becoming aware of other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval or written notice of the failure to comply with the terms and conditions of any Government Approval) which could reasonably be expected to result in a Material Adverse Effect, in each event described in clauses (a) and (b) above, furnish to the Agent a notice of such event describing it in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect to such event.

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8.07 Taxes. The Borrower shall pay and discharge all Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

8.08 Books and Records; Inspection Rights. The Borrower shall keep proper books of record in accordance with GAAP and permit representatives and advisors of the Agent or any Lender, upon reasonable notice to the Borrower, to visit and inspect its properties, to examine, copy or make excerpts from its books, records and documents (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may reasonably request.

8.09 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Loans as follows: (i) to pay Phase 1 Project Costs with Phase 1 Loans, (ii) to pay Phase 2 Project Costs with Phase 2 Loans or with the proceeds of the Phase 1 Loan made on the Final Funding Date and not required to be transferred to the Phase 1 Punchlist Retention Subaccount or Phase 1 Construction Payment Subaccount, (iii) to pay Phase 1 Project Costs reasonably and necessarily incurred by the Borrower that are not included in the Phase 1 Construction Budget and Schedule solely to the extent of the Contingency relating to Phase 1, (iv) to pay Phase 2 Project Costs reasonably and necessarily incurred by the Borrower that are not included in the Phase 2 Construction Budget and Schedule solely to the extent of the Contingency relating to Phase 2, (v) to pay Debt Service, (vi) to fund the Debt Service Reserve Account up to the Required Debt Service Reserve Amount, (vii) with respect to any Loan made prior to the Term Conversion Date, to pay Operation and Maintenance Expenses, (viii) to repay any Subordinated Indebtedness outstanding on the Effective Date together with any accrued interest thereon in an amount not to exceed $38,500,000, (ix) to make a distribution as provided in Section 8.12(vi) and (x) with respect to the initial Phase 2 Loan, to reimburse the Borrower, the Pledgors or any Affiliate of the Pledgors for any Phase 2 Project Costs paid by or on behalf of the Borrower prior to the initial borrowing of a Phase 2 Loan.

(b) The Borrower shall use the proceeds of each Loan solely for the costs and expenses specified in the related Notice of Borrowing and any related certificates delivered by the Borrower in connection therewith.

8.10 Maintenance of Lien. The Borrower shall grant a security interest in the Borrower’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Agent for such purposes. The Borrower shall promptly discharge at the Borrower’s cost and expense, any

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Lien (other than Permitted Liens) on the Collateral. Without limiting the foregoing, the Borrower shall cause any Person holding any direct equity interest in the Borrower (including transfers thereof) to execute a Pledge Agreement substantially in the form of Exhibit E.

8.11 Prohibition of Fundamental Changes.

(a) The Borrower shall not change its legal form, amend its Partnership Agreement (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower, provided, that the Borrower shall have delivered to the Agent a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Partnership Agreement other than such changes as are necessary solely to reflect the change in ownership) or any other organizational document, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person and shall not liquidate or dissolve. The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of $3,000,000 per year except: (i) sales of assets no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business, (ii) sales, transfers or other dispositions of Permitted Investments, (iii) Restricted Payments made in accordance with the Financing Documents, (iv) sales of Services in the ordinary course of business and (v) sales of surplus retained Gas obtained by the Borrower under the TUAs as well as LNG used for testing, commissioning and cool down and the Gas produced from said LNG. The Borrower shall not issue any equity interests (or enter into any option agreement, subscription agreement or other agreement for the issuance of any equity interests) in the Borrower to any Person, except to (A) any Person who shall be an Approved Transferee at the time such equity interests are issued or (B) any Person reasonably acceptable to the Lenders, who in either case has executed and delivered to the Collateral Agent a Pledge Agreement substantially in the form of Exhibit E for the benefit of the Secured Parties and provided such other instruments as reasonably requested by the Agent; provided, that such equity issuance under either clause (A) or (B) shall not cause a Default, including under Section 9.01(t).

(b) The Borrower shall not purchase or acquire any assets other than: (i) the purchase of assets reasonably required for the completion of the Project as contemplated by the Transaction Documents, and in any event in accordance with applicable Government Approvals and applicable Government Rules and as contemplated by the Phase 1 Construction Budget and Schedule and Phase 2 Construction Budget and Schedule, (ii) the purchase of assets reasonably required in connection with Restorations in accordance with Section 8.05(b) or 8.05(c), (iii) the purchase of assets in the ordinary course of business reasonably required in connection with the operation and maintenance of the Project contemplated by the Transaction Documents, (iv) the purchase of assets reasonably required in connection with Permitted Capital Expenditures and (v) Permitted Investments.

8.12 Restricted Payments. The Borrower shall not make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (a) repay Subordinated Indebtedness in accordance with Section 8.09(a)(viii) and (b) on any Quarterly Date following the Term Conversion Date, make a Restricted Payment in cash from and to the extent of cash then on deposit in the Distribution Account, subject to the satisfaction of each of

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the following conditions on the date of such Restricted Payment (a “Restricted Payment Date”) and after giving effect thereto:

(i) the first Principal Payment Date shall have occurred or shall be concurrent with the proposed Restricted Payment Date;

(ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(iii) the Debt Service Reserve Account is fully funded in an amount at least equal to the Required Debt Service Reserve Amount;

(iv) the Debt Service Coverage Ratio for the most recent calendar quarter is not less than 1.25 to 1.0;

(v) the Borrower shall have delivered to the Agent, at least five Business Days prior to the proposed Restricted Payment Date, a certificate of the Borrower executed by an Authorized Officer dated the Restricted Payment Date:

(A) to the effect that each of the foregoing conditions shall have been satisfied as at such Restricted Payment Date; and

(B) setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratio for the relevant period and stating that such calculations were prepared in good faith and were based on reasonable assumptions.

The Borrower shall be permitted to make a one-time Restricted Payment of any balance standing to the credit of the Phase 2 Construction Account after the Phase 1 Final Completion and Phase 2 Completion has occurred if (A) each of the conditions in paragraphs (i) to (v) of this paragraph (b) are satisfied and (B) the Agent shall have received a certificate of the Independent Engineer dated as of the date of the proposed Restricted Payment, reasonably satisfactory to the Agent, certifying (aa) that Phase 1 has achieved Phase 1 Final Completion, (bb) that Phase 2 has achieved Phase 2 Completion and (cc) Phase 2 has successfully passed the performance test in accordance with the test procedures and test criteria set forth in Appendix I to Exhibit C-4, which certificate shall be substantially in the form of Exhibit C-4.

8.13 Liens. The Borrower shall preserve and maintain good and valid title to, or rights in, the Collateral and its Property and shall not create, incur, assume or suffer to exist any Lien on any of the Collateral or any of its other Property except:

(a) (i) Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA), (ii) Liens imposed by any Government Authority for Taxes that are not yet due or that are being Contested, or (iii) Mechanics’ Liens arising in the ordinary course of business or incident to the Development or any Restoration, in each case, in respect of obligations that are not yet due or that are being Contested,

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(b) minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances, licenses, restrictions on the use of property or minor imperfections in title that (i) do not (A) materially impair the property affected thereby for the purpose for which title was acquired or (B) interfere with the Development of the Project and (ii) that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect,

(c) Liens created pursuant to the Original Credit Agreement or this Agreement, as applicable, and the Security Documents,

(d) Liens incurred in connection with Indebtedness permitted under clauses (c) and (d) of Section 8.16,

(e) Liens which are exceptions to the Title Policy on the Effective Date, and

(f) pledges or deposits to secure the performance of (i) bids, trade contracts (other than for borrowed money), operating leases, statutory obligations, surety bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount not greater than $15,000,000 or (ii) appeal bonds and letters of credit in an aggregate amount not in excess of $30,000,000 issued for the benefit of suppliers of LNG to be used in the cool down of the Project.

8.14 Investments. The Borrower shall not make, and shall not instruct the Collateral Agent to make, any Investments except Permitted Investments.

8.15 Hedging Arrangements.

(a) No later than 5 days following the Effective Date, the Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more Permitted Swap Agreements (in form and substance satisfactory to the Agent), provided, that, on the Term Conversion Date, the Permitted Swap Agreements shall amount to no less than $700,000,000 and no more than $1,500,000,000 and shall be placed in accordance with a schedule substantially similar to Schedule 8.15(a).

(b) The Borrower shall not enter into any Hedging Agreements other than Permitted Swap Agreements.

8.16 Indebtedness. The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except:

(a) Indebtedness created pursuant to this Agreement,

(b) unsecured Indebtedness of the Borrower incurred to finance working capital and other general corporate purposes; provided, that such Indebtedness shall be used (i) to finance working capital in an amount not to exceed $20,000,000 or (ii) for general corporate purposes (including leases and sale-leaseback transactions) in an

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amount not to exceed $10,000,000 (in addition to the leases permitted pursuant to paragraph (c) of this Section 8.16),

(c) purchase money or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment (and Indebtedness incurred to finance any such obligations); provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $5,000,000 in the aggregate,

(d) Indebtedness in respect of the Permitted Swap Agreements,

(e) other unsecured Indebtedness for borrowed money subordinated to the Secured Obligations pursuant to an instrument in writing satisfactory in form and substance to the Majority Lenders or substantially in the form of Exhibit F,

(f) reimbursement obligations with respect to letters of credit to secure the purchase of LNG for cool down of the Project in the aggregate amount not greater than $30,000,000, and

(g) any Indebtedness created pursuant to the agreements between the Borrower and the Title Company dated February 23, 2005 and July 21, 2006,

provided, that the Borrower may only incur the Indebtedness referred to in paragraph (b), (c) or (e) above following the Term Conversion Date.

8.17 Nature of Business.

(a) The Borrower shall not engage in any business other than the Development and any activities incidental thereto.

(b) The Borrower shall not permit to exist any Subsidiary of the Borrower.

(c) The Borrower shall not directly or by way of derivative or synthetic transactions engage in the sale, trading or hedging of Gas or LNG or any related product or by-product except with respect to (i) acquiring and selling LNG for the testing, commissioning and cool down of the Project, in the case of Phase 1 pursuant to the Phase 1 EPC Contract and, in the case of Phase 2, for the purposes of achieving Phase 2 Completion and selling the Gas resulting therefrom, (ii) selling LNG or Gas after the failure of a customer to take delivery as contemplated by a TUA and (iii) selling LNG or Gas derived from retainage in accordance with a TUA that is excess to the Borrower’s requirements to perform the Services.

(d) The Borrower shall not employ or engage any employees nor enter into any contractual or other arrangements with any Person that would require the Borrower to be subject to or to comply with ERISA or any other Government Rule concerning labor, employment, wages or worker benefits.

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8.18 Project Construction; Maintenance of Properties.

(a) The Borrower shall cause the Project to be constructed and completed substantially in accordance with, and otherwise take such actions in respect of the Project as are required by, Prudent Industry Practices, applicable Government Rules, the Phase 1 EPC Contract, each Phase 2 Construction Contract, the Phase 1 Construction Budget and Schedule, the Phase 2 Construction Budget and Schedule and the other relevant Project Documents.

(b) The Borrower shall maintain and preserve the Project and all of its other material Properties necessary or useful in the proper conduct of its business in good working order and condition (ordinary wear and tear excepted), substantially in accordance with Prudent Industry Practices, the Project Documents and the operating manuals. The Borrower shall operate (or cause to be operated) the Project substantially in accordance with Prudent Industry Practices, the Project Documents, the Operating Budget and the operating manuals.

(c) The Borrower shall not make any Capital Expenditures except Permitted Capital Expenditures. All assets or property built or acquired with Capital Expenditures shall be part of the Collateral.

8.19 Construction Reports. Prior to Phase 1 Substantial Completion, together with the submission of each Borrowing Certificate, the Borrower shall deliver to the Agent a Construction Report, substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable, in form and substance satisfactory to the Agent and the Independent Engineer, accompanied by a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail:

(a) in the case of a Borrowing Certificate for a Phase 1 Loan:

(i) estimated dates on which Ready for Cool Down, Ready for Performance Testing and Phase 1 Substantial Completion shall be achieved,

(ii) the Borrower’s then-current estimate of anticipated Phase 1 Project Costs through Ready for Cool Down, Ready for Performance Testing and Phase 1 Substantial Completion as compared to the Phase 1 Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by Agent,

(iii) any occurrence of which the Borrower is aware that could reasonably be expected to (i) increase the total Phase 1 Project Costs above those set forth in the Phase 1 Construction Budget and Schedule, (ii) delay Phase 1 Substantial Completion beyond the Guaranteed Substantial Completion Date or (iii) have a Material Adverse Effect,

(iv) if Phase 1 Substantial Completion is not anticipated to occur on or before the Guaranteed Substantial Completion Date (as such term is defined in the Phase 1 EPC Contract), the reasons therefor (and a schedule recovery plan),

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(v) the status of construction of Phase 1, including progress under the Phase 1 EPC Contract (and a description of any material defects or deficiencies with respect thereto) and the proposed construction schedule for the following month,

(vi) the status of the Government Approvals necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals, and

(vii) a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period and the compliance with or liabilities under Environmental Laws;

(b) in the case of a Borrowing Certificate for a Phase 2 Loan:

(i) the estimated date on which Phase 2 Completion shall be achieved,

(ii) the Borrower’s then-current estimate of anticipated Phase 2 Project Costs for the following 360 days as compared to the Phase 2 Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by Agent,

(iii) any occurrence of which the Borrower is aware that could reasonably be expected to have a Material Adverse Effect,

(iv) the status of construction of Phase 2, including progress under each of the Phase 2 Construction Contracts,

(v) the status of the Government Approvals necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals, and

(vi) a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period and the compliance with or liabilities under Environmental Laws;

If during any fiscal quarter of the Borrower prior to Term Conversion Date there are no Loans requested, by the final Business Day of the month following the end of such fiscal quarter the Borrower shall deliver to the Agent each of the above-referenced Construction Reports and certificates.

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8.20 EPC and Construction Contracts

(a) Phase 1. The Borrower shall not:

(i) initiate or consent to (without the consent of the Majority Lenders in consultation with the Independent Engineer) any change in the description of work under the Phase 1 EPC Contract that, directly or indirectly, could be reasonably expected to or in fact does:

(A) increase the contract price of the Phase 1 EPC Contract as of the Effective Date; provided, that (1) the Borrower may, without the consent of the Majority Lenders, enter into any Phase 1 Change Order or make payment of any claim under the Phase 1 EPC Contract, if (aa) such increase is with respect to identified and unused allowances under the Phase 1 EPC Contract, or the amount of any such Phase 1 Change Order or payment is less than $5,000,000 and the aggregate of all such Phase 1 Change Orders or payments is less than $15,000,000 and (bb) the Agent has received a certificate of the Independent Engineer confirming that after giving effect to such Phase 1 Change Orders or payments (x) the ability of the Borrower to achieve Phase 1 Substantial Completion in accordance with the Phase 1 Construction Budget and Schedule has not been adversely and materially affected and (y) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Phase 1 Project Costs exceeding the funds then available to pay such Phase 1 Project Costs; (2) if an event of force majeure, Change in Law or Borrower-Caused Delay (as described in the Phase 1 EPC Contract) prompts the Phase 1 EPC Contractor to request a Phase 1 Change Order to which it is entitled under the terms of the Phase 1 EPC Contract, the Borrower shall be entitled to authorize such change without first obtaining the consent of the Lenders if the amount of such change is within the remaining Contingency set forth in the Phase 1 Construction Budget and Schedule; and (3) the Borrower may enter into any Phase 1 Change Order under the Phase 1 EPC Contract for amounts in excess of the amounts specified in clause (A)(1) above; provided, that (I) the Borrower or any other Person on behalf of the Borrower shall have transferred to the Collateral Agent for deposit to the Phase 1 Construction Account an amount sufficient to pay the maximum amount that may become due and payable pursuant to such Phase 1 Change Order provided, that no such deposit shall be required in connection with any such Phase 1 Change Order the amount and subject matter of which is included as a Contingency line item or which constitutes a utilization of any portion of the unallocated Contingency reflected in the Phase 1 Construction Budget and Schedule delivered on the Effective Date and (II) the Agent shall have received a certificate of the Independent Engineer confirming that after giving effect to such Phase 1 Change Order or payments (X) the ability of the Borrower to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date has not been materially adversely affected and (Y) such Phase 1 Change Order will not result in Phase 1 Project Costs exceeding the funds then available to pay such Phase 1 Project Costs; for avoidance of doubt, nothing contained in this clause 8.20(A)(1) shall be deemed to amend or modify any other requirement contained in this Agreement to obtain the consent of the Lenders, the Agent and/or Independent Engineer for any increase in Project Costs or use of proceeds of the Loans;

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(B) extend the Guaranteed Substantial Completion Date or adversely affect the likelihood of achieving Phase 1 Substantial Completion by such date;

(C) except as a result of a buydown of the Performance Guarantees pursuant to Section 11.5 of the Phase 1 EPC Contract which is otherwise permitted pursuant to the terms hereof, modify the Performance Guarantees, any other performance guarantee of the Phase 1 EPC Contractor or the criteria or procedures for the conduct or measuring the results of the Performance Tests (as each capitalized term used in this clause and not otherwise defined in this Agreement is defined in the Phase 1 EPC Contract);

(D) adjust the Payment Schedules (other than as a result of a Phase 1 Change Order permitted by Section 8.20(a)(i) or otherwise permitted by this Agreement), or adjust the amount of or timing of the payment of the Schedule Bonus (as each such term is defined in the Phase 1 EPC Contract) (other than in the manner contemplated by the Phase 1 Change Order substantially in the form attached hereto as Exhibit M) or agree to any additional bonus to be paid to the Phase 1 EPC Contractor;

(E) cause any material component or material design feature or aspect of Phase 1 to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the Phase 1 EPC Contract (other than as the result of a Phase 1 Change Order for an amount not greater than $35,000,000 which is permitted by Section 8.20(a)(i) or otherwise permitted by this Agreement);

(F) diminish or otherwise alter in any material respect any Phase 1 EPC Contractor’s liquidated damages obligations under the Phase 1 EPC Contract;

(G) waive or alter the provisions under the Phase 1 EPC Contract relating to default, termination or suspension or the waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate the Phase 1 EPC Contract; or

(H) otherwise materially diminish, lessen or waive in any manner any material liability, obligation or undertaking of the Phase 1 EPC Contractor under the Phase 1 EPC Contract.

(ii) approve any remedial plan under Section 11 of the Phase 1 EPC Contract;

(iii) without limiting any restrictions set forth in Section 8.20(a)(i) or (ii) above, issue, direct, authorize, consent to or suffer the occurrence of, any

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variation, Phase 1 Change Order, amendment or modification or suspension of or to the Phase 1 EPC Contract that, directly or indirectly, constitutes or could reasonably be expected to result in a Material Adverse Effect; and

(iv) certify to, consent to or otherwise request or permit through a Phase 1 Change Order or otherwise without the consent of the Majority Lenders (in consultation with the Independent Engineer) the occurrence of Phase 1 Substantial Completion, Phase 1 Final Completion, Ready for Performance Testing or Ready for Cool Down or make any election to take care, custody and control of Phase 1 (or any portion thereof) pursuant to Section 11.5B (or any other provision thereof) of the Phase 1 EPC Contract; provided, however, that the Agent shall use reasonable efforts to promptly review relevant documentation provided to it by the Borrower.

(b) Phase 2.

(i) The Borrower shall not initiate or consent to (without the consent of the Majority Lenders in consultation with the Independent Engineer) any change in the description of work under any Phase 2 Construction Contract that, directly or indirectly, could be reasonably expected to or in fact then does increase Phase 2 Project Costs to an amount in excess of the Phase 2 Allocation; provided, that the Borrower may, without the consent of the Majority Lenders, enter into any Phase 2 Change Order or make payment of any claim under any Phase 2 Construction Contract, if the Agent has received a certificate of (A) the Independent Engineer confirming that after giving effect to such Phase 2 Change Orders or payments (1) the ability of the Borrower to achieve Phase 1 Substantial Completion in accordance with the Phase 1 Construction Budget and Schedule has not been adversely and materially affected and (2) that the remaining aggregate unused amount of the Commitments and the amount of any other funds committed in writing by a Pledgor, any Affiliate of a Pledgor or a financial institution in the form of equity or Subordinated Indebtedness is sufficient, in the reasonable judgment of the Independent Engineer (as to the sufficiency of such amount only), to achieve Phase 1 Substantial Completion on or prior to the Guaranteed Substantial Completion Date and to achieve Phase 2 Completion and (B) the Borrower confirming that after giving effect to such Phase 2 Change Orders or payment it will be in compliance with the Financing Documents; and

(ii) without limiting any restrictions set forth in Section 8.20(b)(i) above, issue, direct, authorize, consent to or suffer the occurrence of, any variation, Phase 2 Change Order, amendment or modification or suspension of or to any Phase 2 Construction Contract that, directly or indirectly, constitutes or could reasonably be expected to result in a Material Adverse Effect.

8.21 Project Documents, Etc.

(a) The Borrower shall (i) perform and observe in all material respects all of its covenants and obligations contained in each of the Project Documents, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Project Document in

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accordance with the terms of such Project Documents or otherwise (except for the expiration of any Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Project Party each material covenant or material obligation of each Project Document to which such Person is a party in accordance with its terms, except in each of clauses (i), (ii) or (iii) with respect to any Non-Material Project Document or Other Project Document any such act or failure to act, perform, observe, enforce, terminate or cancel which could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant.

(b) The Borrower shall not, without the prior written consent of the Majority Lenders in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Project Document or consent to or accept any cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in any Project Document (other than the sub-license of any Phase 1 EPC Contract or Phase 2 Construction Contract-related intellectual property rights to an Affiliate of the Borrower), (iii) waive any material default under, or material breach of, any Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Project Document, (iv) initiate or settle a material arbitration proceeding under any Project Document, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or may reasonably be expected, to Impair any Project Document or (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of a Project Document or of the performance of any material covenant or obligation by any other Person under any Project Document (other than (x) Phase 1 Change Orders or Phase 2 Change Orders, which Phase 1 Change Order and Phase 2 Change Order protocol is addressed in Section 8.20, and (y) amendments, modifications, supplements or variations with respect to Non-Material Project Documents or Other Project Documents, in each case relating to Phase 2). Notwithstanding the preceding sentence, the Borrower may, with prior written notice to the Agent, take any of the actions described in clauses (i) or (iii) through (vi) inclusive with respect to Other Project Documents or in clauses (i) through (vi) with respect to Non-Material Project Documents, which could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant.

(c) Subject to the next sentence of this paragraph (c), the Borrower shall not enter into any Additional Project Document without the prior written consent of the Majority Lenders in consultation with the Independent Engineer (which consent shall not be unreasonably withheld). Notwithstanding the prior sentence, the Borrower may, with prior written notice to the Agent, enter into any Non-Material Project Document or Other Project Document including a Project Document of the type described in Section 8.24(d), provided that such new Non-Material Project Document or Other Project Document (i) could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant (including, for the avoidance of doubt, triggering the provisions of Article 13 of the Omnibus Agreement with Total USA LNG, Inc.) and (ii) the Agent shall have received a certificate of an Authorized Officer of the Borrower

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certifying as to the items set forth in clause (i) of this paragraph (c). The Borrower must obtain the requisite Ancillary Documents prior to, or contemporaneously with, the execution of any Additional Project Document.

(d) The Borrower shall cause all Project Revenues received from any Project Party or any other Person to be deposited in the Revenue Account. Without limiting the Borrower’s obligation to procure all Consent and Agreements, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each other Project Party not party to a Consent and Agreement (i) that its Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Project Party’s Project Document requires any payment of Project Revenues specified in clause (a) of the definition of Project Revenues that, in addition to the assignment specified in clause (i) above, it shall pay all such “Project Revenues” directly into the Revenue Account.

(e) The Borrower shall furnish the Agent, the Independent Engineer and the Lenders with (i) certified copies of (A) all amendments, supplements or modifications of any Material Project Documents and Other Project Documents and (B) all Additional Project Documents and (ii) all Ancillary Documents relating to any Additional Project Document, in each case, promptly after execution and delivery of such documents to the Borrower.

(f) The Borrower shall not permit any counterparty to a Project Document to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder (except with respect to Non-Material Project Documents or Other Project Documents if such permission could not reasonably be expected to result in a Material Adverse Effect).

8.22 Operating Budgets. The Borrower shall, on or prior to the commencement of commercial operations, adopt an Operating Budget for the period from such date to the conclusion of the then current fiscal year (and for each month during such period), and, prior to the beginning of each fiscal year of the Borrower thereafter, the Borrower shall adopt an Operating Budget for the succeeding fiscal year (and for each month during such period) which such Operating Budget shall be prepared and observed substantially in accordance with the standards set forth in Section 3.7 of the O&M Agreement. Copies of the proposed Operating Budget, together with a comparison of the costs in the proposed Operating Budget with the costs set forth in the Operating Budget for the current fiscal year and an explanation of the reasons for any significant increase or decrease in any category shall be furnished to the Agent at least 60 days before the beginning of the fiscal year to which such proposed Operating Budget applies.

8.23 Operating Statements and Reports. The Borrower shall furnish to the Agent and the Independent Engineer quarterly, not more than 30 days after the end of the last month of each quarter, commencing with the close of the first full fiscal quarter after the Term Conversion Date, an operating statement of the Project for such quarterly period and for the portion of the Borrower’s fiscal year then ended, and, not more than 120 days after the end of each fiscal year of the Borrower, an operating statement of the Project for such fiscal year. Such operating statements shall correspond to the classifications and monthly periods of the current annual Operating Budget and shall show all Project Revenues and all expenditures for Operation

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and Maintenance Expenses. The quarterly operating statement shall include (a) updated estimates of Operation and Maintenance Expenses for the balance of such fiscal year to which the operating statement relates, (b) any material developments during such fiscal quarter which could reasonably be expected to have a Material Adverse Effect, (c) summary of statistical data relating to the operation of the Project during such fiscal quarter and (d) the cause, duration and projected loss of Project Revenues attributable to each scheduled and unscheduled interruption in the Services by the Project during such fiscal quarter and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure. Both the quarterly and annual operating statements shall be certified as materially complete and correct by an Authorized Officer of the Borrower. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material variance from the amount budgeted therefor in the relevant Operating Budget.

8.24 Transactions with Affiliates. The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) to the extent required by applicable Government Rule, (b) the transactions listed on Appendix D, (c) upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or (d) for any processing agreement with an Affiliate of the Borrower for the uncommitted capacity of the Project, provided that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and such agreement complies with the second sentence of Section 8.21(c). Prior to entering into any agreement with an Affiliate, the Borrower shall deliver to the Agent a certificate of an Authorized Officer of the Borrower describing such transaction in reasonable detail and certifying as to the condition set forth in clause (b), (c) or (d) of this Section 8.24.

8.25 Other Documents and Information. The Borrower shall furnish the Agent (with sufficient copies for each Lender):

(a) promptly after the filing thereof, a copy of each filing made by the Borrower with FERC, except such as are routine or ministerial in nature; and promptly after obtaining knowledge thereof, a copy of each filing with respect to the Project made with FERC by any Person other than the Borrower, except for such filings as are routine or ministerial in nature in any proceeding before FERC in which the Borrower is the captioned party or respondent;

(b) promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, other than such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(c) promptly after receipt or publication thereof, a copy of each Government Approval obtained by the Borrower; and

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(d) promptly upon obtaining knowledge thereof, a description of each material change in the status of any Government Approval identified on Schedule 7.05(a) and Schedule 7.05(b).

8.26 Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any calendar quarter beginning with the second calendar quarter following the Term Conversion Date to be less than 1.15 to 1.00.

8.27 Cooperation. The Borrower shall perform such acts as are reasonably requested by the Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents. The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Independent Engineer and the Insurance Advisor so that the Independent Engineer and the Insurance Advisor may complete and deliver the reports as required herein.

8.28 Auditors. The Borrower shall appoint and maintain as auditor UHY/Mann, Frankfort, Stein and Lipp CPAs LLC (or such other auditor as is reasonably acceptable to the Agent) to audit financial statements.

8.29 Accounts. The Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, any account other than the Collateral Accounts.

8.30 Guarantees. The Borrower shall not directly or indirectly create, incur or assume or otherwise be or become liable with respect to any Guarantee, except as any such Guarantee is Permitted Indebtedness.

8.31 Events of Abandonment. The Borrower shall not cause or permit a Phase 2 Event of Abandonment without the prior consent of the Majority Lenders.

8.32 GAAP. The Borrower shall not change accounting or financial reporting policies, except as required to comply with GAAP.

8.33 Terminal Use Agreements.

The Borrower shall not issue to any Anchor Tenant any notice to commence, or otherwise commence, operations under a TUA without the prior consent of the Agent, which such consent shall be provided upon the receipt of a certificate from the Independent Engineer certifying that (i)(A) Phase 1 Substantial Completion has occurred or (B) that Phase 1 has been completed to the extent required for the Borrower to meet its obligations under such TUA and each other TUA then in effect and (ii) if Phase 1 Substantial Completion has not been achieved, the Operations Activity (as defined in the Phase 1 EPC Contract) or other transfer of care, custody and control to the Borrower shall not materially interfere with the Phase 1 EPC Contractor’s performance of its obligations under the Phase 1 EPC Contract so as to trigger the Phase 1 EPC Contractor’s rights to cease Operations Activity pursuant to Section 11.8A of the Phase 1 EPC Contract or get a Phase 1 Change Order, which such certification, in the case of clause (ii), shall be countersigned by the Phase 1 EPC Contractor. The Borrower shall not, without the prior consent of the Agent, select a window period pursuant to Section 6.2 of the

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Total TUA which shall terminate prior to (i) the date Phase 1 Substantial Completion is expected to occur pursuant to the Phase 1 Construction Budget and Schedule then in effect or (ii) the date on which Phase 1 has been completed to the extent required for the Borrower to meet its obligations under the Total TUA and each other TUA then in effect, as certified by the Independent Engineer.

8.34 Updated Surveys and Title Policies.

(a) Surveys. The Borrower shall promptly, and in any event no later than 30 days following Phase 1 Final Completion and Phase 2 Completion, deliver to the Agent a survey of the Site of the Project certified to the Borrower, the Title Company and the Agent, updated, with respect to all relevant requirements and information required for the initial Survey, to within 30 days of the date of receipt by the Agent.

(b) Title Policies. The Borrower shall cause the Title Company to deliver to the Agent an endorsement of the Title Policy: (i) promptly and in any event no later than 30 days after Phase 2 Completion, deleting any exception in connection with pending disbursements; (ii) promptly and in any event no later than 30 days after each of Phase 1 Final Completion and Phase 2 Completion, deleting (A) any exception with respect to mechanics’ and materialmen’s liens and (B) any exception with respect to survey matters.

8.35 Certificate of Occupancy. (a) On or prior to the date of Phase 1 Final Completion, the Borrower shall deliver to the Agent a certified copy of a permanent and unconditional certificate of occupancy permitting the fully functioning operation and occupancy of the Site issued by the Government Authority having jurisdiction over the Site if such a certificate is required by any Governmental Rule for the Development, in form and substance acceptable to the Agent and (b) on or prior to the date of Phase 2 Completion, the Borrower shall deliver to the Agent a certified copy of a permanent and unconditional certificate of occupancy permitting the fully functioning operation and occupancy of the Site issued by the Government Authority having jurisdiction over the Site if such a certificate is required by any Governmental Rule for the Development, in form and substance acceptable to the Agent.

8.36 Lien Waivers. (a) Within 60 days of Phase 1 Final Completion, promptly following the receipt thereof, the Borrower shall deliver to the Agent the final unconditional lien waivers with respect to all Work (as defined in the Phase 1 EPC Contract) from the Phase 1 EPC Contractor and each of the Major Sub-Contractors and Major Sub-Subcontractors (each as defined in the Phase 1 EPC Contract) and (b) Within 60 days of Phase 2 Completion, the Borrower shall deliver to the Agent the final unconditional lien waivers as contemplated by each Phase 2 Construction Contract in respect of all work (including services performed and materials provided) in connection with Phase 2 from each Phase 2 Construction Contractor and each of their principal subcontractors and principal sub-subcontractors.

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ARTICLE IX

EVENTS OF DEFAULT

9.01 Events of Default; Remedies. If one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall (i) default in the payment when due of any principal of any Loan or (ii) default in the payment when due of any interest on any Loan or any fee or any other amount payable by it under this Agreement or under any other Financing Document and the default described in clause (ii) shall continue unremedied for a period of three Business Days after the occurrence of such default; or

(b) A default shall have occurred with respect to the payment of principal or interest on any Indebtedness of the Borrower (other than any amount due under any Financing Document) and continued beyond any applicable grace period aggregating $10,000,000 or more the effect of which has been to cause the entire amount of such Indebtedness to become due (whether by redemption, purchase, offer to purchase or otherwise) and the Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded; or

(c) (i) Any representation or warranty made or deemed made by the Borrower or any Material Project Party in this Agreement or any other Financing Document or the Indemnification Agreement or (ii) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Agent or any Lender by or on behalf of the Borrower or any Material Project Party, shall prove to have been false or misleading in any material respect as of the time made or deemed made, confirmed or furnished, and such condition or circumstance could reasonably be expected to have a Material Adverse Effect; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (A) subject to cure, as determined by the Majority Lenders in their reasonable judgment and (B) remedied within 30 days after the earlier of (I) written notice of such default from the Agent or (II) the Borrower’s Knowledge of such default; or

(d) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 8.02, 8.04(c), 8.09, 8.10, 8.11(a), 8.12, 8.13, 8.15(b), 8.16, 8.29, 8.30 or 8.31; or

(e) The Borrower shall default in the performance of any of its covenants or material agreements to be performed or observed by it under the Financing Documents (not otherwise addressed in this Section 9.01) and such default, if capable of remedy, shall continue unremedied for a period of 30 days after written notice of such default (specifying such default and requiring remedy thereof) from the Agent; provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of 60 days so long as (i) such default is subject to cure, (ii) the Borrower is diligently and continuously proceeding to cure such default and (iii) such additional cure period could not reasonably be expected to result in a Material

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Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant; or

(f) A Bankruptcy shall occur with respect to the Borrower or Pledgor; or

(g) A Bankruptcy shall occur with respect to (i) an Anchor Tenant (or a guarantor of an Anchor Tenant), (ii) the Operator or (iii) prior to Phase 1 Substantial Completion, the Phase 1 EPC Contractor; or

(h) Except as expressly permitted under Section 8.13 hereof, Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens) to the Secured Parties or;

(i) Except as otherwise addressed in this Section 9.01, the Borrower or any obligor under a Security Document shall default in the performance of any of its obligations (other than payment obligations) under such Security Document and such default shall continue unremedied for more than 30 days after the occurrence thereof; provided, that if such default constitutes a Contest or repudiation of the enforceability of such Security Document against such obligor, such event shall be governed by either paragraph (h) or (n) of this Section 9.01; or

(j) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction of the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 30 days from the date of entry of such judgment or judgments; in the case of more than one judgment within 30 days from the date of entry of the last such judgment; or

(k) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l) The Borrower shall default in the performance of its obligation to maintain in full force and effect the insurance required under Section 8.05 and such insurance is not replaced with insurance complying with the requirements of such sections within 15 days after such default; or

(m) Any Government Approval shall be Impaired and (i) such Impairment continues to exist for more than 30 days or such Government Approval is not replaced within 30 days and (ii) such Impairment could reasonably be expected to have a Material Adverse Effect; or

(n) This Agreement or any other Financing Document or any material provision of any Financing Document, (i) is declared in a final non-appealable judgment to be illegal or unenforceable, (ii) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection

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with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder or (iii) is (including the enforceability thereof) expressly terminated, Contested or repudiated by any party thereto other than a Lender or the Collateral Agent; or

(o) (i) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder) or as permitted pursuant to Section 8.21) or (ii) any Material Project Party shall be in default under any Material Project Document or a Consent and Agreement or (iii) any other Project Party shall be in default under a Non-Material Project Document, Other Project Document or a Consent and Agreement and in the case of any such event set forth in clause (iii), such event could reasonably be expected to result in a Material Adverse Effect; provided, that no Event of Default shall have occurred pursuant to this Section 9.01(o) if (A) in the case of the occurrence of an event under clause (ii) or (iii) above, such default is cured within the lesser of 30 days and the cure period permitted under the applicable Project Document or Consent and Agreement with respect to such default or (B) in the case of the occurrence of any of the events set forth in clause (i), (ii) or (iii) above, the applicable Project Document is replaced within 60 days with a Project Document or Additional Project Document, as applicable, with a new Project Party acceptable to the Majority Lenders; or

(p) A Phase 1 Event of Abandonment; or

(q) Cheniere Energy, Inc.’s failure to (i) hold directly or indirectly at least 50% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with at least 50% of the votes of all classes in the Borrower; or

(r) An Event of Loss occurs with respect to all or substantially all of Phase 1; or

(s) Any Secured Party shall become, solely by virtue of (i) the ownership or the operation of the Project or (ii) the execution, delivery or performance of the Financing Documents, (A) subject to regulation under the law of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (B) subject to regulation under the law of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term with respect to rates or material financial matters; or

(t) The failure to achieve Phase 1 Substantial Completion by May 1, 2009.

THEREUPON: (1) in the case of an Event of Default other than one referred to in paragraph (f) above with respect to the Borrower, the Agent may, and, upon request of the Supermajority Lenders, shall, by notice to the Borrower, terminate the Commitments or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including any amounts payable under Section 5.02 or 5.03) to be

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forthwith due and payable (or both), whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and (2) in the case of the occurrence of an Event of Default referred to in paragraph (f) above, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the other Financing Documents (including any amounts payable under Section 5.02 or 5.03) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. In the case of any Event of Default, in addition to the exercise of remedies set forth in clauses (1) and (2) above, the Collateral Agent shall have the right, upon the consent or at the request of the Supermajority Lenders, to exercise any and all rights of a secured creditor with respect to the Collateral.

ARTICLE X

THE AGENT

10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Financing Documents with such powers as are specifically delegated to the Agent by the terms of the Financing Documents, together with such other powers as are reasonably incidental to such powers. The Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Financing Documents, and shall not by reason of any Financing Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in any Financing Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Financing Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Financing Document or any other document referred to or provided for in any Financing Document or for any failure by the Borrower or any other Person to perform any of its obligations under any Financing Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Financing Document and (d) shall not be responsible for any action taken or omitted to be taken by it under any Financing Document or under any other document or instrument referred to or provided for in any Financing Document or in connection with any Financing Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by any Financing Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Financing Document in accordance

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with instructions given by the Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders, Supermajority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

10.03 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or of fees payable hereunder) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice of such receipt to the Lenders (and shall give each Lender prompt notice of each such nonpayment). The Agent shall (subject to Section 10.07) take such action with respect to such Default as shall be directed by the Majority Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders, Supermajority Lenders or all of the Lenders, as the case may be.

10.04 Rights as a Lender. With respect to its Commitments and the Loans made by it, Société Générale (and any successor acting as Agent) in its capacity as a Lender under the Financing Documents shall have the same rights, privileges and powers under the Financing Documents as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. Société Générale (and any successor acting as Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Agent, and Société Générale and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Agent and the Collateral Agent (to the extent not reimbursed under Section 6.06 of the Collateral Agency Agreement or Section 11.03, as applicable, but without limiting the obligations of the Borrower under such Section 6.05 or Section 6.06 of the Collateral Agency Agreement or Section 11.03, as applicable) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Person (including by any Lender) including, without limitation, any Environmental Claims or other obligations or liabilities arising under any Environmental Law arising out of or by reason of any investigation or any way relating to or arising out of this Agreement or any other Transaction Document or any other documents contemplated by or referred to in this Agreement or in the other Transaction Documents or the transactions contemplated by this Agreement (including the costs and expenses which the Borrower is obligated to pay under Section 6.06 of the Collateral Agency Agreement or

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Section 11.03, as applicable, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties) or the enforcement of any of the terms of this Agreement or of the other Transaction Documents or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified.

10.06 Non-Reliance on Agent, Collateral Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Transaction Document. Neither the Agent nor the Collateral Agent shall be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Transaction Document or any other document referred to or provided for in this Agreement or in any other Transaction Document or to inspect the Properties or books of the Borrower or such other Person. Without limiting the generality of the foregoing, reference is hereby made to the provisions of Article VI of the Collateral Agency Agreement, and the limitations on certain responsibilities of the Collateral Agent contained therein; the provisions of Article VI of the Collateral Agency Agreement are incorporated by this reference as if set forth in full herein. The Agent and the Collateral Agent shall promptly make available to the Lenders (through Intralinks or otherwise) copies of all notices, reports and other documents that the Borrower is required to provide to the Lenders (including the materials contemplated in Section 8.01 hereof) pursuant to the terms of the Financing Documents.

10.07 Failure to Act. Except for action expressly required of the Agent under this Agreement and under the other Financing Documents to which the Agent is intended to be a party, the Agent shall in all cases be fully justified in failing or refusing to act under this Agreement and under the other Financing Documents unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notice to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which successor Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be an Acceptable Bank which has an office in New York, New York, which successor Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. Upon the acceptance of any

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appointment as Agent by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Documents to which it is intended to be a party. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

10.09 Consents under Transaction Documents. Except as otherwise provided in Section 11.04 with respect to any modification, supplement or waiver under this Agreement, the Agent shall, upon the prior consent of the Majority Lenders (except to the extent otherwise provided in this Agreement), consent to (and shall direct the Collateral Agent, if applicable, to enter into) any modification, supplement or waiver under any other such Financing Document to which the Agent or the Collateral Agent is intended to be a party; provided, that without the prior consent of each Lender, the Agent shall not (and, if applicable, shall not direct the Collateral Agent to) (except as contemplated in this Agreement or in the Security Documents) release any Collateral or otherwise terminate any Lien under any Security Document, or agree to additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document and is otherwise permitted under this Agreement or the Security Documents), except that no such consent shall be required, and the Agent is hereby authorized, to release (and to direct the Collateral Agent to release) any Lien covering Property of the Borrower or any other Person which is the subject of a disposition of Property of the Borrower or such other Person which is permitted or contemplated under this Agreement or under the relevant Security Document or to which the Lenders have otherwise consented.

10.10 Appointment of Collateral Agent. Each Lender hereby irrevocably authorizes the Agent to act as its agent under the Collateral Agency Agreement to appoint the Collateral Agent and Securities Intermediary thereunder on behalf of such Lender and the other Secured Parties, such appointment subject to the terms and conditions of such agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Financing Document shall operate as a waiver of such right, remedy, power or privilege, and no single or partial exercise of any right, power or privilege under this Agreement or any other Financing Document shall preclude any other or further exercise of such right, remedy, power or privilege, or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. All covenants of the Borrower and the Pledgors set forth in this Agreement and the other Financing Documents and all Events of Default set forth in Section 9.01 shall be given independent effect so that, in the event that a particular action or condition is not permitted by the terms of any such covenant or would result in a Default, the fact that such event or condition could be permitted by an exception to, or be otherwise within the

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limitations of, another covenant or another Event of Default shall not avoid the occurrence of a Default or an Event of Default in the event that such action is taken or condition exists.

11.02 Notices. All notices, requests and other communications provided for in this Agreement and under the Financing Documents (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including by telex, telecopy, facsimile or delivered in “Portable Document Format”) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages of this Agreement or in the relevant section as specified in other Financing Documents, as to any party, or at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex, telecopy, facsimile or delivered in “Portable Document Format” or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as set forth above.

11.03 Expenses; Etc. The Borrower agrees to pay or reimburse each of the Lenders and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Agent (or such other counsel that the Agent may select from time to time which, so long as no Default has occurred and is continuing, shall be reasonably satisfactory to the Borrower)) and experts (including the Independent Engineer and the Insurance Advisor) engaged by the Agent or the Lenders from time to time, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the extensions of credit under this Agreement, (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other Transaction Document and (iii) the syndication of Commitments or Loans, (b) all reasonable costs and expenses of the Lenders and the Agent (including reasonable counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (i) any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any other Transaction Document and (ii) the enforcement of this Section 11.03(b) and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Government Authority in respect of this Agreement or any other Transaction Document or any other document referred to in this Agreement or in any such other Transaction Document and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement or any other Transaction Document to which the Agent or the Collateral Agent is intended to be a party or any other document referred to in this Agreement or in any such other Transaction Document.

The Borrower hereby agrees to indemnify the Agent and each Lender and their respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnitee”) from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a

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party to any such proceeding) that may at any time (including at any time following the Termination Date) be imposed on, asserted against or incurred by an Indemnitee as a result of, or arising out of, or in any way related to or by reason of any claim of third parties with respect to (a) any of the transactions contemplated by this Agreement or by any other Transaction Document or the execution, delivery or performance of this Agreement or any other Transaction Document, (b) the extensions of credit under this Agreement or the actual or proposed use by the Borrower of any of the extensions of credit under this Agreement or the grant to the Agent or the Collateral Agent for the benefit of, or to any of, the Secured Parties of any Lien on the Collateral or in any other Property of the Borrower or any other Person or any membership, partnership or equity interest in the Borrower or any other Person and (c) the exercise by the Agent or the Collateral Agent (or the other Secured Parties) of their rights and remedies (including foreclosure) under any Security Document (but excluding, as to any Indemnitee, any Excluded Taxes, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction or attributable to actions or events occurring after the Borrower is divested of the applicable Collateral). Without limiting the generality of the foregoing, the Borrower hereby agrees to indemnify each Indemnitee from, and shall hold each Indemnitee harmless against, any losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements described in the preceding sentence (including any Lien filed against the Project by any Government Authority but excluding, as provided in the preceding sentence, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred directly and primarily by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction) (collectively, “Losses”) arising under any Environmental Law including any Environmental Claims or other Losses arising as a result of the past, present or future operations of the Borrower, or the past, present or future condition of the Project, or any Release or Use or threatened Release of any Hazardous Materials with respect to the Project (including any such Release or Use or threatened Release which shall occur during any period when such Indemnitee shall be in possession of any such site or facility following the exercise by the Agent or any other Secured Party of any of its rights and remedies under this Agreement or under any Financing Document or any other Transaction Document where such Use or Release commenced or occurred prior to such period); provided, however, that the Borrower shall have no such obligation to indemnify any Indemnitee to the extent that any such Release or Use is caused by such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment.

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Agent, the Collateral Agent and the Majority Lenders, or by the Borrower and the Agent with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Agent acting with the consent of the Majority Lenders; provided, that (a) no amendment, modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Agent acting with the consent of all of the Lenders (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee under this Agreement, (iii) reduce the amount of

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any such payment of principal, (iv) reduce the rate at which interest is payable on any such amount or any fee is payable under this Agreement, (v) alter the rights or obligations of the Borrower to prepay Loans, (vi) alter the terms of this Section 11.04 or (vii) release any material portion of any Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral in any transaction or series of related transactions to secure any obligations other than the Secured Obligations owing to the Secured Parties under the Financing Documents or as may be permitted by Section 8.13 or the other Financing Documents or (viii) amend the definition of the term (A) “Majority Lenders” or “Supermajority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights under this Agreement or to modify any provision of this Agreement, (B) “Permitted Indebtedness” or (C) “Permitted Swap Agreements”, (b) any amendment, modification, waiver or supplement of Article X shall require the consent of the Agent and, only to the extent Section 10.05 or Section 10.06 of Article X would be amended, modified or supplemented as a result thereof, the Collateral Agent and (c) no amendment, modification or waiver shall, unless by an instrument signed by the Supermajority Lenders or by the Agent with the consent of the Supermajority Lenders, (i) amend the definition of “Term Conversion Date” or (ii) amend, modify or waive the provisions of Section 8.12(g).

Anything in this Agreement to the contrary notwithstanding, if at any time when the conditions precedent set forth in Article VI to any extension of credit under this Agreement are, in the opinion of the Majority Lenders, satisfied, any Lender shall fail to fulfill its obligations to make such extension of credit, then, for so long as such failure shall continue, such Lender shall (unless the Majority Lenders determined as if such Lender were not a “Lender” under this Agreement, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement, any other Financing Document (including under this Section 11.04 and under Section 10.09) to have no Loans or Commitments, shall not be treated as a “Lender” under this Agreement when performing the computation of Majority Lenders, and shall have no rights under the preceding paragraph of this Section 11.04; provided, that any action taken by the other Lenders with respect to the matters referred to in clause (a) of the preceding paragraph shall not be effective as against such Lender.

11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

11.06 Assignments and Participations.

(a) The Borrower may not assign its rights or obligations under this Agreement without the prior consent of all of the Lenders and the Agent.

(b) Each Lender may assign any or all of its Loans and its Commitments (i) during the syndication by the Lead Arrangers (which shall continue until written notice of completion of syndication is provided by the Lead Arrangers), with the consent of the Lead Arrangers (not to be unreasonably withheld or delayed), after consultation with the Borrower, (ii) during the continuance of an Event of Default, with the consent of the Agent (not to be unreasonably withheld or delayed), (iii) at any time not otherwise included in clause (i) or (ii),

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with the consent of the Agent (not to be unreasonably withheld or delayed) and the consent of the Borrower (not to be unreasonably withheld or delayed) and (iv) at any time to any Affiliate of any Lender or funding vehicle established by such Lender, without the consent of the Borrower or the Agent, provided, that (A) in the case of clause (iii), the Borrower may withhold its consent if such assignment is expected to result in increased costs to the Borrower under Section 5.02, (B) in each case, any such partial assignment shall be in an amount at least equal to $5,000,000 and (C) in the case of any partial assignment, the assigning Lender shall retain Loans or commitments of at least $5,000,000. Upon execution and delivery by the assignee to the Borrower and the Agent of an assignment and acceptance substantially in the form of the attached Exhibit H, and upon consent to such assignment and acceptance by the Agent and the Borrower, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower and the Agent), the obligations, rights and benefits of a Lender under this Agreement holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, previously held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment (other than such an assignment by the Agent) the assigning Lender shall pay the Agent an assignment fee of $3,500.

(c) If any Lender fails to provide its consent or fails to consent to any amendment, modification or waiver requiring the consent of all of the Lenders requested by the Borrower under or with respect to the Financing Documents (“Subject Lender”), the Borrower may, in its sole discretion, designate an Acceptable Bank that may or may not at such time be a Lender (the “Designee Lender”), to assume (without the Agent’s consent, if required) all of the obligations (including the Commitment) of such Subject Lender and to purchase the interest and rights of such Subject Lender hereunder, without recourse upon, or warranty by, or expense to such Subject Lender, for a purchase price equal to the outstanding principal amount of the Loans of such Subject Lender plus all interest accrued thereon and all other amounts then owing to such Subject Lender pursuant to this Agreement. Upon execution and delivery by the Designee Lender to the Borrower and Agent of an assignment and acceptance substantially in the form of the attached Exhibit H (and, in the case of an assignment to a new Lender, delivery to the Agent of any additional documentation referred to in Exhibit H, duly completed by the Designee Lender) (provided, that (1) if such assignment is to an existing Lender, no fee shall be payable thereunder to the Agent and (2) if such assignment is to a new Lender, the Borrower shall pay the Agent the assignment fee thereunder), such Designee Lender shall be deemed to be a “Lender” and shall have the obligations, rights and benefits of a Lender under this Agreement holding the Loans and/or Commitments assigned to it (in addition to the Loans and/or Commitments, if any, previously held by such Designee Lender) and such Subject Lender shall be released from the Loan and/or Commitments so assigned and shall no longer have any rights or obligations hereunder or under any other Financing Document (but shall not be released or discharged in connection with any claim that the Borrower may have against such Subject Lender (subject to Section 11.17 hereof)).

(d) A Lender, without the consent of the Borrower or the Agent, may sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it, or in its Commitments (provided, that partial participations shall be in an amount at least equal to $5,000,000 and the assigning Lender shall retain Loans or commitments of at least $5,000,000),

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in which event each purchaser of a participation (a “Participant”) shall have the rights, benefits and obligations of the provisions of Section 5.02 (except that any such Participant shall be entitled only to the extent that the Lender from which such Participant acquired its participation is entitled, and such Lender makes such claim on its own behalf because it would have otherwise incurred the same costs) and of Section 5.04 with respect to its participation in such Loans and Commitments (and the Borrower shall be directly obligated to such Participant under such provisions) in each case as if such Participant were a “Lender” for purposes of such Section, but, except as otherwise provided in Section 4.07(c), shall not have any other rights or benefits under this Agreement or any other Financing Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action under this Agreement or under any other Financing Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, or any portion of any fee payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any amount under this Agreement, or reduce any fee or other amount payable to the Participant to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Borrower to prepay the related Loans or (vi) consent to any modification or waiver of this Agreement or of any Security Document to the extent that such waiver or modification, under Section 10.09 requires the consent of each Lender.

(e) Anything in this Section 11.06 to the contrary notwithstanding, any Lender may assign or pledge all or any portion of its rights under this Agreement to secure any obligations of such Lender, including any such pledge or assignment to any federal reserve lender or any assignment to a special purpose trust or other entity for purposes of securitization of such Lender’s loans. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.08(b).

(g) In connection with any assignment or sale of a participation pursuant to this Article XI, such assignee or Participant shall comply with Section 5.04(e).

(h) Anything in this Section 11.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it to the Borrower or any of its Affiliates without the prior consent of each Lender.

11.07 Marshalling; Recapture. None of the Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, all or a portion of which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be

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repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy or insolvency law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

11.08 Treatment of Certain Information; Confidentiality.

(a) The Borrower acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries or Affiliates of such Lender and (ii) information delivered to each Lender by the Borrower may be provided to each such subsidiary and Affiliate, it being understood that any such subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 11.08(b) as if it were a Lender under this Agreement.

(b) Each Lender, the Agent and the Collateral Agent agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement that is identified by the Borrower as being confidential at the time the same is delivered to such Lender, the Agent or the Collateral Agent, including information provided by the EPC Contractor pursuant to Section 9.3 of the EPC Contract, information provided by a Phase 2 Construction Contractor pursuant to a Phase 2 Construction Contract or any other contractor entering into an agreement with the Borrower in relation to Phase 2; provided, that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by any Government Rule or judicial process, (ii) to counsel for any of the Lenders, the Collateral Agent or the Agent, so long as counsel to such parties agrees to maintain the confidentiality of the information as provided in this Section 11.08(b), (iii) to bank examiners, auditors or accountants, (iv) to the Agent, the Collateral Agent or any other Lender (or any subsidiary or Affiliate of any Lender referred to in Section 11.08(a)), (v) after notice to the Borrower (to the extent such prior notice is legally permitted), in connection with any litigation to which any one or more of the Lenders, the Collateral Agent or the Agent is a party and pursuant to which such Lender, the Collateral Agent or the Agent has been compelled or required to disclose such information in the reasonable opinion of counsel to such Lender, the Collateral Agent or Agent, (vi) to the Independent Engineer or the Insurance Advisor or to other experts engaged by the Agent, the Collateral Agent or any Lender in connection with the Agreement and the transactions contemplated by this Agreement and the other Financing Documents, so long as such parties agree to maintain the confidentiality of the information as provided in this Section 11.08(b), (vii) to the extent that such information is required to be disclosed to a Government Authority in connection with a tax audit or dispute, (viii) in connection with any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any other Project Document or (ix) to any assignee or participant (or prospective assignee or participant) so long as such

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assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit I. In no event shall any Lender, the Collateral Agent or the Agent be obligated or required to return any materials furnished by the Borrower; provided, however, that any confidential information retained by such Lender, the Collateral Agent or the Agent shall continue to be subject to the provisions of this Section 11.08(b). The obligations of each Lender under this Section 11.08 shall supersede and replace the obligations of such Lender under any confidentiality letter, or other confidentiality obligation, in respect of this financing effective prior to the date of the execution and delivery of this Agreement.

11.09 Limitation of Liability. Notwithstanding any other provision of this Agreement or of any of the other Financing Documents, there shall be no recourse against any Affiliates of the Borrower or any of their respective stockholders, partners, members, officers, directors, employees or agents (collectively, the “Nonrecourse Persons”), for any liability to the Lenders, the Agent or the Collateral Agent arising under this Agreement or any other Financing Document and the Lenders, the Agent and the Collateral Agent shall look solely to the Borrower and the Collateral in exercising their rights and remedies in connection therewith; provided, however, that (a) the foregoing provisions of this Section 11.09 shall not constitute a waiver, release or discharge of the Borrower for any of the Indebtedness or Secured Obligations of the Borrower under, or any terms, covenants, conditions or provisions of, this Agreement or any other Financing Document, and the same shall continue until fully and indefeasibly paid, discharged, observed or performed, (b) the foregoing provisions of this Section 11.09 shall not limit or restrict the right of any Secured Party to name the Borrower or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Nonrecourse Person out of any Property other than the Property of the Borrower or the Collateral, (c) the foregoing provisions of this Section 11.09 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Nonrecourse Person) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or willful misappropriation of Project Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of the Borrower, the Project or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to the Agent (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document and (d) nothing contained herein shall limit the liability of: (i) any Person who is a party to any Transaction Document or (ii) any Person rendering a legal opinion pursuant to Sections 6.01(n) and 6.02(g) or otherwise, in each case under this clause (d) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Section 11.09 shall survive the termination of this Agreement and the full and indefeasible payment and performance of the Secured Obligations.

11.10 Survival. The obligations under Sections 5.02, 5.03, 5.04, 11.03, 11.17, 11.18, and 11.19, the obligations of the Lenders under Section 10.05 and the obligations of the

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Lenders, the Agent and the Collateral Agent under Section 11.08 shall survive after the Termination Date and, in the case of the obligations under Section 11.08, expire on the date falling 2 years after the Termination Date. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in this Agreement or pursuant to this Agreement shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit under this Agreement, any Default which may arise by reason of such representation or warranty proving to have been false or misleading.

11.11 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this Agreement may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and the other Financing Documents and supersede any and all prior agreements and understandings, written or oral, with respect to such matters. This Agreement shall become effective at such time as the Agent shall have received counterparts of this Agreement signed by all of the intended parties to this Agreement.

11.13 Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.14 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.15 Remedies. The Borrower agrees that, as between the Borrower and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX), and that, in the event of such

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declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by the Borrower.

11.16 NO THIRD PARTY BENEFICIARIES. THE AGREEMENT OF THE LENDERS TO MAKE THE LOANS TO THE BORROWER, ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, IS SOLELY FOR THE BENEFIT OF THE BORROWER, THE AGENT, THE COLLATERAL AGENT, SECURITIES INTERMEDIARY AND THE LENDERS, AND NO OTHER PERSON (INCLUDING ANY OTHER PROJECT PARTY, CONTRACTOR, SUBCONTRACTOR, SUPPLIER, WORKMAN, CARRIER, WAREHOUSEMAN OR MATERIALMAN FURNISHING LABOR, SUPPLIES, GOODS OR SERVICES TO OR FOR THE BENEFIT OF THE PROJECT) SHALL HAVE ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION DOCUMENT AS AGAINST THE AGENT OR ANY LENDER OR WITH RESPECT TO ANY EXTENSION OF CREDIT CONTEMPLATED BY THIS AGREEMENT.

11.17 SPECIAL EXCULPATION. TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS (OTHER THAN THE RIGHTS OF THE LENDERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS), AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.18 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE PARTIES HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE

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BORROWER HEREBY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN THE STATE OF NEW YORK WHOM THE BORROWER MAY FROM TIME TO TIME HEREAFTER DESIGNATE (HAVING GIVEN 30 DAYS’ NOTICE THEREOF TO THE COLLATERAL AGENT AND EACH LENDER), AS THE DULY AUTHORIZED AGENT FOR RECEIPT OF SERVICE OF LEGAL PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

11.19 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

By:	/s/ Graham A. McArthur
Name: Graham A. McArthur
Title: Treasurer

Address for Notices:

717 Texas Avenue, Suite 3100
Houston, TX 77002
Attn: Don Turkleson

S-1	AMENDED AND RESTATED CREDIT AGREEMENT

AGENT:

SOCIÉTÉ GÉNÉRALE

By:	/s/ Edward J. Grimm
Name: Edward J. Grimm
Title: Director

By:
Name:
Title:

Address for Notices:

1221 Avenue of the Americas
New York, NY 10020
Attn: Robert Preminger

Telephone:
Fax:

S-2	AMENDED AND RESTATED CREDIT AGREEMENT

COLLATERAL AGENT:

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Deirdra N. Ross
Name: Deirdra N. Ross
Title: Assistant Vice President

Address for Notices:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018 Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP One Liberty Place 1650 Market Street, Suite 4900 Philadelphia, PA 19103 Attn: Peter Tucci, Esq.

S-3	AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:

SANTANDER CENTRAL HISPANO S.A., NEW YORK BRANCH

By:	/s/ Ignacio Dominique-Hoanue
	Name:	Ignacio Dominique-Hoanue
	Title:	Managing Director

By:	/s/ Pablo F. Lastra
	Name:	Pablo F. Lastra
	Title:	Vice President

Address for Notices:

45 East 53rd Street New York, NY 10022 Attn: Felipe González

Telephone: 212-407-0997 Fax: 212-350-0740

S-4	AMENDED AND RESTATED CREDIT AGREEMENT

BAYERISCHE LANDESBANK

By:	/s/ Thomas von Kistowsky
	Name:	Thomas von Kistowsky
	Title:	Senior Vice President

By:	/s/ Norman McClave
	Name:	Norman McClave
	Title:	First Vice President

Address for Notices:

560 Lexington Avenue New York, NY 10022 Attn: Ed Fenk

Telephone: 212-230-9074 Fax: 212-230-9117

S-5	AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

By:	/s/ N. Bell
	Name:	N. Bell
	Title:	Senior Manager

Address for Notices:

Houston Representative Office

1100 Louisiana, Suite 3000

Houston, TX 77002

Attn: Greg George

Telephone: 713-759-3430

Fax: 713-752-2425

With a Copy to:

Houston Representative Office

1100 Louisiana, Suite 3000

Houston, TX 77002

Attn: Mike Roberts

Telephone: 713-759-3449

Fax: 713-752-2425

S-6	AMENDED AND RESTATED CREDIT AGREEMENT

THE GOVERNOR & CO. OF THE BANK OF IRELAND

By:	/s/ Stephen H. Moon
	Name:	Stephen H. Moon
	Title:	Head of Energy Sector

By:	/s/ Kevin Maxter
	Name:	Kevin Maxter
	Title:	Deputy Manager

Address for Notices:

La Touche House,
IFSC
Dublin 1, Ireland
Attn: Donal Murphy

Telephone: 353-1-611-5396
Fax: 353-1-672-0046

S-7	AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (successor by merger to The Bank of Tokyo-Mitsubishi, Ltd. and UFJ Bank Limited)

By:	/s/ Takeshi Takahashi
	Name:	Takeshi Takahashi
	Title:	SVP & Group Head
Structured Finance Group

Address for Notices:

1251 Avenue of the Americas
10th Floor
New York, NY 10020
Attn: Alec Tasooji

Telephone: 212-782-4193
Fax: 212-782-5870

S-8	AMENDED AND RESTATED CREDIT AGREEMENT

CALYON NEW YORK BRANCH

By:	/s/ James Guidera
	Name:	James Guidera
	Title:	Managing Director

By:	/s/ Martin C. Livingston
	Name:	Martin C. Livingston
	Title:	Managing Director

Address for Notices:

1301 Avenue of the Americas
New York, NY 10019-6022
Attn: Project Finance Group

Telephone: 212-261-7882
Fax: 212-261-3421

S-9	AMENDED AND RESTATED CREDIT AGREEMENT

CREDIT INDUSTRIEL ET COMMERCIAL

By:	/s/ Lionel Walter
	Name:	Lionel Walter
	Title:	Senior Vice President

By:	/s/ Mark D. Palin
	Name:	Mark D. Palin
	Title:	Vice President

Address for Notices:

4 rue Gaillon
75107 Paris Cedex 02
FRANCE
Attn: Mark D. Palin

Telephone: 33-1-42-66-76-27
Fax: 33-1-42-66-78-38

With a Copy to:

4 rue Gaillon
75107 Paris Cedex 02
FRANCE
Attn: Annick Kellerhals

Telephone: 33-1-42-66-70-77
Fax: 33-1-42-66-78-97

S-10	AMENDED AND RESTATED CREDIT AGREEMENT

DEKABANK DEUTSCHE GIROZENTRALE

By:	/s/ Peter Bahn
	Name:	Peter Bahn
	Title:	Vice President

By:	/s/ Stephan Wagner
	Name:	Stephan Wagner
	Title:	Director

Address for Notices:

Taunusanlage 10
60329 Frankfurt am Main
Germany
Attn: Peter Bahn

Telephone: 49-69-7147-2586
Fax: 49-69-7147-3809

S-11	AMENDED AND RESTATED CREDIT AGREEMENT

DNB NOR BANK ASA

By:	/s/ Kevin O’Hara
	Name:	Kevin O’Hara
	Title:	Vice President

By:	/s/ Giacomo Landi
	Name:	Giacomo Landi
	Title:	First Vice President

Address for Notices:

200 Park Avenue
31st Floor
New York, NY 10166
Attn: Stig Kristiansen

Telephone: 212-681-3865
Fax: 212-681-3900

S-12	AMENDED AND RESTATED CREDIT AGREEMENT

DVB BANK AG

By:	/s/ Burkhard Egbers
	Name:	Burkhard Egbers
	Title:	Vice President

By:	/s/ Marcel Besier
	Name:	Marcel Besier
	Title:	Vice President

Address for Notices:

Friedrich Ebert Anlage
60325 Frankfurt
Germany
Attn: Eckhard Aschermann

Telephone: 49-69-97504-7933
Fax: 49-69-97504-477

With a Copy to:

Friedrich Ebert Anlage
60325 Frankfurt
Germany
Attn: Dr. Christoph Tomas

Telephone: 49-69-97504 117
Fax: 49-69-97504 323

S-13	AMENDED AND RESTATED CREDIT AGREEMENT

ERSTE BANK DER OESTERREICHISCHEN
SPARKASSEN AG

By:	/s/ John Fay
	Name:	John Fay
	Title:	Director

By:	/s/ Patrick W. Kunkel
	Name:	Patrick W. Kunkel
	Title:	Director

Address for Notices:

280 Park Avenue – West Building
New York, NY 10017
Attn: Patrick Kunkel

Telephone: 212-984-5637
Fax: 212-984-5627

S-14	AMENDED AND RESTATED CREDIT AGREEMENT

FORTIS CAPITAL CORP.

By:	/s/ Trond Rokholt
	Name:	Trond Rokholt
	Title:	Managing Director

By:	/s/ William Marder
	Name:	William Marder
	Title:	Vice President

Address for Notices:

3 Stamford Plaza
301 Tresser Boulevard, 9th Floor
Stamford, CT 06901-3239
Attn: David James

Telephone: 203-705-5749
Fax: 203-705-5919

With a Copy to:

3 Stamford Plaza
301 Tresser Boulevard, 9th Floor
Stamford, CT 06901-3239
Attn: Paul Naumann

Telephone: 203-705-5791
Fax: 203-705-5919

S-15	AMENDED AND RESTATED CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Stephen Petricone
	Name:	Stephen Petricone
	Title:	Authorized Signatory

Address for Notices:

120 Long Ridge Rd.
Stamford, CT 06927-0001
Attn: Doug Sciullo

Telephone: 203-357-6822
Fax: 203-961-5861

S-16	AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Jose Aldeanueva
	Name:	Jose Aldeanueva
	Title:	Senior Vice President

Address for Notices:

S-17	AMENDED AND RESTATED CREDIT AGREEMENT

ING CAPITAL LLC

By:	/s/ Michael Zander
	Name:	Michael Zander
	Title:	Managing Director

Address for Notices:

1325 Avenue of the Americas
8th Floor
New York, NY 10019
Attn: Subha Pasumarti

Telephone: 646-424-7769
Fax: 646-424-7484

S-18	AMENDED AND RESTATED CREDIT AGREEMENT

KFW

By:	/s/ Ulrich Goretzki
	Name:	Ulrich Goretzki
	Title:	Vice President

By:	/s/ Margrit Nzuki
	Name:	Margrit Nzuki
	Title:	Senior Project Manager

Address for Notices:

Palmengartenstr, 5-9
50325 Frankfurt a M.
Germany
Attn: Margrit Nzuki

Telephone: 49-69-7431-2474
Fax: 49-69-7431-2016

S-19	AMENDED AND RESTATED CREDIT AGREEMENT

[SIGNATURE PAGE 20 INTENTIONALLY OMITTED]

S-20	AMENDED AND RESTATED CREDIT AGREEMENT

LANDESBANK HESSEN-THÜRINGEN

By:	/s/ Daniel A. Leech
	Name:	Daniel A. Leech
	Title:	SVP

By:	/s/ P.J. Kirkman
	Name:	P.J. Kirkman
	Title:	Vice President

Address for Notices:

420 Fifth Avenue, 24th Floor
New York, NY 10018-2729
Attn: Phillip J. Kirkman

Telephone: 212-703-5319
Fax: 212-703-5256

With a Copy to:

420 Fifth Avenue, 24th Floor
New York, NY 10018-2729
Attn: David Leech

Telephone: 212.703.6303
Fax:

S-21	AMENDED AND RESTATED CREDIT AGREEMENT

LANDESBANK SAAR

By:	/s/ Johannes Klumpe
	Name:	Johannes Klumpe
	Title:	Assistant Vice President

By:	/s/ Ulrich Hildebrandt
	Name:	Ulrich Hildebrandt
	Title:	Senior Vice President

Address for Notices:

Ursulinenstraße 2
D-66111 Saarbrücken
Germany
Attn: Johannes Klumpp

Telephone: 49-68-1383-1441
Fax: 49-68-1383-1208

With a Copy to:

Ursulinenstraße 2
D-66111 Saarbrücken
Germany
Attn: Hans Jürgen Schmidt

Telephone: 49-68-1383-1371
Fax: 49-68-1383-1234

S-22	AMENDED AND RESTATED CREDIT AGREEMENT

LANDESBANK BADEN-WÜRTTEMBERG

By:	/s/ Tanja Reiter
	Name:	Tanja Reiter
	Title:	VP

By:	/s/ Izag Morlock
	Name:	Ixag Morlock
	Title:	VP

Address for Notices:

Am Hauptbahnhof 2
70173 Stuttgart
Germany
Attn: Verena Weber

Telephone: 49-71-1127-49707
Fax: 49-71-1127-49747

With a Copy to:

Am Hauptbahnhof 2
70173 Stuttgart
Germany
Attn: Michael Thier

Telephone: 49-71-1127-23941
Fax: 49-71-1127-21687

S-23	AMENDED AND RESTATED CREDIT AGREEMENT

LLOYDS TSB BANK PLC

By:	/s/ Paul D. Briamonte
	Name:	Paul D. Briamonte
	Title:	Director-Project Financa (USA) B374

By:	/s/ Cherian Thomas
	Name:	Cherian Thomas
	Title:	Project Finance T-011

Address for Notices:

1251 Avenue of the Americas
39th Floor
New York, NY 10020
Attn: Paul Briamonte

Telephone: 212-930-8904
Fax: 212-930-5098

S-24	AMENDED AND RESTATED CREDIT AGREEMENT

MALAYAN BANKING BERHAD

By:	/s/ Fauzi Zulkifli
	Name:	Fauzi Zulkifli
	Title:	General Manager

Address for Notices:

S-25	AMENDED AND RESTATED CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Ashok Gupta
	Name:	Ashok Gupta
	Title:	Senior Vice President

Address for Notices:

1251 Avenue of the Americas
New York, NY 10020-1104
Attn: Hiroe Nikaido

Telephone: 212-282-3552
Fax: 212-282-3618

With a Copy to:

1251 Avenue of the Americas
New York, NY 10020-1104
Attn: Ashok Gupta

Telephone: 212.282.3692
Fax: 212.354.7205

S-26	AMENDED AND RESTATED CREDIT AGREEMENT

NATEXIS BANQUES POPULAIRES

By:	/s/ Amit Roy
	Name:	Amit Roy
	Title:	Vice President

By:	/s/ Anadi Jauhari
	Name:	Anadi Jauhari
	Title:	Group Manager

Address for Notices:

1251 Avenue of the Americas
34th Floor
New York, NY 10020
Attn: Amit Roy

Telephone: 212-872-5123
Fax: 212-872-5162

S-27	AMENDED AND RESTATED CREDIT AGREEMENT

NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH

By:	/s/ Bauno J-M Mejean
	Name:	Bauno J-M Mejean
	Title:	Senior Vice President

By:	/s/ Stefanie Scholz
	Name:	Stefanie Scholz
	Title:	Vice President

Address for Notices:

1114 Avenue of the Americas, 37th Fl.
New York, NY 10036
Attn: Stefanie Scholz

Telephone: 212-812-6834
Fax: 212-812-6888

S-28	AMENDED AND RESTATED CREDIT AGREEMENT

SANPAOLO IMI S.P.A.

By:	/s/ Carlo Persico
	Name:	Carlo Persico
	Title:	CEO for the Americas

By:	/s/ Renato Carducci
	Name:	Renato Carducci
	Title:	G.M.

Address for Notices:

18-24 Warwick Lane
Paternoster Square
London EC4M 7LZ
England
Attn: Mark Cameron

Telephone: 44 0207 214-8027
Fax: 44 0207 236-2698

S-29	AMENDED AND RESTATED CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE

By:	/s/ Leon Valeka
	Name:	Leon Valeka
	Title:	Director

Address for Notices:

S-30	AMENDED AND RESTATED CREDIT AGREEMENT

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Kristian Andersson
Name: Kristian Andersson
Title:

By:	/s/ Bemd Neuerer
Name: Bemd Neuerer
Title:

Address for Notices:

Ulmenstrasse 30 D-60283 Frankfurt/Main, Germany Attn: Peter Wikström

Telephone: 49-69-258-5758 Fax: 49-69-258-5513

S-31	AMENDED AND RESTATED CREDIT AGREEMENT

STANDARD CHARTERED BANK

By:	/s/ Gordon Hough
Name: Gordon Hough
Title: Senior Vice President

By:	/s/ Andrew Y. Ng
Name: Andrew Y. Ng
Title: Vice President Standard Chartered Bank NY

Address for Notices:

One Madison Avenue, 3rd Floor New York, NY 10010 Attn: Jowser De La Merced

Telephone: 212-667-0211 Fax: 212-667-0272

With a Copy to:

One Madison Avenue, 3rd Floor New York, NY 10010 Attn: Paul Clifford

Telephone: 212.667.0246 Fax: 212.667.0272

S-32	AMENDED AND RESTATED CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William M. Ginn
Name: William M. Ginn
Title: General Manager

Address for Notices:

Sumitomo Mitsui Banking Corp., New York
277 Park Avenue New York, NY 10172 Attn: Kyle Blake

Telephone: 212-224-4189 Fax: 212-224-5222

S-33	AMENDED AND RESTATED CREDIT AGREEMENT

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Bryan Read
Name: Bryan Read Title: Vice President

Address for Notices:

445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071 Attn: Chad Canfield

Telephone: 213-236-6175 Fax: 213-236-4096

With a Copy to:

445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071 Attn: Bryan Read

Telephone: 213-236-4128 Fax: 213-236-4096

S-34	AMENDED AND RESTATED CREDIT AGREEMENT

WESTLB AG, NEW YORK BRANCH

By:	/s/ Richard J. Pearse
Name: Richard J. Pearse Title: Executive Director

By:	/s/ Salvatore Battinelli
Name: Salvatore Battinelli Title: Managing Director

Address for Notices:

1211 Avenue of the Americas New York, NY 10036 Attn: Paul Verdi

Telephone: 212-852-6132 Fax: 212-852-6148

S-35	AMENDED AND RESTATED CREDIT AGREEMENT

APPENDIX A

to Amended and Restated Credit Agreement

LENDER COMMITMENTS

Institution	Commitment of Phase 1 Allocation	Loan Outstanding of Phase 1 Allocation	Commitment of Phase 2 Allocation	Total Commitment
Bayerische Landesbank	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Calyon New York Branch	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
Credit Industriel et Commercial	$22,219,267.67	$4,072,667.67	$14,708,067.67	$41,000,000.00
DekaBank Deutsche Girozentrale	$22,219,267.67	$4,072,667.67	$14,708,067.67	$41,000,000.00
DnB NOR Bank ASA	$22,219,267.67	$4,072,667.67	$14,708,067.67	$41,000,000.00
DVB Bank AG	$30,348,266.67	$5,562,666.67	$20,089,066.67	$56,000,000.00
Erste Bank der Oesterreichischen Sparkassen AG	$6,503,200.00	$1,192,000.00	$4,304,800.00	$12,000,000.00
Fortis Capital Corp.	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
General Electric Capital Corporation	$30,348,266.67	$5,562,666.67	$20,089,066.67	$56,000,000.00
HSBC Bank USA, National Association	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
ING Capital LLC	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
KfW	$30,348,266.67	$5,562,666.67	$20,089,066.67	$56,000,000.00
Landesbank Baden-Württemberg	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Landesbank Hessen-Thüringen	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Landesbank Saar	$8,129,000.00	$1,490,000.00	$5,381,000.00	$15,000,000.00
Lloyds TSB Bank plc	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Malayan Banking Berhad	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
Mizuho Corporate Bank, Ltd.	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Natexis Banques Populaires	$6,503,200.00	$1,192,000.00	$4,304,800.00	$12,000,000.00
Norddeutsche Landesbank Girozentrale, New York Branch	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Sanpaolo IMI S.p.A.	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
Santander Central Hispano S.A., New York Branch	$30,348,266.67	$5,562,666.67	$20,089,066.67	$56,000,000.00
Skandinaviska Enskilda Banken AB (publ)	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
Société Générale	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Standard Chartered Bank	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
Sumitomo Mitsui Banking Corporation	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
The Bank of Nova Scotia	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00

- 1 -	APPENDIX A TO CREDIT AGREEMENT

Institution	Commitment of Phase 1 Allocation	Loan Outstanding of Phase 1 Allocation	Commitment of Phase 2 Allocation	Total Commitment
The Governor & Co. of the Bank of Ireland	$35,767,600.00	$6,556,000.00	$23,676,400.00	$66,000,000.00
Union Bank of California, N.A.	$10,296,733.33	$1,887,333.33	$6,815,933.33	$19,000,000.00
WestLB AG, New York Branch	$22,219,266.67	$4,072,666.67	$14,708,066.67	$41,000,000.00
Total	$812,900,000	$149,000,000	$538,100,000	$1,500,000,000

- 2 -	APPENDIX A TO CREDIT AGREEMENT

APPENDIX B

to Amended and Restated Credit Agreement

AMORTIZATION SCHEDULE

Principal Payment Dates[1]	% of Principal of each Lender’s Loans Outstanding on the Term Conversion Date
1	1.40929%
2	1.45326%
3	1.49860%
4	1.54535%
5	1.59357%
6	1.64329%
7	1.65775%
8	1.71155%
9	1.76709%
10	1.82443%
11	1.88363%
12	1.94476%

[1]	Depending on the timing of the occurrence of the Term Conversion Date there may be fewer than 12 Principal Payment Dates, since no Principal Payment Date may occur later than the Final Maturity Date, July 1, 2015, at which time all unpaid principal of each Loan shall be due and payable in accordance with the terms of the Amended and Restated Credit Agreement

- 1 -	APPENDIX B TO CREDIT AGREEMENT

APPENDIX C

to Amended and Restated Credit Agreement

WIRE TRANSFER DETAILS OF AGENT

Agent:	Société Générale

ABA:	026004226 or CHIPS #422

Name of Account:	Loan Servicing Group

Account Number:	9051422

Attention:	Elise Cheung

- 1 -	APPENDIX C TO CREDIT AGREEMENT

APPENDIX D

to Amended and Restated Credit Agreement

PROJECT DOCUMENTS WITH AFFILIATES

1.	Operation and Maintenance Agreement, dated as of February 25, 2005, between Cheniere LNG O&M Services, L.P., and Sabine Pass LNG, L.P.

2.	Management Services Agreement, dated as of February 25, 2005, between Sabine Pass LNG-GP, Inc., and Sabine Pass LNG, L.P.

3.	J & S Cheniere Terminal Use Agreement.

4.	Cheniere LNG Marketing, Inc. Terminal Use Agreement.

- 1 -	APPENDIX D TO CREDIT AGREEMENT

APPENDIX E

to Amended and Restated Credit Agreement

LEASE AGREEMENTS

1.	Lease Agreement, dated January 15, 2005, among Crain Brothers Ranch, Inc., Marguerite Domatti as Trustee of M.A. Domatti Management Trust, Eva L. Domatti, individually and as Trustee, Domatti Family Living Trust, Erika Domatti and Renata Domatti, collectively as Lessor, and Sabine Pass LNG, L.P., as Lessee, amended by that Amendment to Lease, dated as of February 24, 2005, among Lessor and Lessee.

2.	Lease Agreement, dated January 15, 2005, between Crain Lands, L.L.C., as Lessor and Sabine Pass LNG, L.P., as Lessee, as amended by that Amendment to Lease, dated as of February 24, 2005, among Lessor and Lessee, and as further amended by the Second Amendment to Lease.

3.	Commercial Water Bottom Lease, dated February 24, 2005, between the State of Louisiana, as lessor and Sabine Pass LNG, L.P., as lessee.

4.	Lease Agreement, dated January 15, 2005, between George A. Davis, et al., as Lessors, and Sabine Pass LNG, L.P., as Lessee, recorded on February 25, 2005, in Conveyance Book 999 under Entry No. 291103 of the records of Cameron Parish, Louisiana, as amended by that certain Amendment to Lease dated effective February 24, 2005, by and between George A. Davis, et al., as Lessors, and Sabine Pass LNG, L.P., as Lessee, recorded January 5, 2006, under File No. 295504, of the records of Cameron Parish, Louisiana.

- 1 -	APPENDIX E TO CREDIT AGREEMENT

APPENDIX F

to Amended and Restated Credit Agreement

PHASE 1 CONSTRUCTION BUDGET AND SCHEDULE

AND

PHASE 2 CONSTRUCTION BUDGET AND SCHEDULE

- 1 -	APPENDIX F-1 TO CREDIT AGREEMENT

EXHIBIT A

to Amended and Restated Credit Agreement

[Form of Notice of Borrowing]

NOTICE OF BORROWING NO. [            ]

[Notices to be numbered consecutively in the order of the date of the Notices for each Loan]

Reference is made to the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

This Notice of Borrowing (this “Notice”) is issued in connection with Borrowing Certificate No. [            ] and is delivered to the Agent at least three Business Days prior to the date of the proposed borrowing pursuant to Sections 2.02 and 4.05 of the Credit Agreement and in accordance with Section 4.04 of the Credit Agreement.

The Borrower hereby irrevocably requests a borrowing under the Credit Agreement, as follows:

(a) Requested Borrowing Date:		[	]
(b) Requested Loan:
a. Amount:	$	[	]
b. Phase 1 Allocation:	$	[	]
c. Phase 2 Allocation:	$	[	]
d. Interest Period:		[	]
(c) Construction Accounts:
a. Amount to be deposited into Phase 1 Construction Account:	$	[	]
b. Amount to be deposited into Phase 2 Construction Account:	$	[	]

- 1 -	EXHIBIT A TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Notice this [__] day of [            ].

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc., its General Partner

By:
Name:
Title:

- 2 -	EXHIBIT A TO CREDIT AGREEMENT

EXHIBIT B-1

to Amended and Restated Credit Agreement

[Part 1 - Form of Borrowing Certificate in respect of a Phase 1 Loan]1

BORROWING CERTIFICATE NO. [__], dated as of date of proposed borrowing

[Certificates to be numbered consecutively in the order of the dates of the Certificates]

Proposed borrowing date is [                    ]

Reference is made to the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.03(d) of the Credit Agreement, the Borrower is hereby submitting this Borrowing Certificate (the “Borrowing Certificate”), dated as of the proposed borrowing date set forth above. The Borrower intends to submit a Notice of Borrowing in connection with the proposed borrowing at least three Business Days prior to the proposed borrowing date pursuant to Section 4.05 of the Credit Agreement.

The Borrower hereby certifies after due inquiry, that:

1. Attached as Appendix I to this Borrowing Certificate is the Phase 1 Construction Report and accompanying certificate of an Authorized Officer of the Borrower required to be delivered by the Borrower to the Agent pursuant to Section 8.19 of the Credit Agreement.

2. (i) The amount of the Phase 1 Loan requested pursuant to the Notice of Borrowing referred to above shall not, when taken together with each other Phase 1 Loan, exceed the Phase 1 Allocation, and the total amount of Phase 1 Loans requested prior to the date hereof including the amount of the Phase 1 Loan requested pursuant to the Borrowing Certificate referred to above is $[            ];

(ii) the amount of each Phase 1 Loan requested by the Borrower on the date of the Borrowing Certificate shall not exceed the sum (without duplication) of:

(A) the Phase 1 Project Costs due and to be paid on or prior to the date of the proposed borrowing or reasonably expected to be due or incurred within the

[1]	To be provided where a Phase 1 Loan is requested.

- 1 -	EXHIBIT B-1 TO CREDIT AGREEMENT

next 30 days succeeding the date of the proposed borrowing (without duplication of any other Borrowing Certificate);

(B) the Required Debt Service Reserve Amount, if then applicable; and

(C) any Operation and Maintenance Expense to be paid on or prior to the date of the proposed borrowing or reasonably expected to be due or incurred within the next 30 days succeeding the date of the proposed borrowing (without duplication of any other Borrowing Certificate); provided, that (x) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs and (y) the loan proceeds to be disbursed shall be reduced in accordance with the proviso to paragraph 4 below;

provided, that the calculation of such sum shall only include amounts with respect to the Required Debt Service Reserve Amount and Operation and Maintenance Expense to the extent that they are not included in the equivalent calculation made pursuant to paragraph 2 of part 2 of the Borrowing Certificate for a Phase 2 Loan.

3. The Borrower hereby (a) attaches hereto, or has previously provided to the Agent and the Independent Engineer, a copy of all monthly invoices issued under the Phase 1 EPC Contract and all invoices in connection with any other Phase 1 Project Costs and Operation and Maintenance Expenses which the Borrower intends to pay with the Phase 1 Loan proceeds as set forth in Appendix II attached hereto; (b) sets forth projections of invoices expected to be received within 30 days after the date hereof under the Phase 1 EPC Contract and any other Phase 1 Project Costs which the Borrower intends to pay with such Phase 1 Loan proceeds, as evidence of the Phase 1 Project Costs related to this Borrowing Certificate; and (c)(i) attaches hereto, or has previously provided to the Agent and the Independent Engineer, copies of invoices and related documents for Phase 1 Project Costs evidencing the complete use of the Phase 1 Loan proceeds borrowed for the payment of Phase 1 Project Costs as set forth in the previous Borrowing Certificate or (ii) certifies that the Phase 1 Loan proceeds borrowed in the preceding month and not expended during such month shall be expended during the current month, as set forth in Appendix II attached hereto, in each case satisfactory to the Independent Engineer. The Borrower intends to apply the proceeds of the Phase 1 Loans requested pursuant to this Borrowing Certificate to the payment of the Phase 1 Project Costs listed on Appendix II to this Borrowing Certificate or to other Phase 1 Project Costs permitted under the Credit Agreement. No item shown on Appendix II has been heretofore paid for with the proceeds of any previous Loan.

4. The Borrower (a) has applied the proceeds of the prior Phase 1 Loans to the payment of Phase 1 Project Costs as such were listed on Appendix II attached to the preceding Borrowing Certificate or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Phase 1 Construction Account pending resolution of the dispute, (b) reasonably expects that it will apply such proceeds from prior Phase 1 Loans to the Phase 1 Project Costs listed on Appendix III hereto within the next 30 days or, in respect of any disputed amounts, deposited to the Escrow Account or retained in

- 2 -	EXHIBIT B-1 TO CREDIT AGREEMENT

the Phase 1 Construction Account pending resolution of the dispute, or (c) to the extent such proceeds were not so applied and are not reasonably expected to be so applied during the next 30 days, such proceeds have been, or are being, applied as a reduction to the current Notice of Borrowing in an amount equal to the proceeds of Phase 1 Loans not previously expended or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Phase 1 Construction Account pending resolution of the dispute, and not contemplated to be spent pursuant to clause (b) of this paragraph; provided, that in no event shall the amount in the applicable Notice of Borrowing be reduced below $2,000,000.

5. Attached as Appendix IV to this Borrowing Certificate is a complete and accurate listing of all approved, pending, and proposed Phase 1 Change Orders, together with copies of all such Phase 1 Change Orders not previously delivered to the Agent. With respect to each of these Phase 1 Change Orders, (a) the ability to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date has not been adversely and materially affected and (b) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Phase 1 Project Costs exceeding the funds then available to pay such Phase 1 Project Costs.

6. With respect to invoices submitted in connection with the proposed borrowing, the Borrower has reviewed the work performed, services rendered and material, equipment or supplies delivered to date (either directly or in reliance on sources of information deemed reliable by the Borrower), and the amounts that have been paid or are to be paid are proper (and in the case of payments being made to the Phase 1 EPC Contractor under the Phase 1 EPC Contract, are being made in accordance with the provisions of the Phase 1 EPC Contract).

7. Phase 1 is reasonably expected to achieve Substantial Completion by the Guaranteed Substantial Completion Date and sufficient funds exist in order to achieve Substantial Completion.

8. Attached as Appendix V to this Borrowing Certificate are (a) copies of the applicable lien waivers executed by the Phase 1 EPC Contractor as contemplated by the Phase 1 EPC Contract in respect of the current monthly invoice in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) and (b) evidence that the Phase 1 EPC Contractor has received the applicable interim lien waivers in respect of the current invoices in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) from all of its principal subcontractors and principal sub-subcontractors, which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

9. This Borrowing Certificate (and each of the statements contained herein) is intended to be for the sole and express benefit of the Agent and the other Secured Parties and is not intended to be for the benefit of, or to be enforceable by, the Phase 1 EPC Contractor or any subcontractor.

- 3 -	EXHIBIT B-1 TO CREDIT AGREEMENT

10. The conditions precedent in Sections 6.01 and 6.03 of the Credit Agreement have been satisfied.

11. (a) Each of the representations and warranties of the Borrower contained in Article VII of the Credit Agreement is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of the proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (b) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (c) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (d) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

12. No Suspension of Phase 1 has occurred that is continuing on the date hereof.

The Borrower hereby certifies, after due inquiry, that the facts stated by the Borrower in this Borrowing Certificate are true and complete.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc. its General Partner

By:
Name:
Title:

- 4 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX I to

Part 1 Borrowing Certificate

[CONSTRUCTION REPORT]

- 5 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX II to

Part 1 Borrowing Certificate

[LIST PHASE 1 PROJECT COSTS BY ITEM AND AMOUNT]

[Copies of monthly invoices (i) under Phase 1 EPC Contract, (ii) in connection with Phase 1

Project Costs, and (iii) in connection with Operation and Maintenance Expenses, if necessary]

- 6 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX III to

Part 1 Borrowing Certificate

[DESCRIPTION OF OTHER PHASE 1 PROJECT COSTS THAT WERE LISTED ON PRIOR

APPENDIX II THAT ARE EXPECTED TO BE PAID DURING THE UPCOMING MONTH]

- 7 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX IV

to Part 1 Borrowing Certificate

[LIST AND DESCRIBE ANY “PHASE 1 CHANGE ORDERS”]

[ATTACH EXHIBIT “A”, IF NECESSARY, TO EXPLAIN ANY DEVIATIONS

FROM THE PHASE 1 CONSTRUCTION BUDGET AND SCHEDULE]

- 8 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX V to

Part 1 Borrowing Certificate

LIEN WAIVERS EXECUTED

- 9 -	EXHIBIT B-1 TO CREDIT AGREEMENT

EXHIBIT B-1

to Amended and Restated Credit Agreement

[Part 2 - Form of Borrowing Certificate in respect of a Phase 2 Loan]1

BORROWING CERTIFICATE NO. [__], dated as of date of proposed borrowing

[Certificates to be numbered consecutively in the order of the dates of the Certificates]

Proposed borrowing date is [                    ]

Reference is made to the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.03(d) of the Credit Agreement, the Borrower is hereby submitting this Borrowing Certificate (the “Borrowing Certificate”), dated as of the proposed borrowing date set forth above. The Borrower intends to submit a Notice of Borrowing in connection with the proposed borrowing at least three Business Days prior to the proposed borrowing date pursuant to Section 4.05 of the Credit Agreement.

The Borrower hereby certifies after due inquiry, that:

1. Attached as Appendix I to this Borrowing Certificate is the Phase 2 Construction Report and accompanying certificate of an Authorized Officer of the Borrower required to be delivered by the Borrower to the Agent pursuant to Section 8.19 of the Credit Agreement.

2. (i) The amount of the Phase 2 Loan requested pursuant to the Notice of Borrowing referred to above shall not, when taken together with each other Phase 2 Loan, exceed the Phase 2 Allocation, and the total amount of Phase 2 Loans requested prior to the date hereof including the amount of the Phase 2 Loan requested pursuant to the Borrowing Certificate referred to above is $[            ];

(ii) the amount of each Phase 2 Loan requested by the Borrower on the date of the Borrowing Certificate shall not exceed the sum (without duplication) of:

(A) the Phase 2 Project Costs due and to be paid on or prior to the date of the proposed borrowing or reasonably expected to be due or incurred within the

[1]	To be provided where a Phase 2 Loan is requested.

- 1 -	EXHIBIT B-1 TO CREDIT AGREEMENT

next 30 days succeeding the date of the proposed borrowing (without duplication of any other Borrowing Certificate);

(B) the Required Debt Service Reserve Amount, if then applicable; and

(C) any Operation and Maintenance Expense to be paid on or prior to the date of the proposed borrowing or reasonably expected to be due or incurred within the next 30 days succeeding the date of the proposed borrowing (without duplication of any other Borrowing Certificate); provided, that (x) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs and (y) the loan proceeds to be disbursed shall be reduced in accordance with the proviso to paragraph 4 below;

provided, that the calculation of such sum shall only include amounts with respect to the Required Debt Service Reserve Amount and Operation and Maintenance Expense to the extent that they are not included in the equivalent calculation made pursuant to paragraph 2 of part 1 of the Borrowing Certificate for a Phase 1 Loan.

3. The Borrower hereby (a) attaches hereto, or has previously provided to the Agent and the Independent Engineer, a copy of all monthly invoices issued under each Phase 2 Construction Contract and all invoices in connection with any other Phase 2 Project Costs and Operation and Maintenance Expenses which the Borrower intends to pay with the Phase 2 Loan proceeds as set forth in Appendix II attached hereto; (b) sets forth projections of invoices expected to be received within 30 days after the date hereof under each Phase 2 Construction Contract and any other Phase 2 Project Costs which the Borrower intends to pay with such Phase 2 Loan proceeds, as evidence of the Phase 2 Project Costs related to this Borrowing Certificate; and (c)(i) attaches hereto, or has previously provided to the Agent and the Independent Engineer, copies of invoices and related documents for Phase 2 Project Costs evidencing the complete use of the Phase 2 Loan proceeds borrowed for the payment of Phase 2 Project Costs as set forth in the previous Borrowing Certificate or (ii) certifies that the Phase 2 Loan proceeds borrowed in the preceding month and not expended during such month shall be expended during the current month, as set forth in Appendix I attached hereto, in each case satisfactory to the Independent Engineer. The Borrower intends to apply the proceeds of the Phase 2 Loans requested pursuant to this Borrowing Certificate to the payment of the Phase 2 Project Costs listed on Appendix II to this Borrowing Certificate or to other Phase 2 Project Costs permitted under the Credit Agreement. No item shown on Appendix II has been heretofore paid for with the proceeds of any previous Loan.

4. The Borrower (a) has applied the proceeds of the prior Phase 2 Loans to the payment of Phase 2 Project Costs as such were listed on Appendix II attached to the preceding Borrowing Certificate or, in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute, (b) reasonably expects that it will apply such proceeds from prior Phase 2 Loans to the Phase 2 Project Costs listed on Appendix III hereto within the next 30 days or, in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute,

- 2 -	EXHIBIT B-1 TO CREDIT AGREEMENT

or (c) to the extent such proceeds were not so applied and are not reasonably expected to be so applied during the next 30 days, such proceeds have been, or are being, applied as a reduction to the current Notice of Borrowing in an amount equal to the proceeds of Phase 2 Loans not previously expended or, in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute, and not contemplated to be spent pursuant to clause (b) of this paragraph; provided, that in no event shall the amount in the applicable Notice of Borrowing be reduced below $2,000,000.

5. [With respect to any Phase 2 Change Order, the Borrower certifies that, after giving effect to such Phase 2 Change Order or payment in respect thereof, the Borrower shall be in compliance with the Financing Documents.]

6. With respect to invoices submitted in connection with the proposed borrowing, the Borrower has reviewed the work performed, services rendered and material, equipment or supplies delivered to date (either directly or in reliance on sources of information deemed reliable by the Borrower), and the amounts that have been paid or are to be paid are proper.

7. Attached as Appendix IV to this Borrowing Certificate are (a) copies of the applicable interim lien waivers executed by each Phase 2 Construction Contractor, as contemplated by each Phase 2 Construction Contractor, in respect of the current monthly invoice in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) and (b) evidence that each Phase 2 Construction Contractor has received the applicable interim lien waivers in respect of the current invoices in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) from each of its principal subcontractors and principal sub-subcontractors, if any, which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

8. This Borrowing Certificate (and each of the statements contained herein) is intended to be for the sole and express benefit of the Agent and the other Secured Parties and is not intended to be for the benefit of, or to be enforceable by, any Phase 2 Construction Contractor or any subcontractor.

9. The conditions precedent in Sections 6.01, 6.02 and 6.03 of the Credit Agreement have been satisfied. With respect to the initial borrowing of a Phase 2 Loan, the amount of Phase 2 Project Costs paid by or on behalf of the Borrower through the date hereof is [$            ] and the amount scheduled to be spent on Phase 2 Project Costs during the next 30 days is [$            ].2

10. (a) Each of the representations and warranties of the Borrower contained in Article VII of the Credit Agreement is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect,

[2]	To be included only in connection with the initial Phase 2 borrowing.

- 3 -	EXHIBIT B-1 TO CREDIT AGREEMENT

true and complete to the extent of such qualification on and as of the date of the proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (b) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (c) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (d) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

11. No Suspension of Phase 1 has occurred that is continuing on the date hereof.

The Borrower hereby certifies, after due inquiry, that the facts stated by the Borrower in this Borrowing Certificate are true and complete.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc. its General Partner

By:
Name:
Title:

- 4 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX I to

Part 2 Borrowing Certificate

[CONSTRUCTION REPORT]

- 5 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX II to

Part 2 Borrowing Certificate

[LIST PHASE 2 PROJECT COSTS BY ITEM AND AMOUNT]

[Copies of monthly invoices (i) under each Phase 2 Construction Contract, (ii) in connection with Phase 2 Project Costs and (iii) in connection with Operation and Maintenance Expenses, if necessary]

- 6 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX III to

Part 2 Borrowing Certificate

[DESCRIPTION OF OTHER PHASE 2 PROJECT COSTS THAT WERE LISTED ON PRIOR

APPENDIX II THAT ARE EXPECTED TO BE PAID DURING THE UPCOMING MONTH]

- 7 -	EXHIBIT B-1 TO CREDIT AGREEMENT

APPENDIX IV to

Part 2 Borrowing Certificate

LIEN WAIVERS EXECUTED

- 8 -	EXHIBIT B-1 TO CREDIT AGREEMENT

EXHIBIT B-2

to Amended and Restated Credit Agreement

[Form of Final Borrowing Certificate]

FINAL BORROWING CERTIFICATE NO. [__], dated as of date of proposed borrowing

[Certificates to be numbered consecutively in the order of the dates of the Certificates]

Proposed borrowing date is [                    ]

Reference is made to the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.04(a) of the Credit Agreement, the Borrower is hereby submitting this Final Borrowing Certificate (this “Final Borrowing Certificate”), dated as of the proposed borrowing date set forth above. The Borrower intends to submit a Notice of Borrowing in connection with the proposed borrowing at least three Business Days prior to the proposed borrowing date pursuant to Section 4.05 of the Credit Agreement.

The Borrower hereby certifies after due inquiry, that:

1. Attached as Appendix I to this Final Borrowing Certificate is the Phase 1 Construction Report, the Phase 2 Construction Report and each accompanying certificate of an Authorized Officer of the Borrower required to be delivered by the Borrower to the Agent pursuant to Section 8.19 of the Credit Agreement.

2. (a) The amount of the Phase 1 Loan requested pursuant to the Notice of Borrowing referred to above shall not, when taken together with each other Phase 1 Loan, exceed the Phase 1 Allocation;

(b) The amount of the final Phase 1 Loan requested pursuant to the Notice of Borrowing referred to above shall not exceed the sum of (i) Phase 1 Project Costs, if any, which are due and to be paid on or prior to the date of this Final Borrowing Certificate and which are reasonably expected to be due or incurred from the date of this Final Borrowing Certificate to Phase 1 Final Completion including Phase 1 Project Costs which are reasonably projected to be incurred for punch list items and payment retainage and disputed payments in each case as contemplated in the Phase 1 Construction Budget and Schedule (without duplication of any other Borrowing Certificate) and (ii) the Required Debt Service Reserve Amount, if then applicable; and

- 1 -	EXHIBIT B-2 TO CREDIT AGREEMENT

(c) The amount of the final Phase 2 Loan requested pursuant to the Notice of Borrowing referred to above is equal to the remaining undrawn amount of the Phase 2 Allocation plus the remaining undrawn amount of the Phase 1 Allocation (after the amounts required to be transferred to the Phase 1 Punchlist Retention Subaccount in accordance with the Amended and Restated Collateral Agency Agreement have been so transferred).

3. The Borrower hereby (a) attaches hereto, or has previously provided to the Agent and the Independent Engineer, a copy of all monthly invoices issued under (i) the Phase 1 EPC Contract and all invoices in connection with any other Phase 1 Project Costs which the Borrower intends to pay with any Phase 1 Loan proceeds and (ii) each Phase 2 Construction Contract and all invoices in connection with any other Phase 2 Project Costs which the Borrower intends to pay with any Phase 2 Loan proceeds, each as set forth in Appendix II attached hereto; (b) attaches hereto as Appendix VI, or has previously provided to the Agent and the Independent Engineer, a detailed breakdown of (i) each punchlist item and the cost associated thereto, (ii) payment retainage amounts, (iii) each disputed payment amount, in each case under the Phase 1 EPC Contract and (iv) the calculation of existing shortfall of the Required Debt Service Amount; (c)(i) attaches hereto, or has previously provided to the Agent and the Independent Engineer, copies of invoices and related documents for Phase 1 Project Costs evidencing the complete use of the Phase 1 Loan proceeds borrowed for the payment of Phase 1 Project Costs as set forth in the previous Borrowing Certificate or (ii) certifies that the Phase 1 Loan proceeds borrowed in the preceding month and not expended during such month shall be expended during the current month, as set forth in Appendix II attached hereto, (iii) attaches hereto, or has previously provided to the Agent and the Independent Engineer, copies of invoices and related documents for Phase 2 Project Costs evidencing the complete use of the Phase 2 Loan proceeds borrowed for the payment of Phase 2 Project Costs as set forth in the previous Borrowing Certificate or (iv) certifies that the Phase 2 Loan proceeds borrowed in the preceding month and not expended during such month shall be expended during the current month, as set forth in Appendix II attached hereto, in each case satisfactory to the Independent Engineer. The Borrower intends to apply the proceeds of the Phase 1 Loans and Phase 2 Loans requested pursuant to this Borrowing Certificate to the payment of the Phase 1 Project Costs and Phase 2 Project Costs, as applicable, each as listed on Appendix II to this Borrowing Certificate or to other Phase 1 Project Costs or Phase 2 Project Costs permitted under the Credit Agreement. No item shown on Appendix II has been heretofore paid for with the proceeds of any previous Loan.

4. The Borrower (a) has applied the proceeds of the prior Phase 1 Loans to the payment of Phase 1 Project Costs as such were listed on Appendix II attached to the preceding Borrowing Certificate or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Phase 1 Construction Account pending resolution of the dispute, (b) reasonably expects that it will apply such proceeds from prior Phase 1 Loans to the Phase 1 Project Costs listed on Appendix III hereto prior to Phase 1 Final Completion or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Phase 1 Construction Account pending resolution of the dispute, or (c) to the extent such proceeds were not so applied and are not reasonably expected to be so applied prior to Phase 1 Final Completion, such proceeds have been, or are being, applied

- 2 -	EXHIBIT B-2 TO CREDIT AGREEMENT

as a reduction to the current Notice of Borrowing in an amount equal to the proceeds of Phase 1 Loans not previously expended or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Phase 1 Construction Account pending resolution of the dispute, and not contemplated to be spent pursuant to clause (b) of this paragraph.

5. The Borrower (a) has applied the proceeds of the prior Phase 2 Loans to the payment of Phase 2 Project Costs as such were listed on Appendix II attached to the preceding Borrowing Certificate or, in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute, (b) reasonably expects that it will apply such proceeds from prior Phase 2 Loans to the Phase 2 Project Costs listed on Appendix III hereto prior to Phase 2 Completion or, in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute, or (c) to the extent such proceeds were not so applied and are not reasonably expected to be so applied prior to Phase 2 Completion, such proceeds have been, or are being, applied as a reduction to the current Notice of Borrowing in an amount equal to the proceeds of Phase 2 Loans not previously expended or, in respect of any disputed amounts, retained in the Phase 2 Construction Account pending resolution of the dispute, and not contemplated to be spent pursuant to clause (b) of this paragraph.

6. The projections of punch list items expected to be paid with the proceeds of the final Phase 1 Loan are in accordance with the Phase 1 Construction Budget and Schedule.

7. Attached as Appendix IV to this Borrowing Certificate is a complete and accurate listing of all approved, pending, and proposed Phase 1 Change Orders, together with copies of all such Phase 1 Change Orders not previously delivered to the Agent. With respect to each of these Phase 1 Change Orders, (a) the ability to achieve Phase 1 Final Completion in accordance with the Phase 1 Construction Budget and Schedule has not been adversely and materially affected and (b) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Phase 1 Project Costs exceeding the funds then available to pay such Phase 1 Project Costs. [With respect to any Phase 2 Change Order, the Borrower certifies that, after giving effect to such Phase 2 Change Order or payment in respect thereof, the Borrower shall be in compliance with the Financing Documents.]

8. With respect to invoices submitted in connection with the proposed borrowing, the Borrower has reviewed the work performed, services rendered and material, equipment or supplies delivered to date (either directly or in reliance on sources of information deemed reliable by the Borrower), and the amounts that have been paid or are to be paid are proper (and in the case of payments being made to the Phase 1 EPC Contractor under the Phase 1 EPC Contract, are being made in accordance with the provisions of the Phase 1 EPC Contract).

9. The Term Conversion Date has occurred.

- 3 -	EXHIBIT B-2 TO CREDIT AGREEMENT

10. Attached as Appendix V to this Borrowing Certificate are (a) the applicable interim lien waivers executed by the Phase 1 EPC Contractor and each Phase 2 Construction Contractor, as contemplated by the respective Phase 1 EPC Contract and each Phase 2 Construction Contract, in respect of the current monthly invoice and in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) and (b) evidence that the Phase 1 EPC Contractor and each of the Phase 2 Construction Contractors has received the applicable interim lien waivers in respect of the current invoices and in respect of all work (including services performed and materials provided) completed as of the date of the previous invoice (other than work in progress) from all of their principal subcontractors and principal sub-subcontractors, as contemplated by the respective Phase 1 EPC Contract and each Phase 2 Construction Contract, which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

11. This Borrowing Certificate (and each of the statements contained herein) is intended to be for the sole and express benefit of the Agent and the other Secured Parties and is not intended to be for the benefit of, or to be enforceable by, the Phase 1 EPC Contractor, any Phase 2 Construction Contractor or any subcontractor.

12. The conditions precedent in Sections 6.03 and 6.04 of the Credit Agreement have been satisfied.

13. (a) Each of the representations and warranties of the Borrower contained in Article VII of the Credit Agreement is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of the proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (b) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (c) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (d) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

14. No Suspension of Phase 1 has occurred that is continuing on the date hereof.

The Borrower hereby certifies, after due inquiry, that the facts stated by the Borrower in this Borrowing Certificate are true and complete.

- 4 -	EXHIBIT B-2 TO CREDIT AGREEMENT

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc. its General Partner

By:
Name:
Title:

- 5 -	EXHIBIT B-2 TO CREDIT AGREEMENT

APPENDIX I to

Borrowing Certificate

[PHASE 1 CONSTRUCTION REPORT AND PHASE 2 CONSTRUCTION REPORT]

- 6 -	EXHIBIT B-2 TO CREDIT AGREEMENT

APPENDIX II to

Borrowing Certificate

[LIST PHASE 1 PROJECT COSTS AND PHASE 2 PROJECT COSTS BY ITEM AND AMOUNT]

[COPIES OF MONTHLY INVOICES, IF NECESSARY]

- 7 -	EXHIBIT B-2 TO CREDIT AGREEMENT

APPENDIX III to

Borrowing Certificate

[DESCRIPTION OF OTHER PHASE 1 PROJECT COSTS AND PHASE 2 PROJECT COSTS

THAT WERE LISTED ON PRIOR APPENDIX II THAT ARE EXPECTED TO BE PAID

PRIOR TO PHASE 1 FINAL COMPLETION AND PHASE 2 COMPLETION, AS

APPLICABLE]

- 8 -	EXHIBIT B-2 TO CREDIT AGREEMENT

APPENDIX IV to

Borrowing Certificate

[LIST AND DESCRIBE ANY “PHASE 1 CHANGE ORDERS”]

[ATTACH EXHIBIT “A”, IF NECESSARY, TO EXPLAIN ANY DEVIATIONS

FROM THE PHASE 1 CONSTRUCTION BUDGET AND SCHEDULE]

- 9 -	EXHIBIT B-2 TO CREDIT AGREEMENT

APPENDIX V to

Borrowing Certificate

LIEN WAIVERS

- 10 -	EXHIBIT B-2 TO CREDIT AGREEMENT

APPENDIX VI to

Borrowing Certificate

[LIST EACH PUNCHLIST ITEM AND COST ASSOCIATED THERETO]

[EVIDENCE OF PAYMENT RETAINAGE AMOUNTS]

[LIST EACH DISPUTED PAYMENT AMOUNT UNDER PHASE 1 EPC CONTRACT]

[CALCULATION OF EXISTING SHORTFALL OF REQUIRED DEBT SERVICE RESERVE AMOUNT]

- 11 -	EXHIBIT B-2 TO CREDIT AGREEMENT

EXHIBIT C-1

to Amended and Restated Credit Agreement

[Form of Independent Engineer’s Certificate (initial borrowing of Phase 2 Loan only)]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letters dated July 1, 2004 and July 6, 2006 from Stone & Webster Management Consultants, Inc. to the lead arrangers on behalf of the Lenders (collectively, the “Relevant Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                                  , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by (a) the Borrower and (b) each of the Phase 2 Construction Contractors in connection with Notice of Borrowing No.         , dated              and Borrowing Certificate No.          dated                                                   (the “Borrowing Certificate”).

2. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Agreements.

3. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in paragraph 1 above. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

4. As of the date hereof, the amount of Phase 2 Project Costs set out in paragraph 9 of the Borrowing Certificate as having been paid by or on behalf of the Borrower through the date of such Borrowing Certificate has been used to pay Phase 2 Project Costs.

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent

- 1 -	EXHIBIT C-1 TO CREDIT AGREEMENT

Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof:

(1) the statements set forth in paragraph 2 and the second sentence of paragraph 9 of part 2 of the Borrowing Certificate are true and correct;

(2) no act, event or condition has occurred since the date of the report provided pursuant to Section 6.01(d)(iii) of the Credit Agreement that would have a material effect on the findings and conclusions set forth therein or which could reasonably be expected to have a Material Adverse Effect;

(3) the ongoing construction of Phase 2 in no material way adversely affects the construction of Phase 1 or the ability of Phase 1 to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date;

(4) the total amount of the Phase 2 Loan requested pursuant to the Notice of Borrowing referred to above shall not, when taken together with each other Phase 2 Loan, exceed the Phase 2 Allocation; and

(5) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this          day of                     , 2006.1

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

[1]	To be dated on or before the request date of the Phase 2 Loan.

- 2 -	EXHIBIT C-1 TO CREDIT AGREEMENT

EXHIBIT C-2

to Amended and Restated Credit Agreement

[Form of Independent Engineer’s Certificate (Each Borrowing)]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Amended and Restated Credit Agreement dated as July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letters dated July 1, 2004 and July 6, 2006 from Stone & Webster Management Consultants, Inc. to the lead arrangers on behalf of the Lenders (collectively, the “Relevant Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                              , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by (a) the Borrower and (b) the Phase 1 EPC Contractor and each of the Phase 2 Construction Contractors since the date of the last Borrowing Certificate consisting of: Notice of Borrowing No.             , dated              and Borrowing Certificate No.          dated              (the “Borrowing Certificates”) and work progress documents consisting of the Phase 1 EPC Contractor’s and Phase 2 Construction Contractor’s monthly progress reports, the Borrower’s Construction Report, and CPM schedule updates, as applicable.

2. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Relevant Agreements.

3. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in the preceding paragraph. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

- 1 -	EXHIBIT C-2 TO CREDIT AGREEMENT

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof:

[(a) with respect to Phase 1, (i) the statements set forth in Paragraphs 2, 4(a), 4(b) and 7 of Part 1 of the Borrowing Certificate are true and correct, (ii) the progress of the Development is in accordance with the Phase 1 Construction Budget and Schedule, (iii) the current utilization of the Phase 1 Loan proceeds from previous borrowings is in accordance with the uses contemplated in the Borrowing Certificate pursuant to which such Phase 1 Loans were borrowed, (iv) sufficient funds exist in order to achieve Phase 1 Final Completion and (v) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading;]1 and

[(b) with respect to Phase 2, (i) the statements set forth in Paragraphs 2, 4(a) and 4(b) of Part 2 of the Borrowing Certificate are true and correct, (ii) the current utilization of the Phase 2 Loan proceeds from previous borrowings is in accordance with the uses contemplated in the Borrowing Certificate pursuant to which such Phase 2 Loans were borrowed, (iii) the ongoing construction of Phase 2 in no material way adversely affects the construction of Phase 1 or the ability of Phase 1 to achieve Phase 1 Substantial Completion by the Guaranteed Substantial Completion Date and (iv) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.]2

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this              day of             ,             .

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

[1]	To be included where a Phase 1 Loan is requested.

[2]	To be included where a Phase 2 Loan is requested.

- 2 -	EXHIBIT C-2 TO CREDIT AGREEMENT

EXHIBIT C-3

to Amended and Restated Credit Agreement

[Form of Independent Engineer’s Certificate (Final Funding only)]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letters dated July 1, 2004 and July 6, 2006 from Stone & Webster Management Consultants, Inc. to the lead arrangers on behalf of the Lenders (collectively, the “Relevant Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                                              , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by (a) the Borrower and (b) the Phase 1 EPC Contractor and each of the Phase 2 Construction Contractors since the date of the last Borrowing Certificate consisting of: Notice of Borrowing No.         , dated          and Borrowing Certificate No.          dated          (the “Borrowing Certificate”) and work progress documents consisting of the Phase 1 EPC Contractor’s monthly progress reports, the Borrower’s Construction Report, and CPM schedule updates.

2. The Independent Engineer has reviewed documentation relating to payment retainage and payment disputes relating to the Phase 1 EPC Contract and hereby confirms [the accuracy of the retainage amounts and disputed amounts evidenced by] such documentation.

3. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Relevant Agreements.

4. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in the preceding paragraph. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

- 1 -	EXHIBIT C-3 TO CREDIT AGREEMENT

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof: (1) the statements set forth in Paragraphs 2, 4(a), 4(b), 5(a), 5(b) and 9 of the Borrowing Certificate are true and correct, (2) the current utilization of the Phase 1 Loan proceeds and Phase 2 Loan proceeds from previous borrowings is in accordance with the uses contemplated in the Borrowing Certificate pursuant to which such Phase 1 Loans and Phase 2 Loans were borrowed, (3) Phase 1 has achieved Phase 1 Substantial Completion, (4) the amounts of the proposed final Phase 1 Loan to be deposited to the Phase 1 Construction Payment Subaccount and the Phase 1 Punchlist Retention Subaccount are sufficient to achieve Phase 1 Final Completion and (5) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this          day of                     ,             .

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

- 2 -	EXHIBIT C-3 TO CREDIT AGREEMENT

EXHIBIT C-4

to Amended and Restated Credit Agreement

[Form of Independent Engineer’s Certificate (Completion)]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Amended and Restated Credit Agreement dated as of July 21, 2006 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letters dated July 1, 2004 and July 6, 2006 from Stone & Webster Management Consultants, Inc. to the lead arrangers on behalf of the Lenders (collectively, the “Relevant Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                                          , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Agreements.

2. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in paragraph 1 above. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof:

(1) Phase 1 has achieved Phase 1 Final Completion and the Final Completion Certificate (as defined in the Phase 1 EPC Contract) has been accepted by the Borrower and the Independent Engineer;

(2) Phase 2 has achieved Phase 2 Completion and the Final Acceptance Form (as defined in the Bechtel Construction Contract) has been accepted by the Borrower and the Independent Engineer; and

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(3) Phase 2 has successfully passed the lender’s performance test in accordance with the test procedures and test criteria set forth in Appendix I to this Exhibit C-4, and the Independent Engineer has reviewed the test report prepared by the Borrower and accepted the certificate of the Borrower certifying the successful completion of such test, a copy of which has been provided to the Agent.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this          day of                     ,             .

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

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APPENDIX I to

Independent Engineer’s Certificate

LENDER’S PERFORMANCE TEST – TEST PROCEDURES AND TEST CRITERIA

1.0	Lenders’ Performance Test Overview

The Borrower shall give the Agent and the Independent Engineer not less than ninety (90) days’ prior written notice of its intention to commence the test described herein (the “Lenders Performance Test”), and, on the sixtieth (60th) day and thirtieth (30th) day immediately prior to the Borrower’s intention to commence such testing activities, the Borrower shall provide written notices to the Agent and the Independent Engineer. Representatives of the Agent and/or the Independent Engineer shall be permitted to witness all or any part of the Lenders’ Performance Test.

The Borrower and the Independent Engineer shall, no later than twenty-four (24) months after the Borrower’s issuance of the Notice to Proceed under the Bechtel Construction Contract mutually agree upon final test procedures for the conduct of the Lenders’ Performance Tests as specified in and generally consistent with the test procedures and the test parameters specified in Attachment S to the Phase 1 EPC Contract with deviations from Attachment S mutually agreed upon between the Borrower and the Independent Engineer.

The Borrower shall provide all labor, equipment, supplies, and all other items necessary for the conduct of the Lenders’ Performance Tests, and the LNG necessary for the Phase 2 EPCM Contractor to achieve “Cool Down” and to commence or continue commissioning, start-up and conduct the Lenders’ Performance Test in accordance with accepted industry practice and in accordance with the criteria specified herein. The Borrower shall analyze the data obtained during the Lenders’ Performance Tests, and ensure that such data reflects the performance standards required hereunder. A complete copy of all raw performance data and a detailed listing of all testing instrumentation utilized shall be provided to the Independent Engineer at the completion of testing.

Upon achieving all requirements under this Agreement, the Borrower shall certify to the Agent and the Independent Engineer that all of the requirements under this Agreement for completion of the Lenders’ Performance Tests have occurred and shall provide with such completion certificate a Lenders’ Performance Test report and analysis to the Agent and the Independent Engineer. At a minimum, the Lenders’ Performance Test report shall include (i) the raw data, (ii) the instrumentation utilized for the Lenders’ Performance Tests, (iii) the procedures utilized during the Lenders’ Performance Tests, (iv) calculations and information, and a full explanation concerning same, for adjustments to the test criteria conditions, as and to the extent specified in the Lenders’ Performance Test Procedures, and (v) any other reasonable supporting information used to demonstrate that the Phase 2 Stage 1 Expansion facilities have met the Lenders’

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Performance Test criteria, as set forth herein. The Lenders’ Performance Test completion certificate shall be accompanied by all other supporting documentation as may be reasonably required to establish that the requirements for the Lenders’ Performance Tests have been met.

The Independent Engineer shall notify the Borrower whether it accepts or rejects the Lenders’ Performance Test completion certificate within ten (10) days following Independent Engineer’s receipt thereof. Acceptance of such completion certificate (which such acceptance shall not be unreasonably withheld) shall be evidenced by the Independent Engineer’s signature on such completion certificate. If the Independent Engineer does not agree that successful completion of the Lenders’ Performance Test has occurred, then the Independent Engineer shall state the basis for its rejection in reasonable detail in such notice. The Borrower shall be permitted to repeat any or all of the Lenders’ Performance Tests as many times as may be necessary to satisfy the test requirements.

Notwithstanding anything to the contrary in this Appendix, the Independent Engineer shall not be required to accept such completion certificate if the requirements under this Agreement for the achievement of Lenders’ Performance Test have not been achieved, such acceptance shall not be unreasonably withheld. As used herein, “unreasonably withheld” means that the Independent Engineer fails to accept such completion certificate even if all of the requirements under this Agreement for the achievement of the Lenders’ Performance Test have been achieved and the Independent Engineer shall not fail to accept such completion certificate if all the requirements under this Agreement for the achievement of the Lenders’ Performance Test have been achieved.

2.0	Lenders’ Performance Test Criteria

2.1	Prior to conducting the Lenders’ Performance Test, (1) each Phase 2 LNG Tank shall have been filled to its normal maximum operating level with LNG on at least one occasion each, and (2) the Borrower shall have successfully unloaded at least two LNG carriers separately into both Phase 2 LNG tanks, i.e., two LNG cargoes into LNG Tank S-104 and two LNG cargoes into LNG Tank S-105.

2.2	The Phase 2 Stage 1 facility shall vaporize LNG from each of the eight new Phase 2 Stage 1 tandem vaporization trains, with each train consisting of a tandem high-pressure send-out pump coupled to a dedicated submerged combustion vaporizer, for twenty-four (24) continuous hours minimum at an average rate of 180 MMscfd or above, at a temperature no less than 40°F, and at a pressure no less than 1,440 psig at the vaporizer outlet. Each tandem vaporization train may be tested individually or in conjunction with one or more additional parallel Phase 2 Stage 1 tandem vaporization trains.

2.3

Because of the possibility of utilizing Lenders’ Performance Test send-out gas to supplement the send-out gas required to meet the requirements of the Total TUA and Chevron TUA, the Borrower shall make every effort to commission, start-up, debug, and fully test each individual Phase 2 vaporization train individually prior to utilizing the Phase 2 vaporization trains to supplement the send-out gas

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required to satisfy the requirements of the Total TUA and Chevron TUA, in order to mimimize any potential interference or disruption to normal send-out operations under the Total TUA and Chevron TUA.

2.4	Prior to or during the Lenders’ Performance Tests, the Borrower shall have demonstrated the operability of the Phase 2 LNG tank in-tank pumps at the normal pump-out rate with two of the three in-tank pumps operating at the normal pump-out rate for a continuous period of not less than twelve (12) hours for each Phase 2 LNG tank.

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EXHIBIT D

to Amended and Restated Credit Agreement

[Form of Pending Disbursements Clause]

PENDING DISBURSEMENTS CLAUSE

Pending disbursement of the full proceeds of the loans secured by the insured mortgage described herein, this policy insures only to the extent of the amount actually disbursed plus interest accrued thereon but increases up to the face amount of the policy as disbursements are made.

Title shall be continued down to the date of each disbursement and the Company shall furnish to the insured a continuation report and date down endorsement which shall note (a) the new effective date of the policy and the endorsements and the amount of the policy, (b) all assessments, taxes, liens, encumbrances, leases, mortgages, easements and other items including survey variations, encroachments and setback violations then affecting the insured premises which have been filed of record or discovered by the Title Company since the original date of the policy regardless of whether they affect the lien of the insured mortgages, (c) which of the aforesaid items have been filed or recorded since the date of the last preceding continuation report and (d) which of said items are intended to be added as exceptions to the coverage of the policy as to (i) all amounts secured by the insured mortgages and (ii) only amounts secured by the insured mortgages advanced on or after the new effective date of the policy.

In addition, each continuation search will notify Lenders of any liens which have been discharged by bonding, court deposit or any other means other than full payment.

In the event that the lien of the insured mortgages described herein is insured by more than one insurer, the Title Company agrees that it shall be bound by the continuation reports of a single company specified as “lead” insurer herein.

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EXHIBIT E

to Amended and Restated Credit Agreement

FORM OF PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of February 25, 2005 (this “Agreement”), is made among SABINE PASS LNG – LP, LLC, a Delaware limited liability company (“Sabine LP”) and SABINE PASS LNG – GP, INC., a Delaware corporation (“Sabine GP” and each of Sabine LP and Sabine GP, a “Pledgor” and, collectively, the “Pledgors”), SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), SOCIÉTÉ GÉNÉRALE, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, acting hereunder as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) on behalf of and for the benefit of the Secured Parties.

RECITALS

A. Pursuant to the Credit Agreement, dated as of February 25, 2005 (the “Credit Agreement”), among the Borrower, each of the lenders that is or may from time to time become a party thereto (collectively, the “Lenders”), Société Générale in its capacities as a Lender and as Agent and the Collateral Agent, the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement.

B. It is a requirement under the Credit Agreement and a condition precedent to the making of the Loans that the Pledgors shall have executed and delivered this Agreement.

C. To induce the Lenders to enter into, and to extend credit under, the Credit Agreement, the Pledgors have agreed to pledge and grant a security interest in the Collateral (including the Pledge Agreement Collateral) to the Collateral Agent as collateral security for the Secured Obligations.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms that are defined herein shall have the meanings herein specified and such definitions shall be equally applicable to the singular and plural forms of the terms defined. Capitalized terms not otherwise defined herein shall have the meanings set forth in, and the interpretations applicable thereto under, the Credit Agreement. All terms used herein which are not defined herein or in the Credit Agreement and are defined in the Uniform Commercial Code shall have the meanings therein stated. Unless otherwise stated, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document and all schedules, exhibits and attachments thereto as in effect as of the date hereof, as the same may thereafter be amended, supplemented or modified and in effect from time to time in accordance

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with the terms of this Agreement and the other Transaction Documents and shall include any agreement, contract or document in substitution or replacement of any of the foregoing in accordance with the terms of this Agreement and the other Transaction Documents. Any reference to any Person shall include its permitted successors and assigns in accordance with the terms of this Agreement and the other Transaction Documents, and in the case of any Government Authority, any Persons succeeding to its functions and capacities. Unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other. All references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Permitted Pledgor Liens” shall mean (a) Liens imposed by any Government Rule which are not yet due or which are being Contested, (b) Liens created pursuant to this Agreement or (c) Liens in the nature of restrictions on transfer and other restrictions, encumbrances or preferential rights under the Partnership Agreement.

“Pledge Agreement Collateral” shall have the meaning assigned to such term in Article III hereof.

“Records” shall have the meaning assigned to such term in Article II(a) hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests hereunder in any Pledge Agreement Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants with respect to itself to the Collateral Agent for the benefit of the Secured Parties that:

(a) The principal place of business and chief executive office of such Pledgor and the office where such Pledgor keeps its records concerning the Pledge Agreement Collateral (hereinafter, collectively, the “Records”) is located at such Pledgor’s address for notices set forth on the signature pages hereto.

(b) Sabine GP is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in all places where necessary in light of the business it conducts and the property it owns and in light of the transactions contemplated by this Agreement, the Partnership Agreement and each other Transaction Document to which it

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is a party. Sabine LP is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and is in good standing in all places where necessary in light of the business it conducts and the property it owns and in light of the transactions contemplated by this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party.

(c) Such Pledgor has the full corporate or limited liability company power, as the case may be, authority and legal right to execute, deliver and perform its obligations under this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party. The execution, delivery and performance by such Pledgor of this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and limited liability company action, as the case may be, of such Pledgor. Each of this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by such Pledgor, is in full force and effect and is the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether enforcement thereof is sought in a proceeding at law or in equity). Such Pledgor is not in default in the performance of any covenant or obligation set forth in this Agreement, the Partnership Agreement, any other Transaction Document to which it is a party or any other indenture or loan or credit agreement or other agreement, lease or instrument to which it is a party or by which any of its property may be bound or affected except any such default that could not reasonably be expected to result in a Material Adverse Effect.

(d) The execution, delivery and performance by such Pledgor of this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not:

(i) require any consent or approval of the board of directors, any shareholder, member or manager, as the case may be, of such Pledgor or any other Person that has not been duly obtained and each such consent or approval that has been obtained is in full force and effect,

(ii) violate any provision of the charter documents of such Pledgor or any applicable Government Rule or Government Approval applicable to such Pledgor,

(iii) conflict with, result in a breach of or constitute a default under any provision of any resolution of the board of directors or managers, as the case may be, of such Pledgor or any indenture or loan or credit agreement or other material agreement, lease or instrument to which such Pledgor is a party or by which it or

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any of its property may be bound or affected except any such conflict, breach or default that could not reasonably be expected to result in a Material Adverse Effect, or

(iv) result in, or require the creation or imposition of, any Lien, upon or with respect to the Pledge Agreement Collateral, except for Permitted Pledgor Liens.

Such Pledgor is not in violation of any applicable Government Rule except any such violation that could not reasonably be expected to result in a Material Adverse Effect.

(e) This Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid lien on and security interest in all of such Pledgor’s right, title and interest in, to and under the Pledge Agreement Collateral, subject to no other Lien except Permitted Pledgor Liens, securing the payment and performance of the Secured Obligations, and all filings and other actions necessary to create, preserve, validate, perfect and protect such Lien and the priority thereof have been duly made or taken (other than any such filings or other actions permitted to be made or taken after the Closing Date in accordance with this Agreement and the other Financing Documents).

(f) No Government Approval by, and no filing with, any Government Authority is required to be obtained by such Pledgor in connection with this Agreement, the Partnership Agreement or any other Transaction Document to which it is a party and the transactions contemplated hereby and thereby (except for such Government Approvals and such filings heretofore obtained or made and in full force and effect and for the filing of the financing statements in the relevant jurisdictions).

(g) Such Pledgor is the sole legal and beneficial owner of the Pledge Agreement Collateral in which it purports to grant a security interest pursuant to Article III hereof, and no Lien exists upon the Pledge Agreement Collateral (and, with respect to its partnership interest in the Borrower, no right or option, except as provided in the Partnership Agreement, to acquire the same exists in favor of any other Person), except for the pledge and security interest in favor of the Collateral Agent for the benefit of the Secured Parties created or provided for herein and except for Permitted Pledgor Liens.

(h) There is no action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body now pending, or to the knowledge of such Pledgor, threatened, against or affecting such Pledgor or any of its property or the Pledge Agreement Collateral which could reasonably be expected to result in a Material Adverse Effect.

(i) Such Pledgor has filed, or caused to be filed, all tax and information returns that are required to have been filed by it in any jurisdiction, and has paid (prior to their delinquency dates) all Taxes shown to be due and payable on such returns and all other Taxes payable by it, to the extent the same have become due and payable, except to the extent there is Contest thereof by such Pledgor or to the extent that the failure to file

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such returns or to pay such Taxes could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed and no claims are being asserted with respect to any such Taxes except any such tax Liens and claims that could not be reasonably be expected to result in a Material Adverse Effect.

(j) Such Pledgor is not (i) an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation as a “public-utility company,” a “holding company” or a “subsidiary company” or “affiliate” of any of the foregoing, under the Public Utility Holding Company Act of 1935, as amended.

(k) Such Pledgor is a partner in the Borrower and its partnership interest together with the interest of the other Pledgor constitutes 100% of the authorized, issued and outstanding partnership interests in the Borrower as of the date hereof.

ARTICLE III

PLEDGE AGREEMENT COLLATERAL

As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations now existing or hereafter arising, each Pledgor hereby pledges, assigns, hypothecates and transfers to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of such Pledgor’s right, title and interest in, to and under the following, whether now owned by such Pledgor or hereafter acquired and whether now existing or hereafter coming into existence and wherever located (all being, collectively, referred to herein as the “Pledge Agreement Collateral”):

(a) its partnership interest in the Borrower, including, without limitation, all of its right, title and interest in, to and under the Partnership Agreement, including, without limitation, (i) all rights of such Pledgor to receive moneys due but unpaid and to become due under or pursuant to the Partnership Agreement, (ii) all rights of such Pledgor to participate in the operation or management of the Borrower and to take actions or consent to actions in accordance with the provisions of the Partnership Agreement, (iii) all rights of such Pledgor to property of the Borrower, (iv) all rights of such Pledgor to receive proceeds of any insurance, bond, indemnity, warranty or guaranty with respect to the Partnership Agreement, (v) all claims of such Pledgor for damages arising out of or for breach of or default under the Partnership Agreement and (vi) all rights of such Pledgor to terminate, amend, supplement, modify or waive performance under the Partnership Agreement, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;

(b) all certificates representing its partnership interest or a distribution or return of capital upon or with respect to its partnership interest or resulting from a split-up, revision, reclassification or other like change of the Pledge Agreement Collateral or

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otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of the Pledge Agreement Collateral; and

(c) to the extent not included in the foregoing, all proceeds, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, accessions, additions, substitutions and replacements of and to any and all of the foregoing.

ARTICLE IV

COVENANTS

Each Pledgor covenants and agrees that, until the Secured Obligations have been indefeasibly paid in full:

(a) Such Pledgor shall not (i) cancel or terminate the Partnership Agreement or consent to or accept any cancellation or termination thereof or (ii) amend, supplement or modify (or petition, request or take any other legal or administrative action that seeks to amend, supplement or modify) the Partnership Agreement except as permitted pursuant to Section 8.11(a) of the Credit Agreement or (iii) take or otherwise consent to any action that would result in an Event of Default.

(b) Such Pledgor shall preserve and maintain its corporate or limited liabilities company existence, as the case may be, and all of its rights, privileges and franchises that are necessary for the maintenance of its existence and the due performance of its obligations under this Agreement and the Partnership Agreement.

(c) Such Pledgor shall pay and discharge all Taxes now or hereafter imposed on such Pledgor, on its income or profits, on any of its property or upon the Liens provided for herein, prior to the date on which penalties attach thereto, except to the extent that the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect; provided that such Pledgor shall have the right to Contest the validity or amount of any such Tax.

(d) Such Pledgor shall not (i) create, incur, assume or suffer to exist any Lien upon any of the Pledge Agreement Collateral other than Permitted Pledgor Liens, (ii) directly or indirectly create or incur any debt except Indebtedness for borrowed money under the Partnership Agreement or Indebtedness for borrowed money owed to Affiliates of such Pledgor, (iii) directly or indirectly create, incur, assume or otherwise become liable with respect to any Guaranty except any Guaranty directly arising under the Partnership Agreement, (iv) make any investments other than Permitted Investments and investments in the Borrower, (v) engage in any business other than in connection with its partnership interest in the Borrower and, with respect to Sabine GP, in connection with its obligations pursuant to the Management Services Agreement, (vi) merge into or consolidate with any Person or (vii) purchase or acquire any assets, or convey, sell, lease transfer or otherwise dispose of, in one transaction or a series of transactions, any assets except investments permitted under clause (iv) above.

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(e) Such Pledgor shall promptly but in no case later than five Business Days upon obtaining knowledge of any action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body pending or threatened against such Pledgor which could reasonably be expected to result in a Material Adverse Effect with respect to it, furnish to the Collateral Agent a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such Pledgor has taken or proposes to take with respect thereto.

(f) Such Pledgor shall not sell, assign, transfer or otherwise dispose of all or any part of its partnership interest in the Borrower, or consent to the creation of any limited or partnership interest in the Borrower in a manner so as to cause the occurrence of an Event of Default under Section 9.01(q) of the Credit Agreement.

(g) Such Pledgor shall not voluntarily withdraw as a partner in the Borrower in a manner so as to cause the occurrence of an Event of Default under Section 9.01(q) of the Credit Agreement.

(h) Such Pledgor shall not petition, request or take, or consent to, any action to terminate, dissolve or liquidate the Borrower or commence or consent to the commencement of any proceeding seeking the termination, dissolution or liquidation of the Borrower.

ARTICLE V

FURTHER ASSURANCES; REMEDIES

In furtherance of the grant of the lien and security interest pursuant to Article III hereof, each Pledgor hereby agrees with the Collateral Agent as follows:

5.01 Delivery and Other Perfection. Such Pledgor shall:

(a) if any of the certificates, warrants, rights, options or other property required to be pledged by such Pledgor under Article III hereof are received by such Pledgor, forthwith:

(i) transfer and deliver to the Collateral Agent such certificates, warrants, rights, options or other property so received by such Pledgor all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Pledge Agreement Collateral; and/or

(ii) take such other action as the Collateral Agent shall reasonably deem necessary or appropriate to duly record the Lien created hereunder in such certificates, warrants, rights, options or other property;

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(b) give, execute, deliver, file and/or record any financing statement, continuation statement, notice, instrument, document, agreement or other papers that may be required:

(i) to create, preserve, perfect or validate the security interest granted pursuant hereto so that the Collateral Agent’s security interest in Pledge Agreement Collateral shall at all times be valid, perfected and enforceable against such Pledgor and all third parties, as security for the Secured Obligations, and that the applicable Pledge Agreement Collateral shall not at any time be subject to any Lien, other than a Permitted Pledgor Lien, that is prior to, on parity with or junior to such security interest, or

(ii) to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, causing any or all of the Pledge Agreement Collateral to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Pledge Agreement Collateral is transferred into its name or the name of its nominee, the Collateral Agent shall thereafter promptly give to such Pledgor copies of any notices and communications received by it with respect to the Pledge Agreement Collateral).

Without limiting the generality of the foregoing, such Pledgor shall, if any Pledge Agreement Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent such note or instrument duly endorsed or accompanied by duly executed instruments of transfer or assignment, all in such form and substance as will allow the Collateral Agent to realize upon the Pledge Agreement Collateral pursuant to Section 5.05 hereof;

(c) maintain, hold and preserve full and accurate records, and stamp or otherwise mark such records in such manner as may reasonably be required in order to reflect the security interests granted by this Agreement; and

(d) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to conduct reasonable inspections and examinations of, and make reasonable abstracts from, its Records and, upon reasonable request of the Collateral Agent, forward to the Collateral Agent copies of all communications relating to the Pledge Agreement Collateral and copies of any material notices or communications received by such Pledgor with respect to the Pledge Agreement Collateral, all in such manner as the Collateral Agent may reasonably require.

5.02 Other Financing Statements and Liens. Without the prior consent of the Collateral Agent (granted with the written authorization of the Secured Parties in accordance with the Credit Agreement), no Pledgor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Pledge Agreement Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

5.03 Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Pledge Agreement Collateral.

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5.04 Pledge Agreement Collateral.

(a) So long as no Event of Default shall have occurred and be continuing, each Pledgor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledge Agreement Collateral for all purposes not inconsistent with the terms of this Agreement, any Project Document or any other Transaction Document; and the Collateral Agent shall execute and deliver to each Pledgor or cause to be executed and delivered to each Pledgor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the rights and powers which it is entitled to exercise pursuant to this Section 5.04(a).

(b) Each Pledgor shall be entitled to receive and retain any and all Restricted Payments to which it is entitled under the Partnership Agreement and, in the case of Sabine Pass LNG – GP, Inc., all amounts payable to it in accordance with the Management Services Agreement, and distribute as dividends or otherwise any and all such Restricted Payments, to the extent that such Restricted Payments are made by the Borrower in accordance with the Credit Agreement and the other Financing Documents.

(c) If any Event of Default shall have occurred and be continuing, and whether or not the Collateral Agent or any other Secured Party exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable Government Rule or under this Agreement or any other Financing Document, all Restricted Payments to which any Pledgor is entitled under the Partnership Agreement, the Credit Agreement and the other Financing Documents while such Event of Default continues, shall be paid directly to the Collateral Agent and retained by it as part of the Pledge Agreement Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request, each Pledgor agrees to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is waived or cured, any such Restricted Payment theretofore paid to the Collateral Agent shall, upon request of such Pledgor (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to such Pledgor.

5.05 Event of Default. If any Event of Default shall occur and be continuing then,

(a) the Collateral Agent shall have the rights and the obligations with respect to this Agreement as more particularly provided in the Credit Agreement;

(b) the Collateral Agent, may, without notice to each Pledgor and at such time or times as the Collateral Agent in its sole discretion may determine, exercise any or all of such Pledgor’s rights in, to and under, or in any way connected with or related to any of the Pledge Agreement Collateral and the Collateral Agent shall otherwise have all of the rights and remedies with respect to the Pledge Agreement Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and

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remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by applicable Government Rule, to exercise all voting, consensual and other powers of ownership pertaining to the Pledge Agreement Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Pledgor agrees to take all such action as may be appropriate to give effect to such right);

(c) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Pledge Agreement Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of any of the Pledge Agreement Collateral;

(d) the Collateral Agent may, in its name or in the name of each Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledge Agreement Collateral, but shall be under no obligation to do so; and

(e) the Collateral Agent shall upon the request of the Majority Lenders upon 10 Business Days’ prior notice to each Pledgor of the time and place, with respect to the Pledge Agreement Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the other Secured Parties or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Pledge Agreement Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Pledge Agreement Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable Government Rule, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of any Pledgor, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable Government Rule. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 5.05 shall be applied in accordance with Section 5.08 hereof.

Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledge Agreement Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledge Agreement Collateral for their own account, for investment and not with a view to the distribution or resale

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thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledge Agreement Collateral for the period of time necessary to permit the respective issuer thereof to register it for public sale.

5.06 Removals, Etc. Without at least 30 days’ prior notice to the Collateral Agent, no Pledgor shall:

(a) maintain any of its Records at any office or maintain its principal place of business or chief executive office at any place other than at such Pledgor’s address for notices set forth on the signature pages hereto, or

(b) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

5.07 Private Sale. The Collateral Agent and the other Secured Parties shall incur no liability as a result of the sale of the Pledge Agreement Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Each Pledgor hereby waives, to the maximum extent permitted by applicable Government Rule, any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Pledge Agreement Collateral may have been sold at such a commercially reasonable private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if, to the extent that it is commercially reasonable to do so, the Collateral Agent accepts the first offer received and does not offer the Pledge Agreement Collateral to more than one offeree.

5.08 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Pledge Agreement Collateral pursuant hereto shall be remitted to the Collateral Agent in the form received with all necessary endorsements and, to the maximum extent permitted by applicable Government Rule, be applied in accordance with Section 6.04 of the Security Agreement.

5.09 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of the Pledgors for the purpose of carrying out the provisions of this Article V and taking any action and executing any instruments which may be reasonably required to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Article V to make collections in respect of the Pledge Agreement Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Pledgors representing any dividend, payment or other distribution in respect of the Pledge Agreement Collateral or any part thereof and to give full discharge for the same.

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5.10 Perfection. Prior to the Closing Date, each Pledgor shall file or cause to be filed such financing statements and other documents in the offices set forth on Annex I hereto and such other offices as may be necessary to perfect the security interests granted by Article III hereof. Each Pledgor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Pledge Agreement Collateral without the signature of such Pledgor where permitted by applicable Government Rule; provided that such authorization shall not release such Pledgor from its obligations under Section 5.01(b) hereof. Copies of any such statement or amendment thereto shall promptly be delivered to such Pledgor.

5.11 Release and Termination.

(a) Upon any transfer of any Pledge Agreement Collateral by any Pledgor not prohibited by this Agreement or the Financing Documents, the Collateral Agent shall, upon the written request of (and at the sole cost and expense of) such Pledgor, promptly execute and deliver to such Pledgor such Uniform Commercial Code termination statements and such other documentation as shall be requested by such Pledgor to effect the termination and release of the Liens on such Pledge Agreement Collateral.

(b) Upon the date that the Secured Obligations are indefeasibly paid in full, the security interest created by this Agreement shall terminate and all rights to the Pledge Agreement Collateral shall revert to the Pledgors, and the Collateral Agent shall, upon receipt of written notice from the Agent that the Secured Obligations have been so paid, forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Pledge Agreement Collateral and money received in respect thereof, to or on the order of the Pledgors. The Collateral Agent shall also promptly execute and deliver to each Pledgor at such Pledgor’s expense, upon receipt of such written notice from the Agent, such Uniform Commercial Code termination statements and such other documentation as shall be requested by such Pledgor to effect the termination and release of the Liens on the Pledge Agreement Collateral.

5.12 Further Assurances. Each Pledgor agrees that, from time to time upon the request of the Collateral Agent, each Pledgor shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effectuate the purposes of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.01 Expenses of Pledgor’s Agreements and Duties. The terms, conditions, covenants and agreements to be observed or performed by each Pledgor under this Agreement shall be observed or performed by it at its sole cost and expense.

6.02 Collateral Agent’s Right to Perform on Pledgor’s Behalf. If any Pledgor shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under this Agreement, the Collateral Agent may (but shall not be

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obligated to), to the extent legally practicable (and so long as the rights of the Collateral Agent shall not be adversely affected thereby (as determined by the Collateral Agent)), upon reasonable notice to such Pledgor, do the same or cause it to be done or performed or observed at the expense of such Pledgor, either in its name or in the name and on behalf of such Pledgor, and such Pledgor hereby authorizes the Collateral Agent so to do.

6.03 Waivers of Rights Inhibiting Enforcement. Each Pledgor waives:

(a) any claim that, as to any part of the Pledge Agreement Collateral, a public sale, should the Collateral Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Pledge Agreement Collateral,

(b) the right to assert in any action or proceeding between it and the Collateral Agent relating to this Agreement any offsets or counterclaims (other than mandatory counterclaims) that it may have,

(c) except as otherwise provided in this Agreement, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE PLEDGE AGREEMENT COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT SUCH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER,

(d) all rights of redemption, appraisement, valuation, stay and extension or moratorium, and

(e) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies under this Agreement or the absolute sale of the Pledge Agreement Collateral, now or hereafter in force under any applicable Government Rule, and each Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.

6.04 No Waiver. No failure on the part of the Collateral Agent or any of its agents to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise by the Collateral Agent or any of its agents of any right, power or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided herein are cumulative and are not exclusive of any remedies provided by applicable Government Rule.

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6.05 Notices. All notices, requests and other communications provided for in this Agreement shall be given or made in writing (including by telecopy) and delivered to the intended recipient at the address specified below or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as provided in this Section 6.05.

If to the Pledgors:

Sabine Pass LNG – LP, LLC

2215 –B Renaissance Drive, Suite 5

Las Vegas, NV 88119

Sabine Pass LNG – GP, Inc.

717 Texas Avenue, Suite 3100

Houston, TX 77002

If to the Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attn: Corporate Trust

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

One Liberty Place

1650 Market Street, Suite 4900

Philadelphia, PA 19103

Attn: Peter Tucci, Esq.

6.06 Waivers, Etc. This Agreement may be amended, supplemented or modified only by an instrument in writing signed by each Pledgor and the Collateral Agent acting in accordance with the Credit Agreement, and any provision of this Agreement may be waived by the Collateral Agent acting in accordance with the Credit Agreement; provided that no amendment, supplement, modification or waiver shall, unless by an instrument in writing signed by the Collateral Agent acting with the consent of all of the Secured Parties, alter the terms of this Section 6.06. Any waiver shall be effective only in the specific instance and for the specified purpose for which it was given.

6.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Pledgor, the Collateral Agent, the other Secured Parties and each holder of any of the Secured Obligations (provided, however, that no Pledgor shall assign or transfer its rights hereunder without the prior consent of the Collateral Agent acting in accordance with Credit Agreement).

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6.08 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall become effective at such time as the Collateral Agent and the Pledgors shall have received counterparts hereof signed by all of the intended parties hereto.

6.09 Agents, Etc. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each Pledgor acknowledges that it has received a copy of the Credit Agreement and the Security Agreement and acknowledges and agrees to the terms and conditions of the Credit Agreement and the Security Agreement as the same apply hereto.

6.10 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by applicable Government Rule, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

6.11 The Collateral Agent. As provided in Section 2.01 of the Collateral Agency Agreement, the Secured Parties have appointed HSBC Bank USA, National Association, as their Collateral Agent for purposes of this Agreement.

6.12 Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.13 Limitation of Liability. NEITHER THE COLLATERAL AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND EACH PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a) ANY LOSS OR DAMAGE SUSTAINED BY SUCH PLEDGOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY PLEDGE AGREEMENT COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; OR

(b) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH PLEDGOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

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6.14 Security Interest Absolute. The rights and remedies of the Collateral Agent hereunder, the Liens created hereby and the obligations of each Pledgor hereunder are absolute, irrevocable and unconditional, irrespective of:

(a) the validity or enforceability of any of the Secured Obligations, the Partnership Agreement, any other Financing Document or any other agreement or instrument relating thereto;

(b) any amendment to, waiver of, consent to or departure from, or failure to exercise any right, remedy, power or privileges under or in respect of, any of the Secured Obligations, the Partnership Agreement, any other Financing Document or any other agreement or instrument relating thereto;

(c) the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof;

(d) any substitution, release or exchange of any other security for or guarantee of any of the Secured Obligations or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Secured Party; or

(e) any other event or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or a guarantor other than payment or performance of the Secured Obligations, it being the intent of this Section 6.14 that the obligations of each Pledgor hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

6.15 Subrogation. To the greatest extent permitted by Government Rule, no Pledgor shall exercise, and each Pledgor hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against the Borrower arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by Government Rule or otherwise in any claim, right or remedy of the Collateral Agent against the Borrower or any other Person or any Collateral which the Collateral Agent may now have or may hereafter acquire until the date the Secured Obligations are indefeasibly paid in full. If, notwithstanding the preceding sentence, any amount shall be paid to any Pledgor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Pledgor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Pledgor and be turned over to the Collateral Agent in the exact form received by such Pledgor (duly endorsed by such Pledgor to the Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Credit Agreement and the Security Documents.

6.16 Reinstatement. This Agreement and the Lien created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Pledgor shall indemnify the Collateral Agent and its employees, officers and agents on demand for all reasonable and documented fees, costs and expenses (including, without limitation, the reasonable fees, costs and expenses of counsel)

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incurred by the Collateral Agent or its employees, officers or agents in connection with such rescission or restoration.

6.17 NO THIRD PARTY BENEFICIARIES. THE AGREEMENTS OF THE PARTIES HERETO ARE SOLELY FOR THE BENEFIT OF EACH PLEDGOR, THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES, AND NO PERSON (OTHER THAN THE PARTIES HERETO, THE OTHER SECURED PARTIES AND THEIR SUCCESSORS AND ASSIGNS PERMITTED HEREUNDER) SHALL HAVE ANY RIGHTS HEREUNDER.

6.18 CONSENT TO JURISDICTION. ALL LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR, SECURED PARTY OR THE BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PLEDGOR, THE BORROWER AND THE SECURED PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PLEDGOR, THE BORROWER AND THE SECURED PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PLEDGOR HEREBY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN THE STATE OF NEW YORK WHOM SUCH PLEDGOR MAY FROM TIME TO TIME HEREAFTER DESIGNATE (HAVING GIVEN 30 DAYS’ NOTICE THEREOF TO THE COLLATERAL AGENT AND EACH HOLDER OF A NOTE THEN OUTSTANDING), AS THE DULY AUTHORIZED AGENT FOR RECEIPT OF SERVICE OF LEGAL PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

6.19 WAIVER OF JURY TRIAL. AS AMONG EACH PLEDGOR, THE BORROWER AND THE COLLATERAL AGENT AND AS TO THIS AGREEMENT AND EACH FINANCING DOCUMENT AND PROJECT DOCUMENT TO WHICH SUCH PERSONS ARE A PARTY, EACH PLEDGOR, THE BORROWER AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT, AND ANY SUCH FINANCING DOCUMENT.

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6.20 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, ARE GOVERNED BY THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG – LP, LLC

By:
Name:
Title:

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SABINE PASS LNG – GP, INC.

By:
Name:
Title:

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HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

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SABINE PASS LNG, L.P., as Borrower

By:
Name:
Title:

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SOCIÉTÉ GÉNÉRALE, as Agent

By:
Name:
Title:

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EXHIBIT F

to Amended and Restated Credit Agreement

TERMS OF SUBORDINATION

Section 1. Definitions. Terms used in these Terms of Subordination and not defined in these Terms of Subordination shall have the meanings assigned to such terms in the Credit Agreement, as defined below. The following terms shall have the following respective meanings:

“Borrower” shall mean Sabine Pass LNG, L.P., a Delaware limited partnership.

“Credit Agreement” shall mean the Credit Agreement dated as of February 25, 2005 among the Borrower, each of the lenders party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION as collateral agent for the secured parties specified therein (in such capacity, the “Collateral Agent”), as amended, amended and restated, novated or supplemented from time to time.

“Secured Obligations” shall mean, as at any date, the sum, computed without duplication, of the following: (a) the aggregate outstanding principal amount of the Loans plus all accrued interest on such amount plus (b) all other amounts from time to time payable under the Financing Documents plus accrued interest on such amounts plus (c) all amounts payable by the Borrower to any Lender in connection with any Permitted Swap Agreement plus (d) any and all obligations of the Borrower to the Agent, the Collateral Agent or any other Secured Party for the performance of its agreements, covenants or undertakings under or in respect of any Financing Document.

“Secured Parties” shall mean the Agent, the Collateral Agent and each of the Lenders (as a Lender under the Credit Agreement and, if applicable, as a provider of any Permitted Swap Agreements (as defined in the Credit Agreement)).

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower to any Person permitted by Section 8.16 of the Credit Agreement which is subordinated to the Secured Obligations pursuant to this Exhibit F.

“Subordinated Party” shall mean the Person that has agreed to be bound by these Terms of Subordination, together with its successors and assigns.

Section 2. Terms of Subordination.

2.01 Subordination. The Borrower covenants and agrees, and the Subordinated Party, on its own behalf and on behalf of each subsequent holder of Subordinated Indebtedness, covenants and agrees, that the Subordinated Indebtedness is subordinated in right of payment, to the extent and in the manner provided in this Section 2, to the indefeasible prior payment in full in cash of all existing and future Secured Obligations and that the subordination provided for in this Section 2 is for the benefit of Persons holding Secured Obligations from time to time, and

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their representatives. This Section 2 shall remain in full force and effect as long as any Secured Obligations are outstanding or any commitment to advance any Secured Obligations exists.

2.02 Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, securities or other property, to creditors of the Borrower in a liquidation (total or partial), reorganization, winding-up or dissolution of the Borrower, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding relating to the Borrower or its Property or creditors:

(a) the holders of Secured Obligations shall be entitled to receive indefeasible payment in full, in cash, of such Secured Obligations before the Subordinated Party shall be entitled to receive any payment of principal of or interest on, or any other payment or distribution of assets or securities (other than any interest or any securities the payment of which is subordinated at least to the same extent as the Subordinated Indebtedness to the Secured Obligations, the rate of interest on which does not exceed the effective rate of interest on the Subordinated Indebtedness and the principal of which, in whole or in part, is not due on or prior to the Final Maturity Date) with respect to, any Subordinated Indebtedness or on account of any purchase or other acquisition of any Subordinated Indebtedness by the Borrower; and

(b) until the Secured Obligations are indefeasibly paid in full in cash, any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash or other Property, to which the Subordinated Party would be entitled but for this Section 2 shall be made by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment of distribution directly to the holders of Secured Obligations to the extent necessary to pay all such Secured Obligations in full in cash.

2.03 No Payment. Each Subordinated Party hereby agrees that: (a) unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Secured Obligations then due shall have been paid indefeasibly in full and in cash, no payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, the Subordinated Indebtedness or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of the Subordinated Indebtedness) shall be made by or on behalf of the Borrower and (b) unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Secured Obligations shall have been paid indefeasibly in full and in cash no Subordinated Party shall (i) ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner any payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, the Subordinated Indebtedness or (ii) seek any other remedy allowed at law or in equity against the Borrower for breach of the Borrower’s obligations under any instruments representing such Subordinated Indebtedness. The provisions of this Section 2.03 shall not alter the rights of the holders of Senior Obligations under the provisions of Section 2.02 hereof.

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2.04 Payments In Trust. If the Subordinated Party shall at any time receive any payment or distribution that is not permitted under this Section 2, such payment or distribution shall be held by the Subordinated Party in trust for the benefit of, and shall be promptly paid over and delivered to, in the form received but with any necessary endorsements, the Agent for the benefit of the holders of Secured Obligations (pro rata as to each of such holders on the basis of the respective amounts of Secured Obligations held by them), for application to the payment of all Secured Obligations remaining unpaid to the extent necessary to pay all Secured Obligations in full in cash in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Secured Obligations.

2.05 Subrogation. After all Secured Obligations are indefeasibly paid in full in cash and all commitments to advance any Secured Obligations have been terminated, and until the Subordinated Indebtedness is paid in full, the Subordinated Party shall be subrogated (equally and ratably with the holders of all indebtedness of the Borrower that by its express terms is subordinated to Secured Obligations of the Borrower to the same extent as the Subordinated Indebtedness is subordinated and that is entitled to like rights of subrogation) to the rights of the holders of Secured Obligations to receive distributions applicable to Secured Obligations to the extent that distributions otherwise payable to the Subordinated Party have been applied to payment of Secured Obligations.

2.06 No Impairment.

(a) Nothing in this Section 2 shall (i) impair, as between the Borrower and the Subordinated Party, the obligation of the Borrower to pay principal of and interest on the Subordinated Indebtedness in accordance with their terms, (ii) affect the relative rights of the Subordinated Party and the creditors of the Borrower other than the holders of Secured Obligations, (iii) if applicable, prevent the Subordinated Party from exercising remedies upon the occurrence of an “event of default” under the applicable agreement between the Borrower and the Subordinated Party, subject to the rights of holders of Secured Obligations under this Section 2 or (iv) create or imply the existence of any commitment on the part of the holders of Secured Obligations to extend credit to the Borrower.

(b) No right of any present or future holder of Secured Obligations to enforce the subordination provisions of this Section 2 shall at any time in any way be prejudiced or be impaired by any act or failure to act by the Borrower or anyone in custody of its assets or property or by its failure to comply with this Agreement. Without in any way limiting the generality of the foregoing, the holders of the Secured Obligations may, at any time and from time to time, without the consent of or notice to the Subordinated Party, without incurring any responsibility to the Subordinated Party and without impairing, limiting or releasing the subordination provided in this Section 2 or the obligations under this Section 2 of the Subordinated Party to the holders of the Secured Obligations, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Secured Obligations or any instrument evidencing the same or any agreement under which Secured Obligations are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Secured Obligations; (iii) release any Person guaranteeing or otherwise liable for Secured Obligations; and (iv) exercise or refrain

- 3 -	EXHIBIT F TO CREDIT AGREEMENT

from exercising any rights against the Borrower, any other Person or any collateral securing any Secured Obligations.

2.07 Reliance by Holders of Senior Obligations on Subordination Provisions. Each Subordinated Party by entering into the agreements or other instruments to which it is a party or of which it is a beneficiary evidencing Subordinated Indebtedness acknowledges and agrees that the provisions of this Section 2 are, and are intended to be, an inducement and a consideration to each holder of any Secured Obligations, whether such Secured Obligations were created or acquired before or after the issuance or incurrence of the Subordinated Indebtedness, to acquire and continue to hold, or to continue to hold, such Secured Obligations and such holder of Secured Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Secured Obligations. The provisions of this Section 2 may not be amended, altered or modified without the consent of the holders of such Secured Obligations.

2.08 Agent to Effectuate Subordination. Each Subordinated Party hereby appoints the Agent as its attorney-in-fact to take such actions as may be necessary to effectuate the subordination provided for in this Section 2, including in any proceeding referred to in Section 2.02. If a Subordinated Party does not file any proof or claim of debt in any such proceeding within 30 days prior to the last date for the filing of any such proof or claim of debt, then, so long as any Secured Obligations shall be outstanding, the Agent shall be entitled, and is hereby authorized, to file any appropriate proof or claim on behalf of the Subordinated Party.

2.09 No Waiver of Provisions. No right of the Agent or any holder of any Secured Obligations to enforce this Section 2 shall in any way be impaired by any act or failure to act on the part of the Borrower or on the part of the Agent or any such holder or by any noncompliance by the Borrower with the terms of any agreement or instrument evidencing the Subordinated Indebtedness, the Credit Agreement or any Financing Document, whether or not the Agent or any such holder has knowledge of such noncompliance. Without limiting the generality of the foregoing, the Agent and such holders may, without notice to or consent from the Subordinated Party and without impairing the right of the Agent or any such holder to enforce this Section 2, do any of the following:

(a) amend, modify, supplement, renew, replace, or extend the terms of all or any part of the Secured Obligations or the Credit Agreement or any other Financing Document in any respect whatsoever;

(b) sell or otherwise transfer, release, realize upon or enforce or otherwise deal with, all or any part of the Secured Obligations or the Credit Agreement or any other Financing Document or any collateral securing or guaranty supporting all or any part of the Secured Obligations;

(c) settle or compromise all or any part of the Secured Obligations or any other liability of the Borrower to the Agent or any such holder and apply any sums received to the Secured Obligations or any such liability in such manner and order as the Agent or any such holder may determine; and

- 4 -	EXHIBIT F TO CREDIT AGREEMENT

(d) fail to take or to perfect, for any reason or for no reason, any Lien securing all or any part of the Secured Obligations, exercise or delay in or refrain from exercising any remedy against the Borrower or any security or guarantor for all or any part of the Secured Obligations, or make any election of remedies or otherwise deal freely with respect to all or any part of the Secured Obligations or any security or guaranty for all or any part of the Secured Obligations.

- 5 -	EXHIBIT F TO CREDIT AGREEMENT

EXHIBIT G-1

to Amended and Restated Credit Agreement

FORM OF PHASE 1 CONSTRUCTION REPORT

PART A – FORM OF REPORT – OUTLINE OF CONTENTS

[1.0	Executive Summary

•	Highlights for the Month

•	Activities Planned for next Month

•	Concerns

2.0	HSE Highlights

•	Accomplishments

•	Statistics

•	Health/Safety

•	Environmental

•	Issues

•	Activities planned for next month

3.0	Focus Areas

4.0	Schedule Status

•	Planned versus Actual (CPM)

•	Schedule Highlights

•	Schedule Analysis

5.0	Engineering Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

6.0	Subcontracts and Procurement Highlights

•	Subcontracts

•	Accomplishments

•	Issues

•	Activities planned for next Month

•	Procurement

•	Accomplishments

- 1 -	EXHIBIT G-1 TO CREDIT AGREEMENT

•	Issues

•	Activities planned for next Month

7.0	Construction Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

8.0	Permitting and Environmental Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

9.0	Quality Assurance Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

10.0	Cost Status

•	Status of Contract Price

•	Original Contract Price

•	Phase 1 Change Orders

•	Current Approved Contract Price

Attachments

•	Progress Photos

•	Progress Status and Curves

•	Trend List

•	Payment Status

•	Payment Milestones

•	Drawing Status

•	Purchase Order Status

•	90 Day Schedule]

- 2 -	EXHIBIT G-1 TO CREDIT AGREEMENT

PART B – SAMPLE CONSTRUCTION REPORT

See attached.

- 3 -	EXHIBIT G-1 TO CREDIT AGREEMENT

EXHIBIT G-2

to Credit Agreement

FORM OF CONSTRUCTION REPORT – Phase 2

PART A – FORM OF REPORT – OUTLINE OF CONTENTS

1.0	Executive Summary

•	Highlights for the Month

•	Activities Planned for next Month

•	Concerns

2.0	HSE Highlights

•	Accomplishments

•	Statistics

•	Health/Safety

•	Environmental

•	Issues

•	Activities planned for next month

3.0	Focus Areas

4.0	Schedule Status

•	Planned versus Actual (CPM)

•	Schedule Highlights

•	Schedule Analysis

5.0	Engineering Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

6.0	Contracts and Procurement Highlights

•	Contracts

•	Accomplishments

•	Issues

•	Activities planned for next Month

•	Procurement

•	Accomplishments

•	Issues

- 1 -	EXHIBIT G-2 TO CREDIT AGREEMENT

•	Activities planned for next Month

7.0	Construction Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

8.0	Permitting and Environmental Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

9.0	Quality Assurance Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

10.0	Cost Status

•	Status of Phase 2 Cost

•	Original Phase 2 Cost

•	Trends and Change Orders

•	Current Projected Phase 2 Cost

Attachments

•	Progress Photos

•	Progress Status and Curves

•	Payment Status

•	Payment Milestones

•	Drawing Status

•	Purchase Order and Company Contract Status

90 Day Schedule

- 2 -	EXHIBIT G-2 TO CREDIT AGREEMENT

EXHIBIT H-1

to Amended and Restated Credit Agreement

FORM OF MASTER ASSIGNMENT AND ACCEPTANCE AGREEMENT

- 1 -	EXHIBIT H-1 TO CREDIT AGREEMENT

EXHIBIT H-2

to Amended and Restated Credit Agreement

[Form of Assignment and Acceptance]

This ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of [                ], (this “Assignment Agreement”) is hereby entered into between [                ] (the “Assignor”) and [                ] (the “Assignee”).

Reference is made to that certain Amended and Restated Credit Agreement dated as of                     , 2006 (as amended, modified and supplemented and in effect from time to time, the “Amended and Restated Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Amended and Restated Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Amended and Restated Credit Agreement.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Amended and Restated Credit Agreement, including the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned Loans to the Assignment Date held by the Assignor on the Assignment Date, and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Amended and Restated Credit Agreement. From and after the Assignment Date (a) the Assignee shall be a party to and be bound by the provisions of the Amended and Restated Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Amended and Restated Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.04 of the Amended and Restated Credit Agreement, duly completed and executed by the Assignee, and (b) if the Assignee is not already a Lender under the Amended and Restated Credit Agreement, additional information reasonably required by the Administrative Agent, duly completed by the Assignee. The Assignor shall pay the fee payable to the Administrative Agent pursuant to Section 11.06 of the Amended and Restated Credit Agreement.

- 2 -	EXHIBIT H-2 TO CREDIT AGREEMENT

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

- 3 -	EXHIBIT H-2 TO CREDIT AGREEMENT

[Lender]

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

	Principal Amount Assigned	Percentage Assigned of Commitment/Loans (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Loans:

Fees Assigned (if any):

- 4 -	EXHIBIT H-2 TO CREDIT AGREEMENT

The terms set forth above are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:1

SABINE PASS LNG, L.P.

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

[1]	Consents to be included to the extent required by Section 11.06(b) of the Credit Agreement.

- 5 -	EXHIBIT H-2 TO CREDIT AGREEMENT

EXHIBIT I

to Amended and Restated Credit Agreement

FORM OF CONFIDENTIALITY AGREEMENT

[Date]

[Name of Prospective Participant or Assignee]

[address]

Re: [SABINE PASS LNG PROJECT]

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of [                    ], 2006 (as amended, modified and supplemented and in effect from time to time, the “Amended and Restated Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders party to the Amended and Restated Credit Agreement from time to time (individually, a “Lender” and collectively, the “Lenders”), SOCIÉTÉ GÉNÉRALE, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Amended and Restated Credit Agreement.

As a Lender party to the Amended and Restated Credit Agreement, the undersigned (“we” or “us”) have agreed with the Borrower pursuant to Section 11.08(b) of the Amended and Restated Credit Agreement to keep confidential, in accordance with our customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to the Lenders by the Borrower that is identified by the Borrower as being confidential at the time the same is provided to us, other than information provided by the Borrower before the Effective Date, information provided by the Phase 1 EPC Contractor pursuant to Section 9.3 of the Phase 1 EPC Contract and information provided by a Phase 2 Construction Contractor pursuant to a Phase 2 Construction Contract or any other contractor entering into an agreement with the Borrower in relation to Phase 2, all of which shall be treated as confidential (“Confidential Information”).

As provided in Section 11.08(b) of the Amended and Restated Credit Agreement, we are permitted to provide you, as a prospective Participant or assignee, with Confidential Information subject to your agreement to maintain the confidentiality of such Confidential Information as provided pursuant to Section 11.08(b) of the Amended and Restated Credit Agreement. To comply with the terms of Section 11.08(b), Confidential Information will not be made available to you until your execution and delivery to us of this Confidentiality Agreement.

Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your subsidiaries, affiliates, directors, officers, employees, attorneys, advisors and representatives) that (a) Confidential Information will not be used by you except in connection with the proposed participation or assignment mentioned above and (b) you shall diligently use

- 1 -	EXHIBIT I TO CREDIT AGREEMENT

precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices to keep Confidential Information confidential; provided, that nothing herein shall limit the disclosure of any Confidential Information: (i) to the extent required by any Government Rule or judicial process, (ii) to your counsel or to counsel for the Agent, or any of the Lenders, or the Collateral Agent (to the extent not otherwise subject to this Confidentiality Agreement or to Section 11.08(b) of the Amended and Restated Credit Agreement), (iii) to auditors or accountants in connection with financial or regulatory auditing or reporting functions, (iv) after notice to the Borrower (to the extent such prior notice is legally permitted), in connection with any litigation to which you or the Agent or any one or more of the Lenders are a party and pursuant to which any such Person has been compelled or required to disclose such information in the reasonable opinion of counsel to such Person, (v) to a subsidiary or affiliate of yours, but subject to Section 11.08(b) of the Amended and Restated Credit Agreement; provided, that such subsidiary or affiliate shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information in accordance with the terms of this Confidentiality Agreement (vi) to the Independent Engineer, the Insurance Advisor or to other experts engaged by the Agent, any Lender or the Collateral Agent in connection with the Amended and Restated Credit Agreement and the transactions contemplated thereby (provided, that such other expert first executes and delivers to you a Confidentiality Agreement substantially in the form hereof), (vii) to the extent that such Confidential Information is required to be disclosed to a Government Authority in connection with a tax audit or dispute, (viii) in connection with any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under the Amended and Restated Credit Agreement or the obligations of any Project Party under any other Project Document or to the extent in the public domain (except for any Confidential Information in the public domain as a result of this Confidentiality Agreement or Section 11.08 of the Amended and Restated Credit Agreement), or (ix) to the extent to which the Borrower gives its prior written consent to the making of such disclosure. You agree that you will notify the Agent as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

In the event you do not become a Participant or Lender under the Amended and Restated Credit Agreement, you shall be obligated to return or destroy any materials furnished to you (or furnished to you by any disclosee, as permitted by the paragraph immediately above) pursuant to this Confidentiality Agreement, without retaining any copies thereof unless prohibited from doing so by your internal policies and procedures.

You shall have no obligation hereunder with respect to any Confidential Information to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by you, one of your affiliates, or your respective representatives and agents, in violation of this Confidentiality Agreement, (ii) was within your possession prior to its being furnished to you pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower, its affiliates or any other party with respect to such information or (iii) is or becomes available to you on a non-confidential basis from a source other than the Borrower, its affiliates and their respective

- 2 -	EXHIBIT I TO CREDIT AGREEMENT

representatives and agents; provided, that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower, its affiliates or any other party with respect to such information.

Subject to the last sentence of this paragraph, [                    ] agrees to indemnify us for any and all liabilities and breaches of this Confidentiality Agreement. The Borrower is the intended beneficiary of this Confidentiality Agreement. [                    ] agrees that money damages would not be a sufficient remedy for any breaches under this Confidentiality Agreement by it or its representatives or agents and the Agent shall be entitled to specific performance and injunctive relief, without proof of actual damages, as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies under this Confidentiality Agreement, but shall be in addition to all other remedies available at law or in equity to the Agent. Neither the Agent nor we shall be liable to you for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory or liability arising out of or relating to, or any act, omission or event occurring in connection with this Confidentiality Agreement, and you hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in your favor.

This Confidentiality Agreement contains the sole and entire agreement between you and us with respect to Confidential Information. If any portion of this Confidentiality Agreement is for any reason held to be invalid or illegal or unenforceable by any court of competent jurisdiction, such portion will be deemed to be separate, distinct and independent and the remainder of this Confidentiality Agreement will be and remain in full force an effect and will not be invalidated or rendered invalid or illegal or unenforceable or otherwise affected by such holding or adjudication.

This Confidentiality Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

This Confidentiality Agreement may be amended, modified or waived only by a separate written instrument executed by you and us.

This Confidentiality Agreement shall terminate on the date occurring three years from the date hereof unless and until you become a Participant or Lender under the Amended and Restated Credit Agreement, in which case the terms of the Amended and Restated Credit Agreement shall immediately supersede the terms of this Confidentiality Agreement.

This Confidentiality Agreement may be governed by and construed in accordance with the laws of the State of New York.

- 3 -	EXHIBIT I TO CREDIT AGREEMENT

Please indicate your agreement to the foregoing by signing at the place provided below the enclosed copy of this Confidentiality Agreement.

Very truly yours,

[NAME OF LENDER], as Lender under the Amended and Restated Credit Agreement referred to above

By:
Name:
Title:

By:
Name:
Title:

The foregoing is agreed to as of the date of this letter:

[Name of prospective Participant or assignee]

By:
Name:
Title:

- 4 -	EXHIBIT I TO CREDIT AGREEMENT

EXHIBIT J

to Amended and Restated Credit Agreement

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of February 25, 2005 (this “Agreement”), is made among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), SOCIÉTÉ GÉNÉRALE as administrative agent (the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION as collateral agent (the “Collateral Agent”) on behalf of and for the benefit of the Secured Parties.

RECITALS

A. Pursuant to the Credit Agreement, dated as of February 25, 2005 (the “Credit Agreement”), among the Borrower, each of the lenders that is or may from time to time become a party thereto (collectively, the “Lenders”), SOCIÉTÉ GÉNÉRALE, in its capacities as a Lender and as Agent for the Lenders (in such capacity, the “Agent”), and HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent, the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement. In addition, the Borrower may, from time to time, be obligated to various of said Lenders (or their Affiliates) in respect of Permitted Swap Agreements (as defined in the Credit Agreement).

B. It is a requirement under the Credit Agreement and a condition precedent to the making of the Loans that the Borrower shall have executed and delivered this Agreement.

C. To induce the Lenders to enter into, and extend credit under, the Credit Agreement and the Permitted Swap Agreements, the Borrower has agreed to pledge and grant a security interest in the Collateral to the Collateral Agent as collateral security for the Secured Obligations.

NOW THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used in this Agreement that are defined in the Credit Agreement (including those terms incorporated by reference) shall have the respective meanings assigned to them in the Credit Agreement.

(b) The terms “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General

- 1 -	EXHIBIT J TO CREDIT AGREEMENT

Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Payment Intangible”, “Proceeds”, “Record” and “Software” shall have the respective meanings ascribed thereto in Article 9 of the Uniform Commercial Code. In addition to the terms defined in the preamble, recitals and the first sentence of this Section 1.01(b), the following terms shall have the following respective meanings:

“Assigned Agreement” shall have the meaning assigned to that term in Section 2.01.

“Collateral” shall have the meaning assigned to that term in Section 2.01.

“Copyrights” shall mean, collectively, (a) all copyrights, copyright registrations and applications for copyright registrations, (b) all renewals and extensions of all copyrights, copyright registrations and applications for copyright registration and (c) all rights, now existing or hereafter coming into existence: (i) to all income, royalties, damages and other payments (including in respect of all past, present or future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world.

“Intellectual Property” shall mean all Copyrights, all Patents and all Trademarks, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets, (b) all licenses or user or other agreements granted to the Borrower with respect to any of the foregoing, in each case whether now or hereafter owned or used, (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs, (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured, (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Borrower, in each case, to the extent assignable and (g) all causes of action, claims and warranties now owned or hereafter acquired by the Borrower in respect of any of the foregoing.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Patents” shall mean, collectively, (a) all patents and patent applications, (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications and (c) all rights, now existing or hereafter coming into existence: (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the

- 2 -	EXHIBIT J TO CREDIT AGREEMENT

world, including all inventions and improvements described or discussed in all such patents and patent applications.

“Trademarks” shall mean, collectively, (a) all trade names, trademarks and service marks, logos, trademark and service mark registrations and applications for trademark and service mark registrations, (b) all renewals and extensions of any of the foregoing and (c) all rights, now existing or hereafter coming into existence: (i) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, “Trademark” does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as a Trademark for the purposes of this Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests hereunder in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02 Interpretation. The principles of construction and interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall apply to, and are hereby incorporated by reference in, this Agreement.

ARTICLE II

THE COLLATERAL

2.01 Grant. As collateral security for the prompt payment in full when due (whether at stated maturity, upon acceleration, on any optional or mandatory prepayment date or otherwise) and performance of the Secured Obligations, the Borrower hereby pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the following property, assets and revenues, whether now owned or in the future acquired by it and whether now existing or in the future coming into existence and wherever located (collectively, the “Collateral”):

(a) the Collateral Accounts and all amendments, extensions, renewals, and replacements thereof whether under the same or different account number, together with all funds, cash, monies, credit balances, financial assets, investments, Instruments, certificates of deposit, promissory notes, and any other property (including any Permitted Investments) at any time on deposit therein or credited to any of the foregoing, all rights to payment or withdrawal therefrom, and all proceeds, accounts receivable arising in the

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ordinary course, products, accessions, profits, gains, and interest thereon of or in respect of any of the foregoing;

(b) the agreements, contracts and documents listed in Annex A (including all exhibits and schedules thereto) and each additional Project Document to which the Borrower is or may from time to time be a party or of which it is or may from time to time be a beneficiary, whether executed by the Borrower or by an agent on behalf of the Borrower, as each such agreement, contract and document may be amended, supplemented or modified and in effect from time to time (such agreements, contracts and documents, being individually, an “Assigned Agreement”, and, collectively, the “Assigned Agreements”) including all rights of the Borrower (i) to receive moneys thereunder, whether or not earned by performance or for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of pursuant thereto, (ii) to receive proceeds of any performance or payment bond, liability or business interruption insurance, indemnity, warranty, guaranty or letters of credit with respect thereto, (iii) to all claims of the Borrower for damages arising out of, for breach of or default thereunder by any party other than the Borrower and (iv) to take any action to terminate, amend, supplement, modify or waive performance thereof, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(c) all Accounts, Deposit Accounts, Instruments, Documents, Chattel Paper (including Electronic Chattel Paper), Letters of Credit and Letter-of-Credit Rights, Inventory, Equipment, Fixtures (including, without limitation, those located on or forming part of the Site), Investment Property, Payment Intangibles, Software and, to the extent not already covered by the other enumerated categories of Collateral described in this clause (c), all Goods and General Intangibles; including, without limitation, all LNG and Gas owned by the Borrower and the Project to be constructed on or near the Site pursuant to the plans and specifications set forth in the EPC Contract, all other machinery, apparatus, installation facilities, including all goods of the Borrower that are spare parts and related supplies, and all goods obtained by the Borrower in exchange for any such goods, all substances, if any, commingled with or added to such goods, all upgrades and other improvements to such goods and all other tangible personal property owned by the Borrower or in which the Borrower has rights, and all fixtures and all parts thereof and accessions thereto;

(d) all Investment Property and “Financial Assets” and “Securities Account” (each as defined in the UCC);

(e) all Commercial Tort Claims;

(f) all Government Approvals now or hereafter held in the name, or for the benefit, of the Borrower or of the Project; provided, that any Government Approval that by its terms (other than to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC) or by operation of law would be breached or become void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder or if a security interest therein was granted hereunder, are,

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in each case, expressly excepted from the Collateral to the extent necessary so as to avoid such voidness, avoidability, terminability or revocability;

(g) all Records of the Borrower directly related to, or necessary for the use of, the foregoing Collateral included in clauses (a) - (e);

(h) all Intellectual Property; and

(i) all other tangible and intangible personal Property whatsoever of the Borrower and all cash, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, accessions, Equity Contribution Amounts, additions, substitutions and replacements of and to any and all of the foregoing, including all Proceeds of and to any of the Property the Borrower described in the preceding paragraphs of this Section 2.01 (including, without limitation, any Loss Proceeds or other Proceeds of insurance thereon (whether or not the Collateral Agent is loss payee thereof), and any indemnity, warranty or guarantee, payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above).

2.02 Perfection. Concurrently with the execution and delivery of this Agreement, the Borrower shall (a) file such financing statements and other documents in such offices as shall be necessary or as the Collateral Agent may reasonably request to perfect and establish the priority of the Liens granted by this Agreement, (b) subject to Section 2.05, deliver and pledge to the Collateral Agent any and all Instruments comprising any part of the Collateral, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request and (c) take all such other actions as shall be necessary or as the Collateral Agent may reasonably request to perfect and establish the priority of the Liens granted by this Agreement.

2.03 Preservation and Protection of Security Interests. The Borrower shall:

(a) subject to Section 2.05, upon the acquisition after the date hereof by the Borrower of any Instruments comprising any part of the Collateral, promptly deliver and pledge to the Collateral Agent all such Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request;

(b) give, execute, deliver, file or record any and all financing statements, notices, contracts, agreements or other instruments, obtain any and all Government Approvals and take any and all steps that may be necessary or as the Collateral Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Collateral Agent to exercise and enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens;

(c) maintain, hold and preserve full and accurate Records concerning the Collateral, and stamp or otherwise mark such Records in such manner as may reasonably be required in order to reflect the Liens granted by this Agreement; and

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(d) at any time upon request of the Collateral Agent, cause the Collateral Agent to be listed as the lienholder on any certificate of title or ownership covering any Motor Vehicle (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Agent.

2.04 Attorney-in-Fact. Subject to the rights of the Borrower under Sections 2.05 and 2.06, the Borrower hereby appoints the Collateral Agent as its attorney-in-fact for the purpose of carrying out the provisions of this Agreement and, following the occurrence and during the continuation of an Event of Default, taking any action and executing any instruments which the Collateral Agent may deem necessary or reasonably advisable to accomplish the purposes of this Agreement, to preserve the validity, perfection and priority of the Liens granted by this Agreement and to exercise its rights, remedies, powers and privileges under Article VI of this Agreement. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall be entitled under this Agreement, following the occurrence and during the continuation of an Event of Default (a) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral, (b) to receive, endorse and collect any Instruments or other drafts, documents and Chattel Paper in connection with clause (a) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums), (c) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or reasonably advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral and (d) to execute, in connection with any sale or disposition of the Collateral under Article VI, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

2.05 Instruments. So long as no Event of Default shall have occurred and be continuing, the Borrower may retain for collection in the ordinary course of business any Instruments comprising any part of the Collateral obtained by it in the ordinary course of business, and the Collateral Agent shall, promptly upon the request, and at the expense, of the Borrower make appropriate arrangements for making any Instruments pledged by the Borrower available to the Borrower for purposes of presentation, collection or renewal. Any such arrangement shall be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document. Proceeds of Instruments shall be applied by the Borrower in accordance with the terms and provisions of the Collateral Agency Agreement.

2.06 Use of Collateral. So long as no Event of Default shall have occurred and be continuing, the Borrower shall, in addition to its rights under Section 2.05 in respect of the Collateral, be entitled, subject to the rights, remedies, powers and privileges of the Collateral Agent under Articles III and VI, to use and possess the Collateral and to exercise its rights, title and interests therein in any lawful manner not prohibited by this Security Agreement, the Credit Agreement, or the other Financing Documents.

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2.07 Rights and Obligations.

(a) The Borrower shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Agreement had not been executed and delivered. The exercise by the Collateral Agent or any Lender of any right, remedy, power or privilege in respect of this Agreement shall not release the Borrower from any of its duties and obligations under such contracts and agreements. Neither the Collateral Agent nor any Lender shall have a duty, obligation or liability under such contracts and agreements or in respect to any Government Approval included in the Collateral by reason of this Agreement or any other Financing Document, nor shall the Collateral Agent or any Lender be obligated to perform any of the duties or obligations of the Borrower under any such contract or agreement or any such Government Approval or to take any action to collect or enforce any claim (for payment) under any such contract or agreement or Government Approval.

(b) No Lien granted by this Agreement in the Borrower’s right, title and interest in any contract, agreement or Government Approval shall be deemed to be a consent by the Collateral Agent or any Lender to any such contract, agreement or Government Approval.

(c) No reference in this Agreement to proceeds or to the sale or other disposition of Collateral shall authorize the Borrower to sell or otherwise dispose of any Collateral except to the extent otherwise expressly permitted by the terms of any Financing Document.

(d) Neither the Collateral Agent nor any Lender shall be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.

2.08 Continuing Security Interest; Termination. This Agreement shall create a continuing assignment of and security interest in the Collateral and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon the Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, transferees and assigns. Upon the occurrence of the Termination Date, this Agreement and each provision hereof (including any provision providing for the appointment of the Collateral Agent as attorney-in-fact for the Borrower) shall terminate, and upon receipt of written notice from the Agent that the Termination Date has occurred, the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect of the Collateral, to or on the order of the Borrower. The Collateral Agent shall also execute and deliver to the Borrower, at the Borrower’s expense, upon receipt of written notice from the Agent of such Termination Date, such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Liens granted by this Agreement.

2.09 Partial Release. Any distributions, payments or other releases from the Collateral Accounts (whether in the form of cash, Instruments or otherwise) properly made to or on behalf of the Borrower in accordance with the terms and conditions of the Collateral Agency

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Agreement and the other Financing Documents, including Restricted Payments, and any property comprising part of the Collateral sold or otherwise disposed of as permitted by, and in accordance with, Section 8.11(a) of the Credit Agreement shall, in each case, be released from the Liens granted hereunder and shall no longer be part of the Collateral. With respect to any property disposed of in accordance with Section 8.11(a) of the Credit Agreement, upon written confirmation from the Agent, which confirmation shall not be unreasonably withheld or delayed, the Collateral Agent shall execute such documents as the Borrower may reasonably request evidencing the release of the Lien created by any of the Financing Documents upon such property.

2.10 Intellectual Property. For the purpose of enabling the Collateral Agent to exercise its rights, remedies, powers and privileges under Article VI at that time or times as the Collateral Agent is lawfully entitled to exercise those rights, remedies, powers and privileges, and for no other purpose, the Borrower hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Borrower) to use, assign, license or sublicense any Intellectual Property of the Borrower which is directly related to, or necessary and incidental to the use of, any of the Collateral, together with reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of those items.

ARTICLE III

COLLATERAL ACCOUNTS

The Borrower agrees and confirms that (a) pursuant to the Collateral Agency Agreement, it has caused to be established at the Collateral Agent each of the Construction Account, Construction Payment Subaccount, Punchlist Retention Subaccount, the Operating Account, the Debt Service Reserve Account, the Debt Service Accrual Account, the Insurance Proceeds Account, the Income Tax Reserve Account, the Distribution Account and the Revenue Account, in each case in the name of the Collateral Agent and (b) it has instructed (or, on or before the effectiveness of each Project Document that is entered into after the date hereof, will instruct) each of the other parties to the Project Documents that all payments constituting Project Revenues due or to become due to the Borrower under or in connection with each such Project Document shall be made directly to the Collateral Agent for deposit to the Revenue Account in accordance with the terms of the Collateral Agency Agreement. If, notwithstanding the foregoing, any such payment or proceeds are remitted directly to the Borrower, the Borrower shall hold such funds in trust for the Collateral Agent and shall promptly remit such payments for deposit to the Revenue Account in accordance with the Collateral Agency Agreement. In addition to the foregoing, the Borrower agrees that if the proceeds of any Collateral hereunder (including the payments made in respect of the Collateral Accounts) shall be received by it, the Borrower shall as promptly as possible transfer such Proceeds to the Collateral Agent for deposit to the Reserve Account. Until so deposited, all such proceeds shall be held in trust by the Borrower for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of the Borrower.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

As of and on the date hereof, and as of and on the date of each extension of credit by the Lenders pursuant to the Credit Agreement, the Borrower represents and warrants to the Collateral Agent for the benefit of the Secured Parties as follows:

4.01 Title. The Borrower is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 2, and such Collateral is free and clear of all Liens, except for Permitted Liens.

4.02 No Other Financing Statements. The Borrower has not executed and is not aware of any currently effective financing statement or other instrument similar in effect that is on file in any recording office covering all or any part of the Borrower’s interest in the Collateral, except such as may have been filed pursuant to this Agreement and the other Financing Documents evidencing Permitted Liens, and so long as any portion of the Commitments have not been terminated or any of the Secured Obligations remain unpaid, the Borrower will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except for (i) financing statements filed or to be filed in respect of and covering the security interests granted hereby by the Borrower, (ii) financing statements filed or to be filed in respect of Permitted Liens or (iii) precautionary financing statements filed or to be filed in respect of operating leases of equipment entered into by the Borrower. The Borrower has not assigned any of its rights under the Instruments referred to in Section 2.01(c) except as expressly permitted under the Financing Documents. The Borrower has not consented to, and is not otherwise aware of, any Person, other than the Collateral Agent and Securities Intermediary, having either control (within the meaning of common law applicable to this Agreement), sole dominion, or “control” (within the meaning of the Uniform Commercial Code) over any interest in any Collateral Accounts or any funds or other property deposited therein.

4.03 Perfection Representations.

(a) The name of the Borrower shown on the signature pages to this Agreement is the exact legal name of the Borrower. The Borrower’s “location” (within the meaning of the Uniform Commercial Code) is Delaware. The offices where the Borrower keeps Records concerning the Collateral and a set of the original counterparts of the Assigned Agreements are located at the addresses specified for the Borrower in Section 10.02, or such other location as specified in the most recent notice delivered pursuant to Section 5.01.

(b) The Borrower has not (1) within the period of four months prior to the date hereof, changed its “location” (within the meaning of the UCC), (2) changed its name, or (3) heretofore become a “new debtor” (within the meaning of the UCC) with respect to a currently effective security agreement previously entered into by any other Person.

4.04 Other Perfection Matters. Upon the filing of financing statements or other appropriate instruments pursuant to the Uniform Commercial Code in the offices set forth on

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Schedule 4.04 attached hereto, the Collateral Agent’s Liens in the Collateral granted hereunder shall be valid, continuing (subject to any requirement of the Uniform Commercial Code with respect to the filing of continuation statements), and perfected to the extent any such Lien may be perfected by the filing of a financing statement or other appropriate instrument. Upon the execution and delivery of the Collateral Agency Agreement and the establishment of the Collateral Accounts, the Collateral Agent’s Liens in the Collateral Accounts and in any funds or other property from time to time deposited therein shall be valid, continuing, and perfected to the extent any such Lien may be perfected by “control” (within the meaning of the Uniform Commercial Code). All other action necessary or reasonably requested by the Collateral Agent to protect and perfect the Liens in the Collateral has been duly taken with respect to any Collateral that the Borrower now owns or in which the Borrower now has a right. The Liens granted by this Agreement in favor of the Collateral Agent for the benefit of the Secured Parties are subject to no other Liens, except Permitted Liens.

4.05 Fair Labor Standards Act. Any goods now or hereafter produced by the Borrower or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

ARTICLE V

COVENANTS

5.01 Books and Records. The Borrower shall (a) stamp or otherwise mark the Records in its possession that relate to the Collateral in such manner as the Collateral Agent may reasonably require in order to reflect the Liens granted by this Agreement and (b) give the Collateral Agent at least thirty (30) calendar days’ notice before it changes the office where the Borrower keeps the Records.

5.02 Legal Status. The Borrower shall not change its type of organization or jurisdiction of organization without the Collateral Agent’s prior written consent, not to be unreasonably withheld. The Borrower shall not change the name under which it does business from the name shown on the signature pages to this Agreement without giving the Collateral Agent thirty (30) days’ prior written notice.

5.03 Sales and Other Liens. The Borrower shall not (a) dispose of any Collateral (except as expressly permitted pursuant to any of the Financing Documents), (b) create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any Collateral or (c) file or suffer to be on file or authorize to be filed, in any jurisdiction, any financing statement or like instrument with respect to all or any part of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties (except for financing statements related to Permitted Liens and precautionary financing statements filed or to be filed in respect of operating leases of equipment entered into by the Borrower).

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5.04 Further Assurances.

(a) The Borrower agrees that, from time to time upon the written request of the Collateral Agent, the Borrower will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.

(b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law. Copies of any such statement or amendment thereto shall be promptly delivered to the Borrower.

(c) The Borrower shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all other expenses incident to the execution and acknowledgment of this Agreement, any agreement supplemental hereto and any instruments of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any agreement supplemental hereto and any instruments of further assurance.

ARTICLE VI

REMEDIES

6.01 Events of Default, Etc. Subject to the provisions of Section 10.05 hereof, if any Event of Default shall have occurred and be continuing:

(a) the Collateral Agent in its sole discretion may require the Borrower to, and the Borrower shall, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and the Borrower, designated in the Collateral Agent’s request;

(b) the Collateral Agent in its sole discretion may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of all or any part of the Collateral;

(c) the Collateral Agent in its sole discretion may, in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for all or any part of the Collateral, but shall be under no obligation to do so;

(d) the Collateral Agent in its sole discretion may, upon ten (10) Business Days’ prior written notice to the Borrower of the time and place, with respect to all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent or any other Secured Party or any of their respective agents, sell, lease or otherwise dispose of all or any part of such Collateral, at such place or places and at such time or times as the Collateral Agent deems best, for cash, on credit or for future delivery (without thereby assuming any credit risk) and at

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public or private sale, without demand of performance or notice of intention to effect any such disposition of or time or place of any such sale (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or any other Person may be the purchaser, lessee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released to the extent permitted by applicable Government Rule. The Collateral Agent shall not be obligated to make any sale pursuant to any such notice. The Collateral Agent may, in its sole discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable Government Rule. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the full selling price is paid by the purchaser thereof, but neither the Collateral Agent nor any other Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof; and

(e) the Collateral Agent shall have, and in its sole discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by applicable Government Rule, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner of the Collateral (and the Borrower agrees to take all such action as may be appropriate to give effect to such right).

The proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 6.01 shall be applied in accordance with Section 6.04.

6.02 Deficiency. If the proceeds of, or other realization upon, the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the other Secured Obligations, the Borrower shall remain liable for any deficiency.

6.03 Private Sale. The Collateral Agent and the Lenders shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner. To the extent

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permitted by applicable Government Rule, the Borrower hereby waives any claims against the Collateral Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.04 Application of Proceeds. Except as otherwise expressly provided in this Agreement, the proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under Section 6.01, and any other cash at the time held by the Collateral Agent under Article III or this Article VI at the time of the exercise of such remedies, shall be applied by the Collateral Agent in accordance with the terms of the Collateral Agency Agreement.

As used in this Article VI, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any property received under any bankruptcy, reorganization or other similar proceeding as to the Borrower or any issuer of, or account debtor or other Borrower on, any of the Collateral.

ARTICLE VII

COLLATERAL AGENT MAY PERFORM

If the Borrower fails to perfect or maintain the Liens created hereunder, or fails to maintain the required priority of the Liens created hereunder, the Collateral Agent may, but shall not be obligated to, (after three (3) Business Days’ notice to the Borrower), unless the Borrower is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Collateral Agent’s performance as specified herein, itself perform, or cause the performance of, such obligations, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower.

ARTICLE VIII

REINSTATEMENT

This Agreement and the Lien created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

ARTICLE IX

EXCULPATORY PROVISIONS

9.01 Exculpation of Collateral Agent. Notwithstanding anything herein to the contrary, the liability of the Collateral Agent shall be limited, and the Collateral Agent shall be entitled to indemnification and other protections as provided in Article VI of the Collateral Agency Agreement, which provisions are incorporated by reference as if set forth in full herein.

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ARTICLE X

MISCELLANEOUS

10.01 No Waiver; Remedies Cumulative. No failure or delay by any Secured Party in exercising any remedy, right, power or privilege under this Agreement or any other Financing Document shall operate as a waiver of that remedy, right, power or privilege, nor shall any single or partial exercise of that remedy, right, power or privilege preclude any other or further exercise of that remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. The remedies, rights, powers and privileges provided by this Agreement are cumulative and not exclusive of any remedies, rights, powers or privileges provided by the other Financing Documents or by applicable Government Rule.

10.02 Notices. All notices, requests and other communications provided for in this Agreement shall be given or made in writing (including by telecopy) and delivered to the intended recipient at the address specified below or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as provided in this Section 10.02.

If to the Borrower:

Sabine Pass LNG, L.P.

717 Texas Ave.

Ste 3100

Houston, TX 77002

Attn: Don Turkleson

If to the Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP

One Liberty Place

1650 Market Street, Suite 4900

Philadelphia, PA 19103

Attn: Peter Tucci, Esq.

10.03 Expenses. The Borrower hereby agrees to reimburse each of the Secured Parties for all reasonable costs and expenses incurred by them (including, without limitation, the fees and expenses of legal counsel) in connection with (a) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of

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participation in or other involvement with (i) performance by the Agent of any obligations of the Borrower in respect of the Collateral that the Borrower has failed or refused to perform, (ii) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (iii) judicial or regulatory proceedings and (iv) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (b) the enforcement of this Section 10.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Article II.

10.04 Amendments, Etc. No provision of this Agreement may be waived, modified or supplemented except by an instrument in writing signed by the Borrower, the Agent and the Collateral Agent. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same and shall be binding upon the Borrower and each of the Secured Parties, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

10.05 Successors and Assigns. This Agreement, together with the other Financing Documents, shall be binding upon and inure to the benefit of the Borrower, the Secured Parties, and each of their respective successors and permitted assigns. The Borrower shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

10.06 Actions Taken by Collateral Agent. All actions taken by the Collateral Agent shall be at the direction of the Agent with the consent of such Lenders as may be required by Section 9.01 or 10.09 of the Credit Agreement, as applicable.

10.07 Survival. Each representation and warranty made, or deemed to be made, in or pursuant to this Agreement shall survive the making or deemed making of that representation and warranty, and no Secured Party shall be deemed to have waived, by reason of making any extension of credit, any Default that may arise by reason of that representation or warranty proving to have been false or misleading, notwithstanding that such or any other Secured Party may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time that extension of credit was made.

10.08 Agreements Superseded. This Agreement, together with the other Financing Documents, constitutes the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and supersedes any and all prior agreements and understandings, written or oral, with respect to such matters.

10.09 Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement, and the invalidity, illegality or

- 15 -	EXHIBIT J TO CREDIT AGREEMENT

unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Captions. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party to this Agreement may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by hand or by telecopy shall be effective as the delivery of a fully executed counterpart of this Agreement.

10.12 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.13 Certain Matters Relating to Collateral Located in the State of Louisiana. With respect to Collateral which is located in the state of Louisiana, notwithstanding anything contained herein to the contrary:

(a) Acceleration Upon Default, Executory Process; Confession of Judgment. When an Event of Default has occurred and is continuing, the Collateral Agent may, at its option, declare the Secured Obligations at once due and payable without further demand, notice or putting the Borrower in default, and cause all and singular the Collateral to be seized and sold under executory or other legal process, issued by any court of competent jurisdiction, with or without appraisement, at the option of the Collateral Agent, to the highest bidder, for cash.

(b) Confession of Judgment. For purposes of foreclosure by executory process, the Borrower hereby confesses judgment in favor of the Collateral Agent for the full amount of the Secured Obligations, including principal and interest, together with all attorney’s fees and costs, and any and all monies that may become due to the Collateral Agent under the terms hereof or secured hereby.

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(c) Borrower’s Waiver of Rights. To the fullest extent permitted by law, the Borrower hereby waives:

(i) the benefit of appraisement provided for in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure, to the extent applicable, and all other laws conferring the same;

(ii) the demand and three (3) days notice of demand as provided in Articles 2639 and 2721 of the Louisiana Code of Civil Procedure;

(iii) the notice of seizure provided by Articles 2293 of the Louisiana Code of Civil Procedure; and

(iv) the three (3) days delay provided for in Articles 2331 and 2722 of the Louisiana Code of Civil Procedure.

(d) Special Appointment of Collateral Agent as Agent. In addition to all of the rights and remedies of the Collateral Agent hereunder, so long as this Agreement remains in effect, the Collateral Agent is, pursuant to Louisiana R.S. 9:5388, hereby appointed by the Borrower as agent and attorney-in-fact of the Borrower, coupled with an interest, to carry out and enforce all or any specified portion of the incorporeal rights comprising part of the Collateral.

(e) Civil Law Terminology. All references in this Agreement to “real property”, “personal property”, “easements” and “receiver” shall mean and include “immovable property”, “movable property”, “servitudes” and “keeper” respectively.

10.14 Waiver of Jury Trial. THE BORROWER AND THE COLLATERAL AGENT (ON BEHALF OF ITSELF AND EACH OTHER SECURED PARTY) HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – G.P., Inc. its General Partner

By:
Name:
Title:

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HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

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SOCIÉTÉ GÉNÉRALE, as Agent

By:
Name:
Title:

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ANNEX A

Project Documents

1.	Material Project Documents.

2.	Other Project Documents.

3.	Non-Material Project Documents.

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Schedule 4.04

UCC Filing Offices

1.	Secretary of State of the State of Delaware

2.	Clerk of Court of Cameron Parish, Louisiana, for inclusion in the Louisiana Secretary of State Master UCC Index

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EXHIBIT K

to Amended and Restated Credit Agreement

FORM OF COLLATERAL AGENCY AGREEMENT

- 1 -	EXHIBIT K TO CREDIT AGREEMENT

EXHIBIT L

to Amended and Restated Credit Agreement

FORM OF CONSENT AND AGREEMENT

THIS CONSENT AND AGREEMENT (this “Consent and Agreement”), dated as of [    ], is made among [                    ] (the “Obligor”), SABINE PASS LNG, L.P., a Delaware limited partnership (the “Assignor”), and HSBC Bank USA, National Association, in its capacity as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Assignor owns and is constructing a LNG receiving terminal in Cameron Parish, Louisiana, featuring a regasification design capacity of 4.0 billion cubic feet per day, two docks and five storage tanks (the “Project”). The Obligor and the Assignor have entered into the [             Agreement] dated as of [            ], (the “Assigned Agreement”). The Assignor, the Collateral Agent and certain other financial institutions are party to the Credit Agreement dated as of February 25, 2005 as amended, restated, supplemented or novated from time to time (the “Credit Agreement”) pursuant to which the financial institutions party thereto agreed to finance certain costs of developing, constructing and operating the Project. The Assignor and the Collateral Agent have entered into certain security documents in connection with the execution of the Credit Agreement (the “Security Documents”), pursuant to which the Assignor has pledged and assigned to the Collateral Agent a lien on, and a security interest in, all of the Assignor’s right, title and interest in the Assigned Agreement.

1. Consent and Agreement.

(a) The Obligor hereby acknowledges and irrevocably consents to the assignment by the Assignor of all its right, title and interest in the Assigned Agreement to the Collateral Agent as collateral security for the payment and performance by the Assignor of its obligations under the Credit Agreement.

(b) The Obligor acknowledges the right of the Collateral Agent, upon the occurrence and during the continuance of an event of default under the Credit Agreement, to exercise and enforce all rights of the Assignor under the Assigned Agreement in accordance with the terms of the Assigned Agreement.

(c) Upon the exercise by the Collateral Agent of any of the remedies set forth in the Security Documents, the Collateral Agent may assign its rights and interests and the rights and interests of the Assignor under the Assigned Agreement to any Person that (i) is a purchaser or transferee of the Assignor or the Project and (ii) assumes the obligations of the Assignor under the Assigned Agreement.

(d) The Obligor acknowledges and agrees, notwithstanding anything to the contrary contained in the Assigned Agreement, that neither of the following events shall constitute a default by the Assignor under the Assigned Agreement or require the consent of the Obligor: (i) the operation of the Project by or on behalf of the Collateral Agent following the occurrence and continuance of an event of default under the Credit Agreement and the related documents or (ii) foreclosure or any other enforcement of the Security Documents by the

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Collateral Agent; provided, that the actions taken pursuant to clauses (i) or (ii) otherwise comply with applicable law.

(e) Notwithstanding anything to the contrary in the Assigned Agreement, the Obligor shall not, without the prior written consent of the Collateral Agent, cancel, suspend performance under or terminate the Assigned Agreement unless the Obligor shall have delivered to the Collateral Agent written notice stating that it is entitled to do so under the Assigned Agreement and that it intends to exercise such right on a date not less than 90 days after the date of such notice. The Obligor’s notice shall specify the nature of the default giving rise to its right to cancel, suspend performance under or terminate the Assigned Agreement and the Obligor shall permit either the Assignor or the Collateral Agent or both to cure such default. Nothing herein shall require the Collateral Agent to cure any default of the Assignor under the Assigned Agreement or to perform any act, duty or obligation of the Assignor under the Assigned Agreement, but shall only give it the option to do so.

(f) In the event the Collateral Agent or its designee or assignee succeeds to the Assignor’s interest under the Assigned Agreement, whether by foreclosure or otherwise, the Collateral Agent or such designee or assignee shall assume liability for all of the Assignor’s obligations under the Assigned Agreement; provided, however, that such liability shall not include any liability for claims of the Obligor against the Assignor arising from the Assignor’s failure to perform during the period prior to the Collateral Agent’s or such designee’s or assignee’s succession to the Assignor’s interest in and under the Assigned Agreement. Except as set forth in the immediately preceding sentence, neither the Collateral Agent, its designee or assignee nor any other party secured by the Security Documents shall be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, including the performance of any cure of default permitted pursuant to paragraph (e) above, and the assignment of the Assigned Agreement by the Assignor to the Collateral Agent or its designee or assignee pursuant to the Security Documents shall not give rise to any duties or obligations owing to the Obligor on the part of any of the parties secured by the Security Documents.

(g) In the event that (i) the Assigned Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Assignor or (ii) the Assigned Agreement is terminated as a result of any bankruptcy or insolvency proceeding involving the Assignor, and if within 90 days after such rejection or termination, the Collateral Agent or its designee or assignee shall so request and shall certify in writing to the Obligor that it intends to perform the obligations of the Assignor as and to the extent required under the Assigned Agreement, the Obligor shall execute and deliver to the Collateral Agent or such designee or assignee a new agreement (“new Assigned Agreement”), (A) pursuant to which new Assigned Agreement the Obligor shall agree to perform the obligations contemplated to be performed by the Obligor under the original Assigned Agreement and the Collateral Agent or such designee or assignee shall agree to perform the obligations contemplated to be performed by the Assignor under the original Assigned Agreement, (B) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such rejection or termination and (C) which shall contain the same conditions, agreements, terms, provisions and limitations as the original Assigned Agreement (except for any requirements which have been fulfilled by the Assignor prior to such rejection or termination). References in this Consent and

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Agreement to an “Assigned Agreement” shall be deemed also to refer to the new Assigned Agreement.

(h) The Obligor shall deliver to the Collateral Agent at the address set forth on the signature pages hereof, or at such other address as the Collateral Agent may designate in writing from time to time to the Obligor, concurrently with the delivery thereof to the Assignor, a copy of each material notice, request or demand (other than such notices delivered in the ordinary course of business) given by the Obligor to the Assignor pursuant to the Assigned Agreement.

(i) In the event that the Collateral Agent or its designee(s), or any purchaser, transferee, grantee or assignee of the interests of the Collateral Agent or its designee(s) in the Project assumes or becomes liable under the Assigned Agreement, liability in respect of any and all obligations of any such Person under the Assigned Agreement shall be limited to such Person’s interest in the Project (and no officer, director, employee, shareholder or agent thereof shall have any liability with respect thereto).

2. Representations and Warranties. The Obligor hereby represents and warrants to the Collateral Agent that:

(a) The Obligor is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization and is duly qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts and the property its owns and intends to conduct and own.

(b) The Obligor has the full corporate power, authority and right to execute, deliver and perform its obligations hereunder and under the Assigned Agreement. The execution, delivery and performance by the Obligor of this Consent and Agreement and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action on the part of the Obligor. This Consent and Agreement and the Assigned Agreement have been duly executed and delivered by the Obligor and constitute the legal, valid and binding obligations of the Obligor enforceable against the Obligor in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity or law (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by the Obligor of this Consent and Agreement and the Assigned Agreement do not and will not (i) require any consent or approval of the board of directors of the Obligor or any shareholder of the Obligor which has not been obtained, and each such consent or approval that has been obtained is in full force and effect, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to the Obligor or any provision of the certificate of incorporation or by-laws of the Obligor, (iii) conflict with, result in a breach of or constitute a default under any provision of the certificate of

- 3 -	EXHIBIT L TO CREDIT AGREEMENT

incorporation, by-laws or other organic documents or any resolution of the board of directors or any other material agreement, lease or instrument to which the Obligor is a party or by which the Obligor or its properties and assets are bound or affected or (iv) result in, or require the creation or imposition of, any lien upon or with respect to any of the assets or properties of the Obligor now owned or hereafter acquired.

(d) This Consent and Agreement (assuming the due authorization, execution and delivery by, and binding effect on, the Collateral Agent and the Assignor) and the Assigned Agreement (assuming the due authorization, execution and delivery by, and the binding effect on, the Assignor) are in full force and effect.

(e) There is no action, suit or proceeding at law or in equity by or before any Governmental Authority, arbitral tribunal or other body now pending or to the actual knowledge of the Obligor, threatened against the Obligor or any of its properties, rights or assets that could reasonably be expected to (i) have a material adverse effect on the Obligor or its ability to perform its obligations hereunder or under the Assigned Agreement or (ii) question the validity, binding effect or enforceability hereof or of the Assigned Agreement or any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby.

(f) The Obligor is not, to its actual knowledge, in default under any covenant or obligation hereunder or under the Assigned Agreement and to its actual knowledge no such default has occurred prior to the date hereof. To the actual knowledge of the Obligor, the Assignor is not in default under any covenant or obligation of the Assigned Agreement and no such default has occurred prior to the date hereof. To the actual knowledge of the Obligor, after giving effect to the assignment by the Assignor to the Collateral Agent of the Assigned Agreement pursuant to the Security Documents, and after giving effect to the acknowledgment of and consent to such assignment by the Obligor (as constituted by this Consent and Agreement), there exists no event or condition that would constitute a default, or that would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement.

(g) This Consent and Agreement and the Assigned Agreement, and any other agreement specifically contemplated herein or therein, constitute and include all agreements entered into by the Obligor and Assignor relating to, and required for the consummation of, the transactions contemplated by this Consent and Agreement and the Assigned Agreement.

3. Arrangements Regarding Payments. All payments to be made by the Obligor to the Assignor under the Assigned Agreement shall be made in lawful money of the United States of America in immediately available funds, directly to the following account: [                    ] (or to such other person or entity and at such other address as the Collateral Agent may from time to time specify in writing to the Obligor). The Assignor hereby authorizes and directs the Obligor to make such payments as aforesaid and agrees that such payments shall satisfy the Obligor’s obligations to pay such amounts to the Assignor under the Assigned Agreements.

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4. Collateral Agent. The Collateral Agent represents and warrants to the Obligor that it is acting on behalf of the Secured Parties and is authorized to bind and does hereby bind the Secured Parties to the obligations of the Collateral Agent herein.

5. Miscellaneous.

(a) This Consent and Agreement shall be binding upon the successors and assigns of the Obligor.

(b) No amendment or waiver of any provisions of this Consent and Agreement or consent to any departure by the Obligor from any provisions of this Consent and Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(c) No failure on the part of the Collateral agent or any of its agents or on the part of the Obligor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONSENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONSENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) This Consent and Agreement may be executed in one or more counterparts with the same effect as if such signatures were upon the same instrument.

(g) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the other Secured Parties in order to carry out the intentions of the parties hereto as

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nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(h) Headings appearing herein are used solely for convenience and are not intended to affect the interpretation of any provision of this Consent and Agreement.

(i) This Consent and Agreement shall terminate upon the indefeasible payment in full of all amounts owed under the Credit Agreement or upon the assignment of the Assigned Agreement by the Obligor in accordance with the terms of the Assigned Agreement and this Consent and Agreement if the assignee executes and delivers to the Collateral Agent a consent and agreement substantially similar to this Consent and Agreement and in a form acceptable to the Collateral Agent.

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IN WITNESS WHEREOF, each of the undersigned by its officer duly authorized has caused this Consent and Agreement to be duly executed and delivered as of the first date written above.

[OBLIGOR]

By:
Name:
Title:

Address for Notices:

SABINE PASS LNG, L.P.

By: Sabine Pass LNG- GP, Inc., its General Partner

By:
Name:
Title:

Address for Notices:

[ ],
as Collateral Agent

By:
Name:
Title:

Address for Notices:

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EXHIBIT M

to Amended and Restated Credit Agreement

PHASE 1 CHANGE ORDER (SECTION 8.20(a)(i)(D))

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EXHIBIT N

to Amended and Restated Credit Agreement

INTENTIONALLY OMITTED

- 1 -	EXHIBIT N TO CREDIT AGREEMENT

EXHIBIT O

to Amended and Restated Credit Agreement

FORM OF OPINION OF COUNSEL TO THE PHASE 2 CONSTRUCTION CONTRACTORS

[                    ], 2006

Sabine Pass LNG, L.P.

717 Texas Avenue, Suite 3100

Houston, TX 77002

Société Générale,

as Administrative Agent

1221 Avenue of the Americas

New York, NY 10020

Each of the Secured Parties (as defined in the Credit Agreement referred to below)

Ladies and Gentlemen:

We have acted as special counsel for             , a             [corporation][limited liability company] (“Contractor”), in connection with the execution and delivery of [(i)] that              Contract dated as of [            , 2006] (the “Contract”) between Contractor and Sabine Pass LNG, L.P., a Delaware limited partnership (“Owner”), (ii) that Consent and Agreement, dated as of [            , 2006] (the “Consent”) between Contractor, Owner and HSBC Bank USA, National Association, as Collateral Agent [and (iii) that Guaranty, dated as of [            , 2006] (the “Guaranty”), by             , a             [corporation][limited liability company], as guarantor (“Guarantor”), in favor of Owner, in connection with the Contract]. The Contract, Consent [and Guaranty] are herein referred to as the “Opinion Documents” and Contractor [and Guarantor] [is] [are] herein referred to as the “Obligor[s].”

In connection with the opinions expressed in this letter, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render the opinions expressed in this letter. The documents so reviewed have included the originals or copies, certified or otherwise identified to our satisfaction, of certain corporate records and documents of Obligor[s], and we have relied on the accuracy and completeness of all factual matters set forth in such corporate records, documents, and certificates, as well as the representations and warranties as to factual matters set forth in the Opinion Documents.

For purposes of the opinions expressed herein, we have assumed (i) the genuineness of all signatures (other than signatures on behalf of Obligor[s]) on all documents submitted to us as

- 1 -	EXHIBIT O TO CREDIT AGREEMENT

originals, and (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have further assumed that (i) Owner has all requisite power and authority to enter into and perform its obligations under the Opinion Documents, (ii) each of the Opinion Documents has been duly authorized, executed and delivered by the parties thereto other than the Obligor[s], and constitutes the legal, valid and binding obligation of the parties thereto other than the Obligor[s].

Based on the foregoing, it is our opinion that:

1. Obligor[s] is [are] a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of the State of [            ], and qualified to do business and in good standing under the laws of the State of Louisiana.

2. [Each] Obligor has the [corporate][limited liability company] power and authority to carry on its business and own its properties and assets, and to execute and deliver and to perform its obligations under, the Opinion Documents to which it is a party.

3. The execution and delivery by [each] Obligor of, and performance by [each] Obligor of its obligations under, the Opinion Documents to which it is a party has been duly authorized by all necessary [corporate][limited liability company] action of [such] Obligor. [Each] Obligor has duly executed and delivered the Opinion Documents to which it is a party.

4. Each of the Opinion Documents to which [each] Obligor is a party constitutes the valid and binding obligation of [such] Obligor, enforceable against [such] Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance, and other similar laws affecting the rights and remedies of creditors generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5. The execution and delivery by [each] Obligor of the Opinion Documents to which it is a party and the performance by it of its obligations thereunder do not and will not (a) conflict with or result in a violation of any law, rule or regulation applicable to it, (b) conflict with or result in a violation of any provision of its organizational documents, or (c) violate, breach or result in a default under, or result in the imposition of any lien upon any property of such Obligor pursuant to, any existing obligation of or restriction on such Obligor under any other material agreement, instrument or indenture.

6. No authorization, consent or other approval of, or registration, declaration or other filing with, any governmental authority of the United States of America, the State of [            ] or the State of New York, as applicable on the part of [each] Obligor for the execution, delivery and performance by [such] Obligor of the Opinion Documents to which it is a party, other than those routine consents or other approvals required to be

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obtained during the ordinary course of the performance of or the of the execution of the work.

7. To our knowledge, there is no action, suit or proceeding pending or threatened against or affecting [any] Obligor before any court, governmental or regulatory authority or arbitrator, which seeks to affect the enforceability of the Opinion Documents to which it is a party or which, if determined adversely to such Obligor, would reasonably be expected to have a material adverse effect on the ability of such Obligor to perform its obligations under the Opinion Documents to which it is a party.

8. A Texas state court of competent jurisdiction or a Federal court of competent jurisdiction sitting in the State of Texas applying Texas conflicts of law principles, if properly presented with the choice of law issue, should honor the choice of Texas law to govern such Opinion Documents which have expressly chosen Texas law. To ensure the legality, validity, enforceability and admissibility into evidence of the Opinion Documents in the courts of the State of [            ] or a Federal court sitting in the State of [            ] (collectively, the “Courts”), it is not necessary for any reason to register, record, file or notarize the Opinion Documents with any court or other governmental authority in the State of [            ]. Each of the Opinion Documents is in a form capable of enforcement in the Courts and all conditions and actions required to be fulfilled and performed to make the Opinion Documents admissible in evidence in the Courts have been fulfilled and performed.

9. In a case properly argued and presented, a [            ] court or a Federal court sitting in [            ] and applying [            ] conflict of law principles, would give effect to the provisions of the Opinion Documents selecting New York law as governing and would apply the substantive laws of the State of New York in construing the Opinion Documents. A final judgment granting or denying recovery of a sum of money (other than a judgment for taxes, fines or other penalties) rendered against [each] Obligor in respect of the Opinion Documents to which it is a party by a foreign court to which such Obligor has submitted, or is otherwise subject to jurisdiction, should be recognized and enforced by the Courts without reexamination of the merits of the case.

This opinion letter is provided to you for your exclusive use solely in connection with the transactions contemplated by the Opinion Documents and may not be relied upon by any other person other than your permitted successors, assigns and your counsel or for any other purpose without our prior written consent. The opinions and confirmation of facts expressed in this letter are strictly limited to the matters stated in this letter as of the date hereof, and no other opinions or confirmations of fact are to be implied or inferred. We undertake no obligation to advise you or any other person or entity of changes of law or fact that occur after the date of this letter, whether or not such change may affect any of the opinions expressed herein.

Very truly yours,

[            ]

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EXHIBIT P

to Amended and Restated Credit Agreement

FORM OF OPINION OF SPECIAL REGULATORY COUNSEL TO THE

BORROWER

July 21, 2006

To each of the Secured Parties (as defined in the

Credit Agreement referred to below)

File No.: 15323-7

Ladies and Gentlemen:

We have acted as special environmental and state energy regulatory counsel to HSBC Bank USA, National Association, as collateral agent, (the “Collateral Agent”) and Société Générale, as agent, (the “Agent”) in connection with the transactions contemplated by that certain First Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of July 21, 2006 among Sabine Pass LNG, L.P., a Delaware limited partnership (the “Company”), the Collateral Agent, the Agent and the lenders from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The scope of this opinion is limited to the federal and state environmental laws (“Environmental Laws”) and state laws relating to the regulation of public utilities and of natural gas (“Energy Laws”) listed in Exhibit A attached to this opinion. This opinion relates to the Project, as defined herein, but specifically excludes any opinion relating to the Natural Gas Pipeline Facilities, as defined herein, and any related permits or authorizations required in connection with the construction, operation or interconnection of such pipeline system and the transportation of natural gas, including the rates for such transportation. This opinion further excludes any opinion related to the “Well,” defined in the Noble Option Agreement.

For purposes of this opinion letter:

1.	“Environmental Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Government Authority required under the Environmental Laws.

2.	“Energy Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Government Authority required under the Energy Laws.

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3.	“Project” means the LNG receiving terminal in Cameron Parish, Louisiana, featuring a regasification design capacity of approximately 2.6 billion cubic feet per day, two docks and three storage tanks with an aggregate capacity of approximately 480,000 cubic meters, currently under construction and owned by the Company, together with an expansion of such facilities to be constructed and owned by Borrower, such expansion to increase the regasification design capacity to an aggregate, together with the original facility, of approximately 4.0 billion cubic feet per day, and add two additional storage tanks providing an aggregate capacity of approximately 320,000 cubic meters, but excluding (a) the Natural Gas Pipeline Facilities or any other pipeline outside the Site, and (b) the “Well” and other “Property” defined in the Noble Option Agreement.

4.	“Natural Gas Pipeline Facilities” means Cheniere Sabine Pass Pipeline Company’s 16-mile long, 42-inch diameter pipeline from the Project to Johnsons Bayou, Louisiana, more specifically described in Federal Energy Regulatory Commission (FERC) Docket Nos. CP04-38-000, CP04-38-001, CP04-39-000 and CP04-40-000, and the additional pipeline and associated facilities more specifically described in FERC Docket No. CP05-396-000, or as otherwise authorized by FERC pursuant to Section 7(c) of the NGA or any extension or replacement thereof or any other pipeline on the Site requiring authorization from FERC pursuant to Section 7(c) of the NGA.

For the purposes of giving the opinions stated in this letter, we have examined each of the following documents:

(A)	the Credit Agreement;

(B)	the EPC Contract;

(C)	the Management Services Agreement;

(D)	the O&M Agreement;

(E)	the Lease Agreements;

(F)	the Chevron TUA; and

(G)	the Total TUA.

We have also made such examination of law and have examined such other certificates, documents, records and opinions as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents provided to us as originals, and the conformity to authentic original documents of all documents provided to us as certified, conformed, photostatic or electronic copies. We have also assumed that the statements and factual conclusions therein are true, accurate and complete, and that any representations (oral or written) made to us by the Company, Government Authorities or their representatives are true. As to questions of fact material to the following opinions, when relevant facts were not

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independently established, we have relied upon representations of the Company or its designees, and public officials.

For purposes of this opinion, we have assumed that all parties have all requisite power and authority and have taken all necessary action to properly exercise their power and authority with regard to the execution and delivery of all submittals related to the application for, maintenance of and compliance with the Environmental Permits to which they are parties.

For purposes of this opinion, we have assumed that the Government Authorities having responsibility for processing and/or issuing the Environmental Permits and handling other similar or related requirements applicable to the Company or the Project have acted within the scope of their authority and performed their legal duties and obligations, including without limitation the processing and issuance of Environmental Permits for the Project and the provision of legal notices when required.

For purposes of this opinion, we have further assumed that the Company will site, construct and operate the Project in accordance with its application filed in FERC Docket No. CP04-47-000 and any relevant FERC orders issued therefrom.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1. There are no Environmental Permits required to be obtained by the Company, the Operator or the Manager for the Project other than the Environmental Permits obtained as described in Exhibit B and Environmental Permits to be obtained as described in Exhibit C attached hereto. Exhibits B and C list all Environmental Permits required under the Environmental Laws to enable the Company to site, own, develop and construct, and with regards to the Operator and Manager, to operate and maintain, the Project. Except to the extent qualified or limited expressly herein or in Exhibit B or C, each Environmental Permit identified in Exhibit B has been issued or assigned to the Company, the Operator or the Manager, and is in full force and effect. Based exclusively on the certification identified in Exhibit D, none of the permits described in Exhibit C, which are still subject to appeal, have been administratively or judicially appealed by any party.

2. There are no Energy Permits required under the Energy Laws to be obtained by the Company to site, own, develop, and construct, and with regards to the Operator and Manager, to operate and maintain, the Project.

3. The Company, solely as a result of the siting, owning, developing and constructing of the Project, and/or the Operator and Manager, solely as a result of the operation and maintenance of the Project, or the entering into or performance under the Project Documents or any agreements or transactions contemplated by the Project Documents, either will not be deemed subject to regulation, or will be exempt from regulation, under the Energy Laws.

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The opinions set forth above are subject to the following qualifications:

(a) We advise you that the Company has represented to us that it is in compliance with the various conditions and limitations in the Environmental Permits. The Company must continue to comply with the Environmental Permits in order to maintain those permits. We are not expressing any opinion as to the present environmental condition of the Site, the effect, if any, of existing conditions at the Site on the operation of the Project or the Project’s compliance with applicable federal, state or local environmental laws, rules or regulations. We are not aware of contamination at the Site that would affect the issuance or maintenance of Environmental Permits.

(b) Although we reviewed certain Environmental Permits and regulatory correspondence in the Company’s files, we did not conduct an environmental audit or assessment of the Site or a complete review of Government Authority files, and we expressly exclude the following: (1) except to the extent such facts may otherwise be known to us, any facts or circumstances that have not been disclosed to us by or on behalf of the Company or its representatives; (2) the physical circumstances relating to the siting, construction and operation of the Project that would require a detailed physical inspection; and (3) future deviations, if any, from the site plans or information contained in the applications for Environmental Permits.

(c) We render no opinion as to any license, permit, exemption, consent, waiver, certification or registration required under any law other than an Environmental Law or Energy Law.

(d) We render no opinion as to engineering or technical matters associated with the actual performance of the Project, or as to the quality, quantity or impact of effluent, emissions or waste produced by the Project.

(e) We render no opinion as to the Project’s compliance with obligations to make routine or periodic registrations pursuant to federal, state and local toxic and “right-to-know” requirements and workplace safety requirements.

(f) We advise you that the Company has represented to us that the FERC, in Docket CP04-47-000, has approved the application of the Company for authority to site, construct and operate the Project as a Liquefied Natural Gas Import Facility under Section 3(a) of the Natural Gas Act, 15 U.S.C. 717(b)(a) and 18 C.F.R. Parts 153 and 380. However, in the event any party to the Project Documents engages in the sale of natural gas moving by pipeline to local distributing systems for resale, the Louisiana Public Service Commission (“LPSC”) may be able to exert jurisdiction over that party, and such party may be classified as a “public utility” under current Energy Laws. Additionally, authorization from the LPSC may be required prior to engaging in such activities.

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(g) We render no opinion as to any license, permit, exemption, consent, waiver, certification or registration required due to the siting, construction, operation or interconnection of the Natural Gas Pipeline Facilities or the transportation of natural gas, including rates thereof, over the Natural Gas Pipeline Facilities.

(h) We render no opinion as to any building permits.

We render this opinion only with respect to the Environmental Laws and Energy Laws in effect on the date of this letter, and we disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur after this date or to otherwise update this opinion.

This letter is solely for your benefit, and the benefit of any persons who are from time to time lenders under the Credit Agreement, and no other persons shall be entitled to rely upon this letter.

Very truly yours,

Kean, Miller, Hawthorne, D’Armond,

McCowan & Jarman, L.L.P.

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EXHIBIT A

ENVIRONMENTAL LAWS

Federal Laws/Regulations

Federal Clean Air Act, as amended, 42 U.S.C.A. § 7401 et seq. (including regulations promulgated thereunder)

Federal Water Pollution Control Act, as amended, 33 U.S.C.A. § 1251 et seq. (including regulations promulgated thereunder)

Rivers and Harbors Act of 1899, as amended, 33 U.S.C.A. § 403 (including regulations promulgated thereunder)

National Environmental Policy Act, as amended, 42 U.S.C.A. § 4321 et seq (including regulations promulgated thereunder)

Endangered Species Act, as amended, 16 U.S.C.A. § 1531 et seq (including regulations promulgated thereunder)

Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.A. § 9601 et seq. (including regulations promulgated thereunder)

Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C.A. § 11001 et seq. (including regulations promulgated thereunder)

National Historic Preservation Act, as amended, 16 U.S.C.A. § 470 et seq. (including regulations promulgated thereunder)

Oil Pollution Act of 1990, as amended, 33 U.S.C.A. § 2701 et seq. (including regulations promulgated thereunder)

Pollution Prevention Act of 1990, as amended, 42 U.S.C.A. § 13101 et seq. (including regulations promulgated thereunder)

Safe Drinking Water Act, as amended, 42 U.S.C.A. § 300f et seq. (including regulations promulgated thereunder)

Solid Waste Disposal Act, as amended and recodified in the Resource Conservation and Recovery Act of 1976, 42 U.S.C.A. § 6944 et seq. (including regulations promulgated thereunder)

Toxic Substances Control Act, as amended, 15 U.S.C.A. § 2601 et seq. (including regulations promulgated thereunder)

Hazardous Material Transportation Act, as amended, 49 U.S.C.A. § 5101 et seq. (including regulations promulgated thereunder)

Natural Gas Pipeline Safety Act, as amended, 49 U.S.C.A. § 60101 et seq. (including regulations promulgated thereunder)

Title 14 Code of Federal Regulations, Federal Aviation Administration Regulations (Stack Height Notice)

State Laws

Louisiana Environmental Quality Act, La. R.S. 30:2001, et seq. (including regulations promulgated thereunder)

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EXHIBIT A (CONT.)

Local Laws

Cameron Parish Zoning Ordinance

ENERGY LAWS

Article IV, Section 21 of the Louisiana Constitution, Chapters 5 and 9 of Title 45 of the Louisiana Revised Statutes, and the rules and orders in effect and issued by the Louisiana Public Service Commission thereunder

Article IX, Section 2 of the Louisiana Constitution, Chapters 7 of Title 30 of the Louisiana Revised Statutes, and the rules and orders in effect and issued by the Office of Conservation, Department of Natural Resources thereunder

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EXHIBIT B

Applicable Permits or Approvals Obtained

Permit	Issuing Agency(ies)	Date Issued
Section 10/404 Jurisdictional Determination (33 C.F.R. Parts 320-330)	U.S. Army Corps of Engineers, Galveston District (Corps)	December 8, 2003

Section 10/404 Construction Permit No. 23426 (33 C.F.R. Parts 320-330)	Corps	February 11, 2005

Approval for Additional Temporary workspaces	Corps	March 17, 2005

Amendment to USACE Permit No. 23426(01), authorizing placement of dredge material from construction dock.	Corps	August 15, 2005

Amendment to USACE Permit No. 23426, authorizing use of mechanical dredge at berth.	Corps	January 3, 2006

Amendment to USACE Permit No. 23426 (33 C.F.R. Parts 320-330) (Related to Expansion)	Corps	July 19, 2006

Part 70 Operating Permit No. 0560-00214-V0 (LAC 33:III.507)	Louisiana Department of Environmental Quality (LDEQ)	November 24, 2004

Prevention of Significant Deterioration (PSD) Air Permit No. PSD-LA-703 (LAC 33:III.509)	LDEQ	November 24, 2004

Coastal Use Permit/Consistency Determination No. P20040708	La. Department of Natural Resources – Coastal Management Division (LDNR-CMD)	January 7, 2005

Amendment to Permit P20040708 (approving additional temporary workspace)	LDNR-CMD	March, 8, 2005

Mitigation Approval under Permit P20040708	LDNR-CMD	March 10, 2005

Amendment to Permit No. P20040708 (Related to Expansion)	LDNR-CMD	June 2, 2006

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Applicable Permits or Approvals Obtained

Permit	Issuing Agency(ies)	Date Issued
Notice of Intent, Storm Water General Permit for Construction Activities Greater than 5 Acres (Amendment Exempted by June 12, 2006 Federal Register Rulemaking. See, 71 Fed. Reg. 33,628).	LDEQ	January 28, 2005 (notification provided)

Water Quality Certification (TR 040609-04) (letter)	LDEQ	December 16, 2004

Revision to Water Quality Certification for construction dock (TR 040609-04)	LDEQ	September 7, 2005

Revision to Water Quality Certification for mechanical dredge methodology (TR 040609-04)	LDEQ	December 1, 2005

Water Quality Certification (TR 40609-04/AI119267/CER 20060001) (letter) (Related to Expansion)	LDEQ	March 30, 2006

Notification of Groundwater Certification (letter) (Not Required for Expansion)	LDEQ	July 23, 2004

Final Environmental Impact Statement, FERC Docket No. CP04-47-000	Federal Energy Regulatory Commission (FERC)	November 12, 2004

Order Granting Authority under Section 3 of Natural Gas Act, FERC Docket No. CP04-47-000	FERC	December 21, 2004

Native American Consultation	Addressed by FERC in FEIS	August 7, 2003 August 2, 2004 March 30, 2004

Environmental Assessment, Docket No. CP05-396-000 (Related to Expansion)	FERC	May 5, 2006

Order Granting Authority under Section 3 of Natural Gas Act, FERC Docket No. CP05-396-000 (Related to Expansion)	FERC	June 15, 2006

Native American Consultation (Related to Expansion)	Addressed by FERC in Environmental Assessment	June 20, 2005 July 13, 2005 July 18, 2005 July 19, 2005 July 20, 2005

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Applicable Permits or Approvals Obtained

Permit	Issuing Agency(ies)	Date Issued
Waterways Suitability Assessment Waterway Suitability Report (33 C.F.R. Part 127)	U.S. Department of Homeland Security (USDHS) U.S. Coast Guard (USCF)	March 7, 2006

Determination re: Impact of Dredged Material Disposal Plan (letter) (Not Required for Expansion)	U.S. Fish & Wildlife Service (USF&W)	October 15, 2004

Threatened or Endangered Species Review and Clearance	USF&W; Louisiana Department of Wildlife and Fisheries (LDWF)	October 15, 2004 August 20, 2003

Threatened or Endangered Species Review and Clearance (Related to Expansion)	USF&W LDWF	June 29, 2005 July 14, 2005

Variance from Restriction related to Warm Water Fisheries Time-of-Year Restriction (letter) (Not Required for Expansion)	LDWF	October 5, 2004

Approval of Aquatic Resources Mitigation Plan	USF&W LDWF	December 21, 2004

Approval of Aquatic Resources Mitigation Plan (Related to Expansion)	USF&W LDWF	Part of 404 Permit

Approval of Final Phase I Cultural Resources Survey (letter) (Not Required for Expansion)	Louisiana Office of Cultural Development, Division of Archaeology	January 12, 2005

Review of Creole Nature Trail View (verbal approval) (Not Required for Expansion)	Louisiana Department of Culture, Recreation and Tourism	March 30, 2004

Historic Preservation Approval	Louisiana Division of Historic Preservation	August 16, 2004

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Applicable Permits or Approvals Obtained

Permit	Issuing Agency(ies)	Date Issued
Historic Preservation Approval (Related to Expansion)	Louisiana Division of Historic Preservation	July 6, 2005

Approval of Mitigation and Monitoring Plan (letter) (Not Required for Expansion)	National Marine Fisheries Service	December 28, 2004

Cameron Parish Floodplain Administrator (Police Jury) (Letter of No Objection for Expansion)	Construction Permit/Variance	July 1, 2004 July 18, 2005

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EXHIBIT C

Applicable Permits or Approvals to be Obtained

Permit	Issuing Agency	Note
Notice of Intent to Discharge Storm Water pursuant to Storm Water General Permit for Industrial Activities (Multi-Sector GP No. LAR05N189)	LDEQ	Exempt per LAC 33:IX.2511.A.2

LPDES Sanitary Wastewater Permit	LDEQ	Permit required prior to operation of facility

Hydrostatic Water Discharge Permit	LDEQ	Permit required for tanks prior to operation of facility

Spill Prevention, Control & Countermeasure (SPCC) Plan 40 CFR Part 112; 33 LAC IX.Ch.9	LDEQ	Plan required prior to operation of facility

Modification to Part 70 Operating Permit No. 0560-00214-V0 (LAC 33:III.507) (Related to Expansion)	LDEQ	Permit required prior to construction of facility

Modification to Prevention of Significant Deterioration (PSD) Air Permit No. PSD-LA-703 (LAC 33:III.509) (Related to Expansion)	LDEQ	Permit required prior to construction of facility

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